EXHIBIT 10.1
CREDIT AGREEMENT

DATED AS OF

November 5, 2018

AMONG

FRANK’S INTERNATIONAL MANAGEMENT B.V.
acting as sole general partner and on behalf of
the limited partnership (commanditaire vennootschap)
FRANK’S INTERNATIONAL C.V.,
FRANK’S INTERNATIONAL, LLC, AND
BLACKHAWK GROUP HOLDINGS, LLC
AS BORROWERS,

THE LOAN GUARANTORS FROM TIME TO TIME PARTY HERETO,

THE LENDERS FROM TIME TO TIME PARTY HERETO

AND

JPMORGAN CHASE BANK, N.A.,
AS ADMINISTRATIVE AGENT AND AN ISSUING BANK

JPMORGAN CHASE BANK, N.A.,
AS SOLE BOOKRUNNER AND SOLE LEAD ARRANGER

509265-2130-15343-Active.25699682.17

TABLE OF CONTENTS
Page
ARTICLE I
DEFINITIONS
ARTICLE II
THE CREDITS

i
509265-2130-15343-Active.25699682.17

ARTICLE III
REPRESENTATIONS AND WARRANTIES
ARTICLE IV
CONDITIONS

Section 4.01	Effective Date	74
Section 4.02	Each Credit Event	78

509265-2130-15343-Active.25699682.17

ARTICLE V
AFFIRMATIVE COVENANTS
ARTICLE VI
NEGATIVE COVENANTS
ARTICLE VII
EVENTS OF DEFAULT

Section 7.01	Events of Default	95

509265-2130-15343-Active.25699682.17

ARTICLE VIII
THE ADMINISTRATIVE AGENT
ARTICLE IX
MISCELLANEOUS

509265-2130-15343-Active.25699682.17

ARTICLE X
LOAN GUARANTY
ARTICLE XI
BORROWER REPRESENTATIVE

Section 11.01	Appointment; Nature of Relationship	123
Section 11.02	Powers	124
Section 11.03	Employment of Agents	124
Section 11.04	Notices	124
Section 11.05	Successor Borrower Representative	124
Section 11.06	Execution of Loan Documents; Borrowing Base Certificate	124
Section 11.07	Reporting	124

v
509265-2130-15343-Active.25699682.17

Schedules and Exhibits

Schedule A	Commitment Schedule
Schedule B	Loan Parties Schedule
Schedule 2.07	Existing Letters of Credit
Schedule 3.06	Disclosed Matters
Schedule 3.13	Insurance
Schedule 3.14	Capitalization and Subsidiaries
Schedule 3.21	Affiliate Transactions
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.04	Existing Investments
Schedule 6.06	Sale and Leaseback Transactions
Schedule 6.10	Existing Restrictions
Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrowing Base Certificate
Exhibit C	Form of Collateral Access Agreement
Exhibit D	Form of Compliance Certificate
Exhibit E	Joinder Agreement
Exhibit F-1	U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-2	U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-3	U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-4	U.S. Tax Certificate (For Foreign that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G	Commitment Increase Agreement
Exhibit H	Additional Lender Agreement

509265-2130-15343-Active.25699682.17

CREDIT AGREEMENT
CREDIT AGREEMENT dated as of November 5, 2018 (as it may be amended or modified from time to time, this “Agreement”) among FRANK’S INTERNATIONAL MANAGEMENT B.V., a private limited liability company organized and existing under the laws of the Netherlands (“FIMBV”), acting as sole general partner and on behalf of FRANK’S INTERNATIONAL C.V., a Dutch limited partnership and registered with the Dutch trade register under number 58482067 (“FICV” and, FIMBV acting as sole general partner and on behalf of FICV, “FICV Borrower”), FRANK’S INTERNATIONAL, LLC, a Texas limited liability company (“FILLC”), BLACKHAWK GROUP HOLDINGS, LLC, a Delaware limited liability company (“Blackhawk”, together with FICV Borrower and FILLC, collectively, the “Borrowers”, and each individually, a “Borrower”), the other Loan Parties party hereto from time to time, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”), and as an Issuing Bank.
The parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.
“Account” has the meaning assigned to such term in the U.S. Security Agreement.
“Account Debtor” means any Person obligated on an Account.
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Group member (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.
“Activation Period” means (a) the period commencing on the first date on which an Event of Default has occurred and (b) the period commencing on the first date on which Availability is, for a period of two consecutive calendar days, less than the greater of (i) $12,500,000 and (ii) 15% of the lesser of the Borrowing Base and the Aggregate Commitment, and continuing at all times until the date upon which (A) for the preceding thirty (30) consecutive day period, Availability has been equal to at least the greater of (x) $12,500,000 and (y) 15% of the lesser of the Borrowing Base and the Aggregate Commitment and (B) no Default is in existence.
“Additional Lender Agreement” has the meaning assigned to such term in Section 2.10(f).

509265-2130-15343-Active.25699682.17

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” has the meaning assigned to such term in the preamble hereof.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.
“Allocable Amount” has the meaning given to such term in Section 10.10.
“Agent Parties” has the meaning assigned to such term in Section 9.01(d)(ii).
“Aggregate Commitment” means, at any time, the aggregate of the Commitments of all of the Lenders, as increased or reduced from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Commitment is $100,000,000.
“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders at such time.
“Agreed Currency” has the meaning assigned to such term in Section 2.24.
“Agreement” has the meaning assigned to such term in the preamble hereof.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.15 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Alternative Currency” means any lawful currency (other than dollars) reasonably acceptable to the Administrative Agent and the applicable Issuing Bank and which is freely transferable and convertible into dollars and is freely available to the applicable Issuing Bank.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Loan Parties or any of their Subsidiaries from time to time concerning or relating to bribery or corruption.

509265-2130-15343-Active.25699682.17

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure, and Overadvances, a percentage equal to a fraction, the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment (provided that, if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Revolving Exposure at that time), and (b) with respect to Protective Advances or with respect to the Aggregate Revolving Exposure, a percentage based upon its share of the Aggregate Revolving Exposure and the unused Commitments; provided that, in accordance with Section 2.21, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the calculations under clauses (a) and (b) above.
“Applicable Period” has the meaning assigned to such term in the definition of “Applicable Rate” hereof.
“Applicable Rate” means, for any day:
(a)    with respect to any commitment fees payable hereunder, the applicable rate per annum set forth below under the caption “Commitment Fee Rate”, based upon the average daily unused portion of the Aggregate Commitment of the Borrowers during the calendar month prior to the month in which such day falls, as set forth below under the caption “Unused Commitment”:

Unused Commitment	Commitment Fee Rate
Category 1 > 50%	0.375%
Category 2 < 50%	0.250%
and (b) with respect to any Loan payable hereunder, the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurodollar Spread”, as the case may be, based upon the Leverage Ratio as of the most recent determination date, provided that until the delivery to the Administrative Agent, pursuant to Section 5.01, of the consolidated financial information for the Parent’s first fiscal quarter ending after the Effective Date, the “Applicable Rate” shall be the applicable rates per annum set forth below in Category 3:

Leverage Ratio	ABR Spread	Eurodollar Spread
Category 1 > 2.0 to 1.0	1.50%	2.50%
Category 2 ≤ 2.0 to 1.0 but ≥ 1.0 to 1.0	1.25%	2.25%
Category 3 < 1.0 to 1.0	1.00%	2.00%
For purposes of the foregoing clause (b), (i) the Applicable Rate for each fiscal quarter of the Parent shall be determined as of the end of the immediately preceding fiscal quarter of the Parent based upon the Parent’s quarterly consolidated financial statements delivered pursuant to Section 5.01 and (ii) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the date of delivery to the Administrative Agent of such consolidated financial statements indicating the

509265-2130-15343-Active.25699682.17

next such change in the Leverage Ratio which would result in a change in the Applicable Rate, provided that the Leverage Ratio shall be deemed to be in Category 1 if the Borrower Representative fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01 during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.
In the event that any consolidated financial statements or compliance certificate required to be delivered pursuant to Section 5.01 is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, and only in such case, then the Borrower Representative shall immediately (A) deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, (B) determine the Applicable Rate for such Applicable Period based upon the corrected compliance certificate, and (C) within ten (10) Business Days of determination and demand by the Administrative Agent, pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.19. The preceding sentence is in addition to the rights of the Administrative Agent and the Lenders with respect to Section 2.14 and Article VII and their other respective rights under this Agreement.
“Approved Fund” has the meaning assigned to such term in Section 9.04.
“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent. The Borrowers shall be third party beneficiaries of such assumption by the assignee of the obligations of the assigning Lender with respect to obligations owing to the Borrowers under this Agreement, as modified by such Assignment and Assumption.
“Availability” means, at any time, an amount equal to (a) the lesser of (i) the Aggregate Commitment and (ii) the Borrowing Base minus (b) the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings) at such time.
“Availability Period” means the period from and including the Effective Date to but excluding the Maturity Date.
“Available Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings) at such time.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Banking Services” means each and any of the following bank services provided to any Loan Party or its Subsidiaries by and entered into with any Person, that, at the time it enters into a Banking

509265-2130-15343-Active.25699682.17

Services Agreement, is a Lender or Lead Arranger or an Affiliate of a Lender or a Lead Arranger: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts, cash pooling services, and interstate depository network services);.
“Banking Services Agreement” means any agreement to provide Banking Services.
“Banking Services Obligations” means any and all obligations of the Loan Parties or their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq.
“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Banking Services Reserves” means all reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.
“Beneficial Owner” means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“Blackhawk” has the meaning assigned to such term in the preamble hereof.
“Board” means the Board of Governors of the Federal Reserve System of the U.S.

509265-2130-15343-Active.25699682.17

“Borrower” or “Borrowers” has the meaning assigned to such term in the preamble hereof.
“Borrower Representative” has the meaning assigned to such term in Section 11.01.
“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Protective Advance and (c) an Overadvance.
“Borrowing Base” means, at any time, the sum of
(a)    90% of the Loan Parties’ Eligible Accounts (other than Eligible Unbilled Accounts) owed by an Investment Grade Account Debtor at such time, plus
(b)    85% of the Loan Parties’ Eligible Accounts (other than Eligible Unbilled Accounts) that are not owed by an Investment Grade Account Debtor, plus
(c)    the lesser of (i) 75% of the Loan Parties’ Eligible Unbilled Accounts at such time and (ii) $7,500,000, plus
(c)    the product of 85% multiplied by the Net Orderly Liquidation Value percentage (by Inventory category) identified in the most recent Inventory appraisal obtained by the Administrative Agent multiplied by the Loan Parties’ Eligible Inventory, valued at the current book value, determined on a first-in-first-out basis, minus
(d)    any Reserves.
The Administrative Agent may, in its Permitted Discretion, upon not less than three (3) Business Days’ prior written notice to the Borrower Representative, (i) establish or adjust the Reserves, or, (ii) if an Event of Default has occurred and is continuing, (x) reduce the advance rates set forth above, or (y) reduce one or more of the other elements used in computing the Borrowing Base. During such three (3) Business Day period, the Administrative Agent shall, if requested by the Borrower Representative, discuss any such Reserve or change with the Borrower Representative and, to the extent applicable, the Loan Parties may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change, in each case, in a manner and to the extent satisfactory to the Administrative Agent; provided that (a) the amount of any such Reserve or change shall have a reasonable relationship to the event, condition or other matter that is the basis for such reserve or such change and (b) no Reserves or changes shall be duplicative of Reserves or changes already expressly accounted for through eligibility criteria related to Eligible Accounts and Eligible Unbilled Accounts.
“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B or another form which is acceptable to the Administrative Agent in its sole discretion.
“Borrowing Request” means a request by the Borrower Representative for a Borrowing in accordance with Section 2.03.
“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.10 (but subject to the proviso following such clauses).

509265-2130-15343-Active.25699682.17

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for general business in London.
“Capital Expenditures” means, without duplication, any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Group prepared in accordance with GAAP.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“CFC” means a “controlled foreign corporation” as defined in Section 957 of the Code.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), other than the Mosing Family, of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent; or (b) occupation at any time of a majority of the seats (other than vacant seats) on the supervisory board (raad van commissarissen) of the Parent by Persons who were not (i) members of the supervisory board of the Parent on the date of this Agreement or (ii) nominated by the Mosing Family (as defined in the articles of association of the Parent) or the supervisory board.
“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Charges” has the meaning assigned to such term in Section 9.17.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Protective Advances, or Overadvances.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.

509265-2130-15343-Active.25699682.17

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be, become or be required to be, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, to secure the Secured Obligations; provided, however, that notwithstanding anything to the contrary herein or in any Loan Document, the Collateral shall not include any Excluded Assets.
“Collateral Access Agreement” means any landlord waiver or other agreement, substantially in the form of Exhibit C or in such other form that is in form and substance reasonably satisfactory to the Administrative Agent, between the Administrative Agent and any third party (including any bailee, consignee, customs broker or other similar Person) in possession of any Collateral or any landlord of any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, supplemented or otherwise modified from time to time.
“Collateral Deposit Account” has the meaning assigned to such term in the U.S. Security Agreement.
“Collateral Documents” means, collectively, the U.S. Security Agreement, the Dutch Security Agreements, the Deposit Account Control Agreements, the Commodity Account Control Agreements, the Securities Account Control Agreements and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, control agreements, pledge agreements, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether theretofore, now or hereafter executed by any Loan Party and delivered to the Administrative Agent.
“Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding commercial Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements relating to commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Commercial LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Commercial LC Exposure at such time.
“Commitment” means, with respect to each Lender, the commitment, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Overadvances, and Protective Advances hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to Section 2.10 and assignment by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.
“Commitment Schedule” means the Schedule A attached hereto identified as such.
“Commodity Account” has the meaning assigned to such term in the U.S. Security Agreement.
“Commodity Account Control Agreement” has the meaning assigned to such term in the U.S. Security Agreement.

509265-2130-15343-Active.25699682.17

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning assigned to such term in Section 9.01(d).
“Competitor” means any Person that is a bona fide direct competitor of the Borrowers or any Subsidiary in the same industry or a substantially similar industry which offers a substantially similar product or service as the Borrowers or any Subsidiary.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, provided that in no event shall any natural person that serves as a director or manager of, or holds any office or other position in, any Person be deemed to Control such Person solely as a result of serving in such capacity or holding such office or other position. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Account” means a Deposit Account, Commodity Account or Securities Account of any U.S. Loan Party that is subject to a Deposit Account Control Agreement, Commodity Account Control Agreement, or Securities Account Control Agreement, respectively.
“Controlled Disbursement Account” means one or more Deposit Accounts of the U.S. Borrowers maintained with the Administrative Agent as a zero balance, cash management account pursuant to and under any agreement between a U.S. Borrower and the Administrative Agent, as modified and amended from time to time, and through which all disbursements of such U.S. Borrower, any other U.S. Loan Party and any designated Subsidiary of the U.S. Borrowers are made and settled on a daily basis with no uninvested balance remaining overnight.
“Credit Party” means the Administrative Agent, the Issuing Bank, or any other Lender.
“DDA Access Product” means the bank service provided to any Loan Party by JPMCB in its sole discretion consisting of direct access to schedule payments from the Funding Accounts by electronic, internet or other access mechanisms that may be agreed upon from time to time by JPMCB and the Borrowers and the funding of such payments under the Loan Borrowing Option in the DDA Access Product Agreement.
“DDA Access Product Agreement” means JPMCB’s Treasury Services End of Day Investment & Loan Sweep Service Terms, as in effect on the date of this Agreement, as the same may be amended from time to time.
“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

509265-2130-15343-Active.25699682.17

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, (b) has notified any Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become, or has a direct or indirect parent company that has become, the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.
“Deposit Account” has the meaning assigned to such term in the U.S. Security Agreement.
“Deposit Account Control Agreement” has the meaning assigned to such term in the U.S. Security Agreement.
“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule 3.06.
“Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than another Equity Interest (which would not constitute a Disqualified Equity Interest), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of such change of control or asset sale event shall be subject to prior Payment in Full), or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than any Equity Interest (which would not constitute a Disqualified Equity Interest) at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Maturity Date; provided that if such Equity Interest is issued pursuant to any plan for the benefit of the Borrower or its Subsidiaries or their officers or employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by any Borrower or Group member in order to satisfy applicable statutory or regulatory obligations.
“Dividing Person” has the meaning assigned to it in the definition of “Division”.
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.
“Document” has the meaning assigned to such term in the U.S. Security Agreement.

509265-2130-15343-Active.25699682.17

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Thompson Reuters Corp. (“Reuters”) source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.
“dollars” or “$” refers to lawful money of the U.S.
“Domestic Subsidiary” means a Subsidiary organized or created under the laws of a jurisdiction located in the U.S.
“Dutch Loan Party” means each Loan Party organized or incorporated under the laws of The Netherlands.
“Dutch Security Agreements” means

(a)
the Dutch deed of pledge of shares, dated the date hereof, among Frank's International N.V. and Frank’s International LP B.V. as pledgors, Frank’s International Management B.V., Frank’s International Partners B.V. and Frank’s International LP B.V. as companies and the Administrative Agent as pledgee;

(b)
the Dutch deed of pledge of memberships, dated the date hereof, among Frank’s International C.V. as pledgor, Frank’s International Coöperatief U.A. as cooperative and the Administrative Agent as pledgee;

(c)
the Dutch deed of pledge of partnership interests, dated the date hereof, among Frank’s International Management B.V., Frank’s International LP B.V. and Frank’s International Partners B.V. as pledgors, Frank's International C.V. as partnership and the Administrative Agent as pledgee; and

(d)	the Dutch pledge agreement, dated the date hereof, among the Dutch Loan Parties as pledgors and the Administrative Agent as pledgee.
“EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) taxes based on income, profits or capital gains, including franchise and similar taxes (net of any tax refunds received during such period), (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary non-cash charges for such period, (v) any other non-cash charges (including non-cash losses on Swap Agreements) for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory), (vi) the amount of costs,

509265-2130-15343-Active.25699682.17

expenses and fees paid during such period in connection with the Transactions, and (vii) any premiums, fees, expenses or charges in connection with any Permitted Acquisition, permitted issuance of Equity Interests, Investment, or any sale, transfer or other disposition of assets; provided that clauses (vi) and (vii) shall not exceed in the aggregate 5.0% of EBITDA in any applicable period, minus (b) without duplication and to the extent included in Net Income for such period, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) above taken in a prior period and (ii) any extraordinary gains and any non-cash items of income (including non-cash gains on Swap Agreements) for such period, all calculated for the Group on a consolidated basis in accordance with GAAP.
“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for the Borrowers, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Eligible Accounts” means, at any time, the Accounts of the Loan Parties, other than any Account:
(a)    which is not subject to a first priority perfected security interest in favor of the Administrative Agent;
(b)    which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;

509265-2130-15343-Active.25699682.17

(c) (i) with respect to which the scheduled due date is more than ninety (90) days after the date of the original invoice therefor, (ii) which is unpaid more than ninety (90) days after the date of the original invoice therefor or more than sixty (60) days after the original due date therefor (“Overage”) (when calculating the amount under this clause (ii), for the same Account Debtor, the Administrative Agent shall include the net amount of such Overage and add back any credits, but only to the extent that such credits do not exceed the total gross receivables from such Account Debtor, or (iii) which has been written off the books of the Loan Parties or otherwise designated as uncollectible;
(d)    which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;
(e)    which is owing by (i) an Investment Grade Account Debtor to the extent the aggregate amount of Accounts owing from such Investment Grade Account Debtor and its Affiliates to the Loan Parties exceeds 30% of the aggregate Eligible Accounts or (ii) any other Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Loan Parties exceeds 20% of the aggregate Eligible Accounts, but, in each case, only to the extent of such excess;
(f)    with respect to which any covenant, representation or warranty contained in this Agreement or in the U.S. Security Agreement has been breached in any material respect or is not true in any material respect (in each case, without duplication of any materiality qualifier contained therein);
(g)    which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent in its Permitted Discretion which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon any Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;
(h) (i) for which the goods giving rise to such Account have not been shipped to the Account Debtor, (ii) for which the services giving rise to such Account have not been performed by any Loan Party or (iii) if such Account was invoiced more than once;
(i)    with respect to which any check or other instrument of payment has been returned uncollected for any reason;
(j)    which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the Administrative Agent), (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

509265-2130-15343-Active.25699682.17

(k)    which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., or the District of Columbia, or Canada, or any province of Canada unless, in any such case, such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent; provided that, up to $5,000,000 in the aggregate of Accounts owing by Account Debtors which (x) do not maintain their chief executive offices in the U.S. (including any territory thereof) or Canada or (y) are not organized under applicable law of the U.S. or Canada, may be included as Eligible Accounts despite the foregoing provisions of this clause (k), so long as each such Account Debtor is, or is a subsidiary of, an Investment Grade Account Debtor;
(l)    which is owed in any currency other than dollars;
(m)    which is owed by (i) any Governmental Authority of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent, or (ii) any Governmental Authority of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction;
(n)    which is owed by any Affiliate of any Loan Party or any employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates;
(o)    which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;
(p)    which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;
(q)    which is evidenced by any promissory note, chattel paper or instrument;
(r)    which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the applicable Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless the applicable Loan Party has filed such report or qualified to do business in such jurisdiction or (ii) which is a Sanctioned Person;
(s)    with respect to which any Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business but only to the extent of any such reduction, or any Account which was partially paid and any Loan Party created a new receivable for the unpaid portion of such Account;
(t)    which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

509265-2130-15343-Active.25699682.17

(u)    which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than the applicable Loan Party has or has had an ownership interest in such goods, or which indicates any party other than the applicable Loan Party as payee or remittance party; or
(v)    which was created on cash on delivery terms.
In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that any applicable Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Loan Party to reduce the amount of such Account.
“Eligible Inventory” means, at any time, the Inventory of the Loan Parties, other than any Inventory:
(a)    which is not subject to a first priority perfected Lien in favor of the Administrative Agent;
(b)    which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;
(c)    which is, in the Administrative Agent’s Permitted Discretion, obsolete, unmerchantable, defective, used, unfit for use or sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;
(d)    with respect to which any covenant, representation or warranty contained in this Agreement or in the U.S. Security Agreement has been breached in any material respect or is not true in any material respect in each case, without duplication of any materiality qualifier contained therein) and which does not conform to all standards imposed by any Governmental Authority having authority over such Inventory or the use or sale thereof;
(e)    in which any Person other than the applicable Loan Party shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;
(f)    which (i) is not finished goods or which constitutes raw materials, or (ii) constitutes subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

509265-2130-15343-Active.25699682.17

(g)    which is not located in the U.S. or is in transit with a common carrier from vendors and suppliers;
(h)    which is located in any location leased by any Loan Party unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Rent Reserve for rent, charges and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;
(i)    which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Rent Reserve has been established by the Administrative Agent in its Permitted Discretion;
(j)    which is being processed offsite at a third party location or outside processor, or is in-transit to or from such third party location or outside processor;
(k)    which is the subject of a consignment by any Loan Party as consignor;
(l)    which is perishable;
(m)    which contains or bears any intellectual property rights licensed to the applicable Loan Party unless the Administrative Agent is satisfied in its Permitted Discretion that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;
(n)    which is not reflected in a current perpetual inventory report of the Loan Parties;
(o)    for which reclamation rights have been asserted by the seller; or
(p)    which has been acquired from a Sanctioned Person.
In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.
“Eligible Unbilled Accounts” means, with respect to each Loan Party, each Account of a Loan Party that would be an Eligible Account but for the fact that such Account has not been invoiced, in each case arising in the ordinary course of business; provided that, no more than thirty (30) days have elapsed from the date on which the goods or services to which such Account related were delivered or performed.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters (to the extent related to the exposure of any Person to Hazardous Materials or otherwise relating to occupational health and workplace safety).

509265-2130-15343-Active.25699682.17

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Group member directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, or (d) the Release or threatened Release of any Hazardous Materials into the environment.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or is under common control with a Borrower under Section 4001(a)(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan subject to Title IV of ERISA (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, with respect to a Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans subject to Title IV of ERISA or to appoint a trustee to administer any such Plan; (f) the incurrence by any Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of any Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition upon any Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, or in critical status, within the meaning of Title IV of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Section 7.01.
“Excluded Assets” has the meaning assigned to such term in the U.S. Security Agreement and the Dutch Security Agreements.

509265-2130-15343-Active.25699682.17

“Excluded Deposit Accounts” means (i) any Deposit Accounts used solely for trust, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party or any of its Subsidiaries, (ii) zero balance accounts, (iii) trust accounts or (iv) other accounts with funds on deposit with an average weekly balance for two weeks of any four week period less than $250,000 individually for any single account and $1,000,000 in the aggregate for all such other accounts.
“Excluded Domestic Subsidiary” means any Domestic Subsidiary that is (a) a FSHCO or (b) is owned directly or indirectly by a CFC.
“Excluded Subsidiary” means (a) all FSHCOs and First-Tier Foreign Subsidiaries, in each case, whose Equity Interests are not subject to a first priority, perfected Lien in favor of the Administrative Agent in accordance with and subject to the limits in Section 5.13(a) and (b) all other Subsidiaries of the Parent that are not Loan Parties and that are not required to become Guarantors or have their respective Equity Interests pledged as Collateral in favor of the Administrative Agent pursuant to the requirements of Section 5.13.
“Excluded Swap Obligation” means, with respect to any Loan Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.20(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.18(f); and (d) any Taxes imposed under FATCA.
“Existing Letters of Credit” means each letter of credit listed on Schedule 2.07.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or

509265-2130-15343-Active.25699682.17

practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that, if the Federal Funds Effective Rate as so determined shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“FICV” has the meaning assigned to such term in the preamble hereof.
“FICV Borrower” has the meaning assigned to such term in the preamble hereof.
“FILLC” has the meaning assigned to such term in the preamble hereof.
“FIMBV” has the meaning assigned to such term in the preamble hereof.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of a Borrower.
“First-Tier Foreign Subsidiary” means a Foreign Subsidiary that is a direct Subsidiary of the Borrowers or any Domestic Subsidiary (other than any Excluded Domestic Subsidiary).
“Fixed Charge Coverage Ratio” means, at any date, the ratio of (a) EBITDA minus Unfinanced Capital Expenditures to (b) Fixed Charges, all calculated for the period of four (4) consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date).
“Fixed Charges” means, for any period, without duplication, cash Interest Expense, plus scheduled principal payments on Indebtedness, plus expenses for taxes paid in cash, plus Restricted Payments paid in cash by the Parent, plus Capital Lease Obligation payments actually made, plus, to the extent not deducted in the calculation of EBITDA for such period, cash contributions to any Plan (if any), all calculated for the Group on a consolidated basis in accordance with GAAP.
“Flood Laws” has the meaning assigned to such term in Section 8.10.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Loan Party” means each Loan Party which is not a U.S. Loan Party.
“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.
“FSHCO” means any Domestic Subsidiary with no material assets or business activities other than the ownership or management of Equity Interests or Indebtedness in one or more CFCs.
“Funding Account” has the meaning assigned to such term in Section 4.01(i).

509265-2130-15343-Active.25699682.17

“GAAP” means generally accepted accounting principles in the U.S.
“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Group” means the Parent and its subsidiaries other than any Excluded Subsidiary.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.
“Hazardous Materials” means: (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical.
“IFRS” means the body of pronouncements issued by the International Accounting Standards Board (IASB), including International Financial Reporting Standards and interpretations approved by the IASB, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee and adapted for use in the European Union.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate.”
“Indebtedness” of any Person means, without duplication as to such Person or any group of Persons, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid on or prior to the due date of such obligations, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current trade accounts

509265-2130-15343-Active.25699682.17

and other accounts payable, in each case, incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any earn-out (which shall be valued in accordance with GAAP), (l) any other Off-Balance Sheet Liability, (m) obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Swap Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction and (n) Disqualified Equity Interests. The Indebtedness of any Person shall include, without duplication as to such Persons, the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a) hereof, Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(b).
“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).
“Information” has the meaning assigned to such term in Section 9.12.
“Interest Election Request” means a request by the Borrower Representative to convert or continue a Borrowing in accordance with Section 2.09.
“Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Group for such period with respect to all outstanding Indebtedness of the Group (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Group for such period in accordance with GAAP.
“Interest Payment Date” means (a) with respect to any ABR Loan, the first Business Day of each calendar month, upon any prepayment due to acceleration and the Maturity Date, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period), upon any prepayment and the Maturity Date.
“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Eurodollar Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), two (2), three (3) or six (6) months thereafter, as the Borrower Representative may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest

509265-2130-15343-Active.25699682.17

Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Inventory” has the meaning assigned to such term in the U.S. Security Agreement.
“Investment” has the meaning assigned to such term in Section 6.04.
“Investment Grade Account Debtor” means, any Account Debtor whose securities are rated BBB-(or then equivalent grade) or better by S&P or Baa3 (or then equivalent grade) or better by Moody’s.
“IRS” means the United States Internal Revenue Service.
“Issuing Bank” means, individually and collectively, each of (a) JPMCB, in its capacity as the issuer of Letters of Credit hereunder, (b) Citibank, N.A., in its capacity as the issuer of Letters of Credit hereunder, (c) Amegy Bank National Association, in its capacity as the issuer of Letters of Credit hereunder, and (d) any other Lender from time to time designated by the Borrowers as an Issuing Bank, with the consent of such Lender and the Administrative Agent, and their respective successors in such capacity as provided in Section 2.07(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.07 with respect to such Letters of Credit). At any time there is more than one (1) Issuing Bank, all singular references to the Issuing Bank shall mean any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.
“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit E.
“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.
“Knowledge” means, with respect to any Person, the actual knowledge of any Responsible Officer of such Person. “Know” and “Known” have meanings correlative thereto.
“LC Collateral Account” has the meaning assigned to such term in Section 2.07(j).

509265-2130-15343-Active.25699682.17

“LC Disbursement” means any payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.
“Lead Arranger” means JPMorgan Chase Bank, N.A.
“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to Section 2.10 or an Assignment and Assumption, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Issuing Bank.
“Letter of Credit Sublimit” means, as of the Effective Date (i) $5,000,000, in the case of each individual Issuing Bank; provided that any Issuing Bank shall be permitted at any time to increase its individual Letter of Credit Sublimit upon providing five (5) days’ prior written notice thereof to the Administrative Agent, each other Issuing Bank and the Borrower Representative, provided, however, that no increase to any Issuing Bank’s individual Letter of Credit Sublimit shall result in the aggregate LC Exposure to exceed the aggregate maximum amount of $15,000,000 provided therefor in Section 2.07(b)(ii)(A)(x) at any time.
“Letters of Credit” means letters of credit issued (or, in the case of Existing Letters of Credit, deemed issued) pursuant to this Agreement, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.
“Leverage Ratio” means, as of the last day of each fiscal quarter of the Parent, the ratio of (a) Total Funded Debt on such date to (b) EBITDA for the period of four (4) consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date).
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period or for any ABR Borrowing, the LIBO Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate, subject to Section 2.15(b).
“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any applicable Interest Period or for any ABR Borrowing, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any

509265-2130-15343-Active.25699682.17

financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Borrowing Option” has the meaning assigned to such term in the DDA Access Product Agreement.
“Loan Documents” means, collectively, this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, the Loan Guaranty, any Obligation Guaranty, and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lender and including all other pledges, powers of attorney, consents, assignments, fee letters, contracts, letter of credit agreements, letter of credit applications and any agreements between the Borrower Representative and the Issuing Bank regarding the Issuing Bank’s Letter of Credit Sublimit or the respective rights and obligations between the Borrowers and the Issuing Bank in connection with the issuance of Letters of Credit, and all other agreements, instruments and documents whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party in such capacity, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loan Guarantor” means each Loan Party.
“Loan Guaranty” means Article X of this Agreement.
“Loan Parties” means, collectively, (a) the Borrowers and (b) each Significant Domestic Subsidiary, Significant Foreign Subsidiary and other Person who is a signatory to this Agreement as a Loan Guarantor on the Closing Date in order to comply with the requirements of the Minimum Guarantor Requirement, and delivers an executed signature page or becomes a party to this Agreement pursuant to a Joinder Agreement, and, in each case, their respective successors and assigns, and the term “Loan Party” means any one of them or all of them individually, as the context may require; provided, however, for the avoidance of doubt, no Foreign Subsidiary shall be required to become a Loan Guarantor or otherwise have its Equity Interests pledged as Collateral in favor of the Administrative Agent unless otherwise required in order to comply with Section 5.13.
“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Protective Advances and Overadvances.
“Material Adverse Effect” means any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, operations or financial condition, of the Loan Parties taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (c) the Administrative Agent’s Liens (on behalf of itself and other Secured Parties and including as a creditor under a parallel debt structure for the benefit of the Secured Parties) on the Collateral or the priority of such Liens, or (d) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Documents to which it is a party; provided, however, in no event shall “Material Adverse Effect” include any event, development or circumstance directly or indirectly arising out of or attributable to any failure by any Person within the

509265-2130-15343-Active.25699682.17

Group to meet any projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failure (subject to the other provisions of this definition) shall not be excluded).
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more Group members in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of such Group member in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Group members would be required to pay if such Swap Agreement were terminated at such time.
“Maturity Date” means November 5, 2023 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.
“Maximum Rate” has the meaning assigned to such term in Section 9.17.
“Minimum Guarantor Coverage Requirement” has the meaning assigned to such term in Section 5.13(d)(ii).
“Moody’s” means Moody’s Investors Service, Inc.
“Mosing Family” shall mean, collectively, Mosing Holdings, Inc., a Delaware corporation, FWW B.V., a private limited liability company organized and existing under the laws of the Netherlands, Ginsoma Family C.V., a limited partnership established under the laws of the Netherlands and each of the persons listed on Exhibit A to the deed of amendment to the articles of association of FINV dated as of August 14, 2013 and each of their Affiliates, Family Members or trusts set up for the benefit of any of the persons listed on such Exhibit.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Income” means, for any period, the consolidated net income (or loss) of the Group, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Parent or any Group member, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Parent or any Group member has an ownership interest, except to the extent that any such income is actually received by a Group member in the form of dividends or similar distributions, and (c) the undistributed earnings of any non-wholly owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary and (d) any net after-tax effect of income (loss) from the early extinguishment or conversion of (i) Indebtedness, (ii) Swap Agreements or (iii) other derivative instruments.
“Net Orderly Liquidation Value” means, with respect to Inventory or intangibles of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent by an appraiser acceptable to the Administrative Agent, net of all costs of liquidation thereof.
“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as

509265-2130-15343-Active.25699682.17

and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the fiscal year that such event occurred or the next succeeding fiscal year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).
“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Banking Day, for the immediately preceding Banking Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligated Party” has the meaning assigned to such term in Section 10.02.
“Obligation Guaranty” means any Guarantee of all or any portion of the Secured Obligations executed and delivered to the Administrative Agent for the benefit of the Secured Parties by a guarantor who is not a Loan Party.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Loan Parties to any of the Lenders, the Administrative Agent, the Issuing Bank or any other Indemnitee, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the

509265-2130-15343-Active.25699682.17

functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).
“Original Indebtedness” has the meaning assigned to such term in Section 6.01(f).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).
“Other Currency” has the meaning assigned to such term in Section 2.24.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20).
“Overadvances” has the meaning assigned to such term in Section 2.05(a).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Paid in Full” or “Payment in Full” means, (a) the indefeasible payment or satisfaction in full in cash of all outstanding Loans and LC Disbursements, together with accrued and unpaid interest thereon, (b) the termination, expiration, or cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit, or at the discretion of the Administrative Agent a backup standby letter of credit satisfactory to the Administrative Agent and the Issuing Bank, in an amount equal to 105% of the LC Exposure as of the date of such payment), (c) the indefeasible payment or satisfaction in full of the accrued and unpaid fees, if any, (d) the indefeasible payment or satisfaction in full of all reimbursable expenses and other Secured Obligations and Guaranteed Obligations (other than Unliquidated Obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon, (e) the termination of all Commitments, and (f) the termination of the Swap Agreement Obligations and the Banking Services Obligations or entering into other arrangements satisfactory to the Secured Parties counterparties thereto.
“Parent” means Frank’s International N.V., a public company (naamloze vennootschap) having its corporate seat at Amsterdam, the Netherlands and registered with the Dutch trade register under number 34241787.
“Participant” has the meaning assigned to such term in Section 9.04(c).
“Participant Register” has the meaning assigned to such term in Section 9.04(c).

509265-2130-15343-Active.25699682.17

“Payment Condition” shall be deemed to be satisfied in connection with a Restricted Payment, Investment, prepayment of other Material Indebtedness, Permitted Acquisition or asset disposition if:
(a)    no Default or Event of Default has occurred and is continuing or would result immediately after giving effect to such Restricted Payment, Investment, prepayment of other Material Indebtedness, Permitted Acquisition or asset disposition;
(b)    immediately before and after giving effect to and at all times during the 30 consecutive day period immediately prior to such transaction, the Borrowers shall have (1) Availability calculated on a pro forma basis after giving effect to such transaction of not less than the greater of (A) 20% of the lesser of the Borrowing Base or the Aggregate Commitment or (B) $17,500,000, and (2) if Availability (calculated on a pro forma basis after giving effect to such transaction) is less than $50,000,000, a Fixed Charge Coverage Ratio for the trailing four (4) fiscal quarters (calculated on a pro forma basis after giving effect to such transaction) of not less than 1.10 to 1.00; and
(c)    the Borrower Representative shall have delivered to the Administrative Agent a certificate in form and substance reasonably satisfactory to the Administrative Agent certifying as to the items described in (a) and (b) above and attaching calculations for item (b).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” means any Acquisition by a Group member in a transaction that satisfies each of the following requirements:
(a)    such Acquisition is not a hostile acquisition;
(b)    the business acquired in connection with such Acquisition is not engaged, directly or indirectly, in any line of business other than the businesses in which the Group members are engaged on the Effective Date and any business activities that are substantially similar, related, or incidental thereto;
(c)    both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct in all material respects (without duplication of any materiality qualifiers contained therein) (except (i) any such representation or warranty which relates to a specified prior date and (ii) to the extent the Lenders have been notified in writing by the Borrower Representative that any representation or warranty is not correct and the Lenders have explicitly waived in writing compliance with such representation or warranty) and no Default or Event of Default exists, will exist, or would result therefrom;
(d)    as soon as available, but not less than ten (10) days prior to such Acquisition (or such shorter period prior to such Acquisition as the Administrative Agent may permit in its sole discretion), the Borrower Representative has provided the Administrative Agent (i) written notice of such Acquisition (including with such written notice, the certification of compliance with the Payment Conditions) and (ii) a copy of all business and financial information reasonably requested by the Administrative Agent including pro forma financial statements, statements of cash flow, and Availability projections;
(e)    if the Accounts and Inventory acquired in connection with such Acquisition are proposed to be included in the determination of the Borrowing Base, the Administrative Agent shall have conducted

509265-2130-15343-Active.25699682.17

an audit and field examination of such Accounts and Inventory, the results of which shall be reasonably satisfactory to the Administrative Agent and the Lenders;
(f)    if such Acquisition is an acquisition of the Equity Interests of a Person, such Acquisition is structured so that the acquired Person shall become a Subsidiary of the Parent and, if the acquired Person is a domestic entity and the Acquisition is structured so that the acquired Person shall become a Wholly-Owned Subsidiary of a Borrower, then, subject to compliance with Section 5.13(d)(ii) and unless such Person is designated as an Excluded Subsidiary, the acquired Person shall become a Loan Party pursuant to the terms of this Agreement;
(g)    if such Acquisition is an acquisition of assets located in the U.S., then such Acquisition is structured so that a U.S. Loan Party shall acquire such assets;
(h)    if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U;
(i)    if such Acquisition involves a merger or a consolidation involving a Borrower, such Borrower (or, in the case of an acquisition involving a merger or consolidation of multiple Borrowers, a Borrower) shall be the surviving entity;
(j)    no Loan Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that would reasonably be expected to have a Material Adverse Effect;
(k)    in connection with an Acquisition of the Equity Interests of any Person, all Liens on property of such Person (other than any Lien permitted under Section 6.02) shall be terminated unless the Administrative Agent and the Required Lenders in their sole discretion consent otherwise, and in connection with an Acquisition of the assets of any Person, all Liens on such assets (other than any Liens permitted under Section 6.02) shall be terminated;
(l)    with respect to any Acquisitions by Group members, the Payment Condition shall be satisfied on a pro forma basis after giving effect to such Acquisition;
(m)    all actions required to be taken with respect to any newly acquired or formed Wholly-Owned Subsidiary of a Borrower or a Loan Party, as applicable, (i) as so requested by any Lender pursuant to the Patriot Act or other “know your customer” requirements, and (ii) required under Section 5.13, shall in each case have been taken; and
(n)    the Borrower Representative shall have delivered to the Administrative Agent the final executed material documentation relating to such Acquisition within ten (10) Business Days following the consummation thereof.
“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) credit judgment.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

509265-2130-15343-Active.25699682.17

(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.04;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, pension and other social security laws or regulations;
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)    judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
(f)    any Liens or right to set-off arising under articles 24 or 25 of the general banking terms and conditions (algemene bankvoorwaarden); and
(g)    outstanding mineral interests, easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrower or any other Group member.
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clause (e) above.
“Permitted Investments” means:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S.), in each case maturing within one (1) year from the date of acquisition thereof;
(b)    investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(c)    investments in certificates of deposit, bankers’ acceptances and time deposits maturing within one (1) year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Lender or any other commercial bank which (i) has a combined capital and surplus and undivided profits of not less than $500,000,000 and (ii) in the case of any such commercial bank that is not organized under the laws of the U.S. or any State thereof, whose long term debt is rated no lower than A or the equivalent thereof by Moody’s or S&P;
(d)    fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
(e)    money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

509265-2130-15343-Active.25699682.17

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
“Prepayment Event” means:
(a)    any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any Collateral of any U.S. Loan Party, other than dispositions described in Section 6.05(a), which results in Net Proceeds in excess of $1,000,000, individually or $3,500,000 in the aggregate over any twelve (12) month period; or
(b)    any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Collateral of any U.S. Loan Party, which results in Net Proceeds in excess of $1,000,000 individually or $3,500,000 in the aggregate over any twelve (12) month period.
“primary obligor” has the meaning assigned to such term in the definition of “Guarantee”.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Projections” has the meaning assigned to such term in Section 5.01(d).
“Protective Advance” has the meaning assigned to such term in Section 2.04.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

509265-2130-15343-Active.25699682.17

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).
“Refinance Indebtedness” has the meaning assigned to such term in Section 6.01(f).
“Register” has the meaning assigned to such term in Section 9.04(b).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping into the environment.
“Rent Reserves” means, with respect to any store, warehouse distribution center, regional distribution center or depot where any Inventory subject to Liens arising by operation of law is located, a reserve equal to three (3) months’ rent at such store, warehouse distribution center, regional distribution center or depot.
“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Loan Parties, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.
“Required Lenders” means, at any time, at least two (2) Lenders (other than Defaulting Lenders) having Revolving Exposures and unused Commitments representing greater than 50% of the sum of the Aggregate Revolving Exposure and unused Commitments at such time; provided that, as long as there are less than three (3) Lenders, Required Lenders shall mean all Lenders.
“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserves” means, without duplication of items that are otherwise addressed or excluded through eligibility criteria, any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for past due interest on the Secured Obligations, Banking Services Reserves, Rent Reserves, volatility reserves, reserves for fluctuation of currency exchange rates, reserves for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Swap Agreement Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, undersinsured, unindemnified or under indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments and other governmental charges) with respect to the Collateral.

509265-2130-15343-Active.25699682.17

“Responsible Officer” means, with respect to any Person, any chief executive officer, president, Financial Officer or general counsel of such Person.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in a Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in a Borrower or any option, warrant or other right to acquire any such Equity Interests in a Borrower.
“Revaluation Date” shall mean with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof.
“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time, plus an amount equal to its Applicable Percentage of the aggregate principal amount of Protective Advances outstanding at such time, plus an amount equal to its Applicable Percentage of the aggregate principal amount of Overadvances outstanding at such time.
“Revolving Loan” means a Loan made pursuant to Section 2.01.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.06.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State, or the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“SEC” means the Securities and Exchange Commission of the U.S.
“Secured Obligations” means all Obligations, together with all (a) Banking Services Obligations and (b) Swap Agreement Obligations owing to any Person that, at the time it enters into such Swap Agreement, is a Lender or Lead Arranger or an Affiliate of a Lender or a Lead Arranger; provided, however, that the definition of “Secured Obligations” shall not create any guarantee by any Loan

509265-2130-15343-Active.25699682.17

Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor.
“Secured Parties” means (a) the Administrative Agent, (b) the Lenders, (c) the Issuing Bank, (d) each provider of Banking Services, to the extent the Banking Services Obligations in respect thereof constitute Secured Obligations, (e) each counterparty to any Swap Agreement, to the extent the obligations thereunder constitute Secured Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (g) the successors and assigns of each of the foregoing.
“Securities Account” has the meaning assigned to such term in the U.S. Security Agreement.
“Securities Account Control Agreement” has the meaning assigned to such term in the U.S. Security Agreement.
“Significant Domestic Subsidiary” means (a) FILLC, (b) Blackhawk, (c) Frank’s International, LP, a Delaware limited partnership, and (d) each Domestic Subsidiary who is required to become a Guarantor or have its Equity Interests pledged as Collateral in favor of the Administrative Agent pursuant to the requirements of Section 5.13.
“Significant Foreign Subsidiary” means (a) FICV and (b) each First-Tier Foreign Subsidiary who is required to become a Loan Guarantor or have its Equity Interests pledged as Collateral in favor of the Administrative Agent pursuant to the requirements of Section 5.13.
“Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all standby Letters of Credit outstanding at such time plus (b) the aggregate amount of all LC Disbursements relating to standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Standby LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Standby LC Exposure at such time.
“Statements” has the meaning assigned to such term in Section 2.18(g).
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent in its Permitted Discretion.

509265-2130-15343-Active.25699682.17

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any direct or indirect subsidiary of the Borrowers or a Loan Party, as applicable.
“Supply Recipient” has the meaning given to the term in Section 2.18(j)(ii).
“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.
“Swap Agreement Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, jointly and severally, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Person that, at the time it enters into such Swap Agreement(s), is a Lender or Lead Arranger or an Affiliate of a Lender or a Lead Arranger, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.
“Swap Obligation” means, with respect to any Loan Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Total Funded Debt” means, at any date, determined on a consolidated basis for the Group, the aggregate principal amount of, without duplication, (a) all obligations of the Group for borrowed money (including the outstanding principal amount of the Loans) and all obligations of the Group evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) indebtedness secured by a lien on property owned or being purchased by any member of the Group (including indebtedness arising under conditional sales or other title retention agreements), or payable out of the proceeds or production from property now or hereafter owned or acquired by such person whether or not such indebtedness shall have been assumed by such person or is limited in recourse; provided, however, that the amount of such indebtedness will be the lesser of the fair market value of such asset at such date of determination, and the amount of such indebtedness of such other person, (c) obligations to purchase securities or other

509265-2130-15343-Active.25699682.17

property arising out of or in connection with the sale of the same or substantially similar securities or property, (d) and any guarantees and guarantee obligations in respect of the foregoing, in each case, at such date, (e) obligations representing the deferred purchase price of property or services (excluding current accounts payable arising in the ordinary course of such person’s business payable on terms customary in the trade), (f) all Capital Lease Obligations of the members of the Group, (g) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (h) liquidation value of all mandatorily redeemable preferred equity interests, (i) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such person, and (j) unreimbursed amounts as an account party or applicant under or in respect of acceptances, letters of credit or similar arrangements (but excluding performance bonds of any type, including in the form of letters of credit).
“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the ABR.
“UCC” has the meaning assigned to such term in the U.S. Security Agreement.
“Unfinanced Capital Expenditures” means, for any period, Capital Expenditures made during such period which are not financed from the proceeds of any Indebtedness (other than the Revolving Loans; it being understood and agreed that, to the extent any Capital Expenditures are financed with Revolving Loans, such Capital Expenditures shall be deemed Unfinanced Capital Expenditures), all calculated for the Group on a consolidated basis in accordance with GAAP.
“United States” and “U.S.” mean the United States of America.
“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (a) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (b) any other obligation (including any guarantee) that is contingent in nature at such time; or (c) an obligation to provide collateral to secure any of the foregoing types of obligations.
“U.S. Borrowers” means FILLC and Blackhawk.
“U.S. Loan Party” means each Loan Party organized or created under the laws of a jurisdiction located in the U.S.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Security Agreement” means that certain pledge and security agreement (including any and all supplements thereto), dated as of the date hereof, among the U.S. Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party

509265-2130-15343-Active.25699682.17

(as required by this Agreement or any other Loan Document) or any other Person for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.18(f)(ii)(B)(3).
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“VAT” means:
(a)    any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(b)    any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.02    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
Section 1.03    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and

509265-2130-15343-Active.25699682.17

assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
Section 1.04    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof any of the Borrowers migrate to IFRS or there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of such migration to IFRS or change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such migration to IFRS or change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such migration or change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (a) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party, the Parent or any Subsidiary at “fair value”, as defined therein and (b) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. For purposes of determining compliance with any provision of this Agreement, the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in accounting for leases pursuant to GAAP resulting from Accounting Standards Update (ASU) 842, or any successor proposal.
Section 1.05    Pro Forma Adjustments for Acquisitions and Dispositions. To the extent any Borrower or any Subsidiary makes any Acquisition permitted pursuant to Section 6.04 or disposition of assets outside the ordinary course of business permitted by Section 6.05 or to the extent the Leverage Ratio or the Fixed Charge Coverage Ratio of the Group are otherwise required under this Agreement to be calculated on a pro forma basis, then in each case for purposes of making any calculation with respect to financial ratios required by this Agreement, such calculation shall be made for the period of four (4) consecutive fiscal quarters of the Parent most recently ended for which financial statements have been delivered in accordance with Section 5.01(a) or Section 5.01(b), as applicable; provided, for the avoidance of doubt, that any calculation of Indebtedness with respect to such financial ratios shall be made as of the date of such transaction and shall include any incurrence and repayment of Indebtedness as of such date, each of the Leverage Ratio and the Fixed Charge Coverage Ratio, as applicable, shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which (a) are directly attributable to the applicable

509265-2130-15343-Active.25699682.17

event, including, without limitation, the Acquisition or the disposition of assets, (b) are factually supportable and (c) are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S X of the Securities Act of 1933, as amended, as interpreted by the SEC, and as certified by a Financial Officer to the Administrative Agent), as if such event, including such Acquisition or such disposition (and any related incurrence, repayment or assumption of Indebtedness) had occurred in the first day of such four (4)-fiscal quarter period, and approved by the Administrative Agent in its Permitted Discretion.
Section 1.06    Status of Obligations. In the event that any Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, such Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.
Section 1.07    Currency Matters.
(a)    Principal, interest, reimbursement obligations, fees, and all other amounts payable under this Agreement and the other Loan Documents to the Administrative Agent and the Lenders shall be payable in dollars. Unless stated otherwise, all calculations, comparisons, measurements or determinations under this Agreement shall be made in dollars. For purposes of such calculations, comparisons, measurements and determinations, amounts payable under Letters of Credit denominated in any Alternative Currency in accordance with Section 2.07(a)(ii) shall be converted by the Administrative Agent to the Dollar Equivalent thereof on the Revaluation Date.
(b)    Without in any way limiting the foregoing provisions, the Administrative Agent shall make any calculations of Dollar Equivalents to determine compliance with this Section 1.07, which calculations shall be conclusive absent manifest error.
Section 1.08    No Subordination. The permitted existence of any Liens shall not be interpreted to expressly or impliedly subordinate any Liens granted in favor of the Administrative Agent and the other Secured Parties as there is no intention to subordinate the Liens granted in favor of the Administrative Agent and the other Secured Parties.
Section 1.09    Dutch terms. Unless a contrary indication appears, any reference in this Agreement to:
(a)    an “administrator” includes a bewindvoerder;
(b)    an “assignment” includes a cessie;

(c)
a “guarantee” includes a standby letter of credit, any contract of suretyship (borg), any first demand guarantee, bond, any indemnity or counter-indemnity for financial loss and any other assurance against financial loss or non-payment or performance of a financial obligation including a third party security arrangement and an obligation to purchase assets

509265-2130-15343-Active.25699682.17

or services as a consequence of a default by any other person to pay any indebtedness and guaranteed shall be construed accordingly;

(d)	a “merger” includes any juridische fusie within the meaning of section 2:309 et seq. of the Dutch Civil Code (Burgerlijk Wetboek), aandelenfusie, bedrijfsfusie or a combination thereof;
(e)    a “moratorium” includes a surceance van betaling;
(f)    “negligence” includes schuld and "gross negligence" includes grove schuld;
(g)    a “receiver” or “liquidator” includes a curator;

(h)
a “security interest” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and, in general, any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(i)    a “set-off” includes a verrekening by contract or by operation of law;

(j)	any “step” or “procedure” taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under article 36 of the Dutch Tax Collection Act (Invorderingswet 1990);
(k)    a “transfer” includes contractsoverneming and a schuldoverneming;
(l)    “willful misconduct” includes opzet;

(m)	a “winding-up”, “administration” or “dissolution” includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden); and

(n)	an “attachment” includes a conservatoir beslag or executoriaal beslag.
ARTICLE II
THE CREDITS
Section 2.01    Commitments. Subject to the terms and conditions set forth herein, each Lender severally (and not jointly) agrees to make Revolving Loans in dollars to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Exposure exceeding such Lender’s Commitment or (b) the Aggregate Revolving Exposure exceeding the lesser of (i) the Aggregate Commitment and (ii) the Borrowing Base, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Section 2.04 and Section 2.05. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.
Section 2.02    Loans and Borrowings.
(a)    Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the

509265-2130-15343-Active.25699682.17

applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Protective Advance and any Overadvance shall be made in accordance with the procedures set forth in Section 2.04 and Section 2.05, respectively.
(b)    Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower Representative may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.09. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Section 2.15, Section 2.16, Section 2.17, and Section 2.18 shall apply to such Affiliate to the same extent as to such Lender); provided that (i) any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement and (ii) the Affiliate shall not be entitled to receive any greater payment under Sections 2.15, 2.16, 2.17, and 2.18 than such Lender would have been entitled to receive.
(c)    At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. ABR Borrowings may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of six (6), Eurodollar Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
Section 2.03    Requests for Borrowings. To request a Borrowing, the Borrower Representative shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and signed by the Borrower Representative or by telephone or through Electronic System, if arrangements for doing so by telephone or through Electronic System have been approved by the Administrative Agent, not later than (a) in the case of a Eurodollar Borrowing, 10:00 a.m., Houston time, three (3) Business Days before the date of the proposed Borrowing or (a) in the case of an ABR Borrowing, 12:00 p.m., Houston time, on the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.07(e) may be given not later than 9:00 a.m., Houston time, on the date of such proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or a communication through Electronic System to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower Representative. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

509265-2130-15343-Active.25699682.17

(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    certification from a Responsible Officer of the Borrower Representative that each of the conditions set forth in Section 4.02 have been met.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.04    Protective Advances.
(a)    Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other past due amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances and Overadvances, collectively, outstanding at any time shall not at any time exceed $5,000,000; provided further that, the Aggregate Revolving Exposure after giving effect to the Protective Advances being made shall not exceed the Aggregate Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).
(b)    Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

509265-2130-15343-Active.25699682.17

Section 2.05    Overadvances.
(a)    Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower, the Administrative Agent may, in its sole discretion (but with absolutely no obligation), on behalf of the Lenders, (x) make Revolving Loans to the Borrowers in amounts that exceed Availability (any such excess Revolving Loans are herein referred to collectively as “Overadvances”) or (y) deem the amount of Revolving Loans outstanding to the Borrowers that are in excess of Availability to be Overadvances; provided that, no Overadvance shall result in a Default due to Borrower’s failure to comply with Section 2.01 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the condition precedent set forth in Section 4.02(c) has not been satisfied. All Overadvances shall constitute ABR Borrowings. The making of an Overadvance on any one occasion shall not obligate the Administrative Agent to make any Overadvance on any other occasion. The authority of the Administrative Agent to make Overadvances is limited to an aggregate amount not to exceed $5,000,000 at any time; provided that, the aggregate amount of Overadvances and Protective Advances shall not collectively exceed $5,000,000. No Overadvance may remain outstanding for more than thirty (30) days and no Overadvance shall cause any Lender’s Revolving Exposure to exceed its Commitment; provided that, the Required Lenders may at any time revoke the Administrative Agent’s authorization to make Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.
(b)    Upon the making of an Overadvance (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Overadvance in proportion to its Applicable Percentage of the Commitment. The Administrative Agent may, at any time, require the Lenders to fund their participations. From and after the date, if any, on which any Lender is required to fund its participation in any Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Overadvance.
Section 2.06    Cash Dominion. Subject to Section 5.12, at all times:
(a)    all Deposit Accounts, Securities Accounts and Commodity Accounts (other than any Excluded Deposit Account for so long as such account is an Excluded Deposit Account) of the U.S. Loan Parties shall be Controlled Accounts; and
(b)    all accounts receivable received by or on behalf of a U.S. Loan Party shall be deposited into a Deposit Account that is a Controlled Account exclusively held by a U.S. Loan Party and is subject to the control of the Administrative Agent;
(c)    during an Activation Period, each U.S. Loan Party shall be subject to cash dominion as specified in this Section 2.06(c). During an Activation Period, cash on hand and collections which are received into any Controlled Account of the U.S. Loan Parties (other than an Excluded Deposit Account), and, to the extent necessary, any securities held in any Securities Account of the U.S. Loan Parties shall be liquidated and the cash proceeds thereof, shall be swept on a daily basis into an account of the Administrative Agent and used to make prepayments and payments in accordance with Section 2.11(b).
Section 2.07    Letters of Credit.
(a)    General.

509265-2130-15343-Active.25699682.17

(i)    Subject to the terms and conditions set forth herein, any Borrower may request the issuance of Letters of Credit denominated in dollars, as the applicant thereof for the support of its or its Subsidiaries’ or any other Loan Party’s obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Each Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiaries’ or any other Loan Party’s obligations as provided in the first sentence of this paragraph, the Borrowers will be fully, jointly and severally, responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.13(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (each Borrower hereby irrevocably waives any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit). Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (A) the proceeds of which would be made available to any Person (x) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is a Sanctioned Country or (y) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (B) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it, or (C) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (1) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (2) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (B) above, regardless of the date enacted, adopted, issued or implemented.
(ii)    The Borrower may from time to time request that Letters of Credit be issued in an Alternative Currency. In the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Bank. Any such request shall be made to the Administrative Agent and the applicable Issuing Bank not later than 9:00 am, Houston time, at least five (5) Business Days prior to the date of the desired Letter of Credit issuance (or such other time or date as may be agreed to by the Administrative Agent and the applicable Issuing Bank in their sole discretion). In the case of any such request, the Administrative Agent shall promptly advise each applicable Issuing Bank thereof. Each Issuing Bank shall notify the Administrative Agent, not later than noon, Houston time, two (2) Business Days (or such other period of time as may be agreed by the Administrative Agent in its sole discretion) after receipt of

509265-2130-15343-Active.25699682.17

such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested Alternative Currency. Any failure by any Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Issuing Bank to permit Letters of Credit to be issued in such requested Alternative Currency. If the Administrative Agent and an Issuing Bank consent to the issuance of Letters of Credit in such requested Alternative Currency, the Administrative Agent shall so notify the Borrower.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.
(i)    To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall deliver by hand or facsimile (or transmit through Electronic System, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of, but in any event prior to 9:00 am, Houston time, at least three (3) Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the applicable Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.
(ii)    A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower Representative shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (A) (x) the aggregate LC Exposure shall not exceed the Letter of Credit Sublimit, (B) no Lender’s Revolving Exposure shall exceed its Commitment and (C) the Aggregate Revolving Exposure shall not exceed the lesser of (x) the Aggregate Commitment and (y) the Borrowing Base. Notwithstanding the foregoing or anything to the contrary contained herein, no Issuing Bank shall be obligated to issue or modify any Letter of Credit if, immediately after giving effect thereto, the outstanding LC Exposure in respect of all Letters of Credit issued by such Person and its Affiliates would exceed such Issuing Bank’s Letter of Credit Sublimit. Without limiting the foregoing and without affecting the limitations contained herein, it is understood and agreed that the Borrowers may from time to time request that an Issuing Bank issue Letters of Credit in excess of its individual Letter of Credit Sublimit in effect at the time of such request, and each such Issuing Bank agrees to consider, in its sole discretion, any such request in good faith but shall have no obligation to issue such requested Letter of Credit. Any Letter of Credit so issued by an Issuing Bank in excess of its individual Letter of Credit Sublimit then in effect shall nonetheless constitute a Letter of Credit for all purposes of the Credit Agreement, and shall not affect the Letter of Credit Sublimit of any other Issuing Bank, subject to the limitations on the aggregate LC Exposure set forth in clause (i) of this Section 2.07(b).
(iii)    The parties hereto agree that the Existing Letters of Credit will automatically, without any further action on the part of any Person, be deemed to be Letters of Credit hereunder issued hereunder. Without limiting the foregoing (i) each such Existing Letter of Credit shall be included in the calculation of the L/C Exposure, (ii) all liabilities of the Borrowers and the other Loan Parties with respect to such Existing Letters of Credit shall constitute Obligations and (iii) each Lender shall have reimbursement obligations with respect to such Existing Letters of Credit as provided in Section 2.07(e).

509265-2130-15343-Active.25699682.17

(c)    Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, including, without limitation, any automatic renewal provision, one (1) year after such renewal or extension) or such longer period of time as may be agreed to by the applicable Issuing Bank in its sole discretion (which shall in no event extend beyond the date set forth in clause (ii) hereof) and (ii) the date that is five (5) Business Days prior to the Maturity Date.
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers, jointly and severally, shall reimburse such LC Disbursement by paying to the Administrative Agent (A) an amount equal to such LC Disbursement in dollars (based on the Dollar Equivalent of such amount, if applicable) and (B) the Dollar Equivalent of any fees, charges or other costs or expenses incurred by the Issuing Bank in connection with such payment, (i) not later than 11:00 a.m., Houston time, on the date that such LC Disbursement is made, if the Borrower Representative or applicable Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., Houston time, on such date, or, (ii) if such notice has not been received by the Borrowers prior to such time on such date, then not later than 11:00 a.m., Houston time, on (x) the Business Day that the Borrower Representative or applicable Borrower receives such notice, if such notice is received prior to 9:00 a.m., Houston time, on the day of receipt, or (y) the Business Day immediately following the day that the Borrower Representative or applicable Borrower receives such notice, if such notice is not received prior to such time, on the day of receipt; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing (to the extent available) in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing, as applicable. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.08 with respect to Loans made by such Lender (and Section 2.08 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank, as

509265-2130-15343-Active.25699682.17

their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.
(f)    Obligations Absolute. The Borrowers’ joint and several obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, or the Issuing Bank or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder or any acts or omissions of any beneficiary with respect to its use of any Letter of Credit), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing (including, without limitation, the Borrower’s absolute, unconditional and irrevocable obligation to reimburse LC Disbursements as set forth in this Section 2.07(f)) shall not be construed to (x) preclude the Borrower’s pursuing any rights and remedies as it may have against the beneficiary of any Letter of Credit at law or under any other agreement or (y) excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, willful misconduct or bad faith on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. The Issuing Bank shall, within the period stipulated by the terms and conditions of the respective Letter of Credit, following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. After such examination, the Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

509265-2130-15343-Active.25699682.17

(h)    Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.14(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)    Replacement of the Issuing Bank.
(i)    The Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(ii)    Subject to the appointment and acceptance of a successor Issuing Bank, the Issuing Bank may resign as an Issuing Bank at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Borrower Representative and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.07(i) above.
(j)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the date that is one (1) Business Day after the date on which the Borrower Representative receives written notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the amount of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrowers hereby grant the Administrative Agent a security interest in the LC Collateral Account and all money or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear

509265-2130-15343-Active.25699682.17

interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other Secured Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all such Events of Default have been cured or waived as confirmed in writing by the Administrative Agent.
(k)    Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank (other than JPMCB) shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) and to each other Issuing Bank reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower Representative fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.
(l)    LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.
Section 2.08    Funding of Borrowings.
(a)    Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 1:00 p.m., Houston time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage. The Administrative Agent will make such Loans available to the Borrower Representative by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to the Funding Account; provided that ABR Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.07(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance or an Overadvance shall be retained by the Administrative Agent.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance

509265-2130-15343-Active.25699682.17

upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
Section 2.09    Interest Elections.
(a)    Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by telephone or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, Electronic System or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative.
(c)    Each telephonic and written Interest Election Request (including requests submitted through Electronic System) shall specify the following information in compliance with Section 2.02:
(i)    the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

509265-2130-15343-Active.25699682.17

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one (1) month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.10    Termination and Reduction of Commitments; Increase in Commitments.
(a)    Unless previously terminated, the Commitments shall terminate on the Maturity Date.
(b)    The Borrowers may at any time terminate the Commitments upon Payment in Full of the Secured Obligations.
(c)    The Borrowers may from time to time reduce the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $5,000,000, (ii) the Borrowers shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.12, the Aggregate Revolving Exposure would exceed the lesser of (x) the Aggregate Commitment and (y) the Borrowing Base, and (iii) subject to Section 2.10(b), the Borrowers shall not reduce the Commitments if such reduction will make the Commitments less than $20,000,000.
(d)    The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
(e)    The Borrowers shall have the right to increase the Commitments by obtaining additional Commitments, either from one or more of the Lenders or, with the consent of the Administrative

509265-2130-15343-Active.25699682.17

Agent and any Issuing Bank (not to be unreasonably withheld) to the extent that consent of the Administrative Agent and any Issuing Bank would be required for an assignment of Loans and Commitments to such Person pursuant to Section 9.04(b), one or more other financial lending institutions, provided that (i) any such request for an increase shall be in a minimum amount of $20,000,000 (or such lower amount as the Administrative Agent agrees), (ii) the Borrower Representative, on behalf of the Borrowers, may make a maximum of five (5) such requests, (iii) after giving effect thereto, the sum of the total of the additional Commitments does not exceed $100,000,000, (iv) the Aggregate Commitment does not exceed $200,000,000, (v) the Administrative Agent and the Issuing Bank have approved the identity of any such Lender to the extent it is not an Existing Lender, such approvals not to be unreasonably withheld or delayed, (vi) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (vii) the procedure described in Section 2.10(f) have been satisfied. Nothing contained in this Section 2.10 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.
(f)    Any amendment hereto for such an increase or addition shall only require the written signatures of the Administrative Agent, the Borrower Representative and each Lender being added or increasing its Commitment, subject only to the approval of all Lenders if any such increase or addition would cause the Aggregate Commitment to exceed $200,000,000. As a condition precedent to such an increase or addition, the Borrower Representative shall deliver to the Administrative Agent a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase or addition, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date, (2) no Default exists, (3) if during an Activation Period, the Borrowers are in compliance (on a pro forma basis) with the financial covenant contained in Section 6.12 and (4) legal opinions and documentation consistent with those delivered on the Closing Date, to the extent requested by the Administrative Agent. If a Borrower elects to increase the Aggregate Commitment by increasing the Commitment of a Lender, such Borrower, the Borrower Representative and such Lender shall execute and deliver to the Administrative Agent an agreement substantially in the form of Exhibit G (a “Commitment Increase Agreement”) or in such other form, including an amendment to this Agreement, otherwise acceptable to the Administrative Agent. If any Borrower elects to increase the Commitments by causing an additional Lender to become a party to this Agreement and there is no increased Commitment by an existing Lender, then such Borrower, the Borrower Representative and such additional Lender shall execute and deliver to the Administrative Agent an agreement substantially in the form of Exhibit H (an “Additional Lender Agreement”) or in such form, including an amendment to this Agreement, otherwise acceptable to the Administrative Agent. Each such additional Lender shall submit to the Administrative Agent an Administrative Questionnaire and a processing and recordation fee of $3,500 (unless such fee is waived by the Administrative Agent). Each such Borrower shall, if requested by the additional Lender deliver a promissory note payable to such additional Lender in a principal amount equal to its Commitment, and otherwise duly completed.
(g)    On the effective date of any such increase or addition, (i) any Lender increasing (or, in the case of any newly added Lender, extending) its Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each

509265-2130-15343-Active.25699682.17

Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its revised Applicable Percentage of such outstanding Revolving Loans, and the Administrative Agent shall make such other adjustments among the Lenders with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation and (ii) the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase (or addition) in the Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower Representative, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.17 if the deemed payment occurs other than on the last day of the related Interest Periods. Within a reasonable time after the effective date of any increase or addition, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase or addition and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrower Representative, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.
Section 2.11    Repayment of Loans; Evidence of Debt.
(a)    The Borrowers hereby unconditionally promise, on a joint and several basis, to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent, and (iii) to the Administrative Agent the then unpaid principal amount of each Overadvance on the earlier of the Maturity Date, the thirtieth (30th) day after such Overadvance is made and demand by the Administrative Agent.
(b)    At all times during an Activation Period, on each Business Day, the Administrative Agent shall apply all funds credited to the Collateral Deposit Accounts on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, second to prepay the Revolving Loans and third to cash collateralize outstanding LC Exposure to the extent required herein. Notwithstanding the foregoing, to the extent any funds credited to the Collateral Deposit Accounts constitute Net Proceeds, the application of such Net Proceeds shall be subject to Section 2.12(c).
(c)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(d)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

509265-2130-15343-Active.25699682.17

(e)    The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section 2.11 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.
(f)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.
Section 2.12    Prepayment of Loans.
(a)    The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to prior written notice in accordance with paragraph (e) of this Section and, if applicable, payment of any break funding expenses under Section 2.17.
(b)    Except for Overadvances permitted under Section 2.05, in the event and on such occasion that the Aggregate Revolving Exposure exceeds the lesser of (i) the Aggregate Commitment and (ii) the Borrowing Base, the Borrowers shall prepay the Revolving Loans, LC Exposure and/or cash collateralize the LC Exposure in an account with the Administrative Agent pursuant to Section 2.07(j) as applicable in an aggregate amount equal to such excess.
(c)    In the event and on each occasion that any Net Proceeds are received by or on behalf of any Borrower or other U.S. Loan Party in respect of any Prepayment Event, the Borrowers shall, (i) so long as an Activation Period is not in effect, promptly and in any event within three (3) Business Days and (ii) at any time if an Activation Period is in effect immediately and no later than one Business Day following the date on which such Net Proceeds are received by any U.S. Loan Party, prepay the Obligations and cash collateralize the LC Exposure as set forth in Section 2.12(d) below in an aggregate amount equal to (100%) of such Net Proceeds; provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower Representative shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the U.S. Loan Parties intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within one hundred eighty (180) days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding Inventory) to be used in the business of the Loan Parties, and certifying that no Event of Default has occurred and is continuing, then either (i) so long as an Activation Period is not in effect, no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate or (ii) if an Activation Period is in effect, then, if the Net Proceeds specified in such certificate are to be applied to acquire, replace or rebuild such assets by (A) the Borrowers, such Net Proceeds shall be applied by the Administrative Agent to reduce the outstanding principal balance of the Revolving Loans (without a permanent reduction of the Commitment) and upon such application, the Administrative Agent shall establish a Reserve against the Borrowing Base in an amount equal to the amount of such proceeds so applied and (B) any U.S. Loan Party that is not a Borrower, such Net Proceeds shall be deposited in a cash collateral account, and in the case of either clause (A) or (B), thereafter, such funds shall be made available to the applicable U.S. Loan Party as follows:

509265-2130-15343-Active.25699682.17

(i)    the Borrower Representative shall request a Borrowing (specifying that the request is to use Net Proceeds pursuant to this Section 2.12) or the applicable Loan Party shall request a release from the cash collateral account be made in the amount needed;
(ii)    so long as the conditions set forth in Section 4.02 have been met, the Lenders shall make such Borrowing or the Administrative Agent shall release funds from the cash collateral account; and
(iii)    in the case of Net Proceeds applied against the Borrowing, the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Borrowing;
provided that to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such one hundred eighty (180)-day period, a prepayment shall be required at such time in an amount equal to such Net Proceeds that have not been so applied.
(d)    All such amounts prepaid by the Borrowers pursuant to Section 2.12(c) (as to any insurance or condemnation proceeds, to the extent they arise from casualties or losses to Collateral) shall be applied, first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, second to prepay the Revolving Loans without a corresponding reduction in the Commitments and third to cash collateralize outstanding LC Exposure. If the precise amount of insurance or condemnation proceeds allocable to Collateral as compared to other equipment, fixtures and real property is not otherwise determined, the allocation and application of those proceeds shall be determined by the Administrative Agent, in its Permitted Discretion.
(e)    The Borrower Representative shall notify the Administrative Agent by telephone (confirmed by facsimile) or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, of any prepayment hereunder not later than (i) 10:00 a.m., Houston time, (A) in the case of prepayment of a Eurodollar Borrowing, three (3) Business Days before the date of prepayment or (B) in the case of prepayment of an ABR Borrowing, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.10, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.10. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.14 and (ii) break funding payments pursuant to Section 2.17.
Section 2.13    Fees.
(a)    The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily amount of the Available Commitment of such Lender to make Revolving Loans during the period from and including the Effective Date to but excluding the Maturity Date. Accrued commitment fees shall be payable in arrears on the first Business Day of each calendar month and on the Maturity Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

509265-2130-15343-Active.25699682.17

(b)    The Borrowers agree to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the Maturity Date, and (ii) to the Issuing Bank a fronting fee, in an amount to be agreed between the Borrower Representative and the applicable Issuing Bank, attributable to Letters of Credit issued by the Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the first Business Day of each calendar month following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All fees payable with respect to Letters of Credit shall be payable in dollars or with respect to Letters of Credit issued in an Alternative Currency, in the Dollar Equivalent thereof.
(c)    The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.
(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
Section 2.14    Interest.
(a)    The Loans comprising ABR Borrowings shall bear interest at the ABR plus the Applicable Rate.
(b)    The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Each Protective Advance and each Overadvance shall bear interest at the ABR plus the Applicable Rate for Revolving Loans plus 2%.
(d)    Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower Representative (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.

509265-2130-15343-Active.25699682.17

(e)    Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(f)    All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
Section 2.15    Alternate Rate of Interest.
(a)    Subject to clause (b) below, if prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, by means of an Interpolated Rate or because the LIBO Screen Rate is not available or published on a current basis) for such Interest Period; or
(ii)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders via telephone or Electronic System as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid or converted into an ABR Borrowing on the last day of the then current Interest Period applicable thereto, and (B) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
(b)    If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) or clause (a)(ii) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower Representative shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and

509265-2130-15343-Active.25699682.17

shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest and other related changes (including, to the extent necessary, corresponding changes to the definition of “Applicable Rate” and other definitions referenced therein) is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.15(b), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (y) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
Section 2.16    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;
(ii)    impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (in each case, other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of, or the Loans made by, or participations in Letters of Credit, Protective Advances or Overadvances held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the

509265-2130-15343-Active.25699682.17

Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
(d)    Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than one hundred eighty (180) days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180)-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.17    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.12), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(d) or Section 2.12(e) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.20 or Section 9.02(d), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
Section 2.18    Withholding of Taxes; Gross-Up.

509265-2130-15343-Active.25699682.17

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. If such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section 2.18) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)    Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.18, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Status of Lenders.

509265-2130-15343-Active.25699682.17

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowing Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative and the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(f)(ii)(A), Section 2.18(f)(ii)(B), and Section 2.18(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative and the Administrative Agent), an executed IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative and the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the

509265-2130-15343-Active.25699682.17

Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(4)    to the extent a Foreign Lender is not the Beneficial Owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative and the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Representative and the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative and the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative and the Administrative Agent as may be necessary for the Borrower Representative and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.18 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental

509265-2130-15343-Active.25699682.17

Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document (including the Payment in Full of the Secured Obligations).
(i)    Defined Terms. For purposes of this Section 2.18, the term “applicable law” includes FATCA.
(j)    VAT.
(i)    All amounts expressed to be payable under a Loan Document by any Party to any Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by any Lender to any Party under a Loan Document and such Lender is required to account to the relevant tax authority for the VAT, that Party must pay to such Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Lender must promptly provide an appropriate VAT invoice to that Party).
(ii)    If VAT is or becomes chargeable on any supply made by any Lender (the “Supplier”) to any other Lender (the “Supply Recipient”) under a Loan Document, and any Party other than the Supply Recipient (the “Relevant Party“) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Supply Recipient in respect of that consideration):
(A)    (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT.  The Supply Recipient must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Supply Recipient receives from the relevant tax authority which the Supply Recipient reasonably determines relates to the VAT chargeable on that supply; and
(B)    (where the Supply Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Supply Recipient, pay to the Supply Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Supply Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(iii)    Where a Loan Document requires any Loan Party to reimburse or indemnify a Lender for any cost or expense, that Loan Party shall reimburse or indemnify (as the case

509265-2130-15343-Active.25699682.17

may be) such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(iv)    Any reference in this Section 2.18(j) to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time or a person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union).
(v)    In relation to any supply made by a Lender to any Party under a Loan Document, if reasonably requested by such Lender, that Party must promptly provide such Lender with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Lender’s VAT reporting requirements in relation to such supply.
Section 2.19    Payments Generally; Allocation of Proceeds; Sharing of Set-offs.
(a)    The Borrower Representative shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.16, Section 2.17, or Section 2.18, or otherwise) prior to 2:00 p.m., Houston time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, Floor L2, Chicago, Illinois, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.16, Section 2.17, Section 2.18, and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)    Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment, including any Net Proceeds received pursuant to Section 2.12(c) (which shall be applied in accordance with Section 2.12) or (C) amounts to be applied from the Collateral Deposit Accounts when an Activation Period is in effect (which shall be applied in accordance with Section 2.11(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent and the Issuing Bank from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees, indemnities, or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest due in respect of the Overadvances and Protective Advances, fourth, to pay the principal of the Overadvances and Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Overadvances and Protective Advances)

509265-2130-15343-Active.25699682.17

ratably, sixth, to prepay principal on the Loans (other than the Overadvances and Protective Advances) and unreimbursed LC Disbursements, seventh, to pay an amount to the Administrative Agent equal to 105% of the aggregate LC Exposure, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing in respect of Banking Services Obligations and Swap Agreement Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.23, and ninth, to the payment of any other Secured Obligation due to the Administrative Agent, any Lender or any other Secured Party by the Borrowers or any other Loan Party. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.17. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.
(c)    At the election of the Administrative Agent and notice to the Borrower Representative, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid or deducted from any Deposit Account of the Borrowers (other than any Excluded Deposit Account) maintained with the Administrative Agent, or if any such Deposit Account does not have sufficient funds to make such payment, from the proceeds of Borrowings made hereunder either pursuant to a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section. The Borrowers hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents to the extent any Deposit Account of any Borrower (other than any Excluded Deposit Account) maintained with the Administrative Agent has insufficient funds therefor, and agrees that all such amounts charged shall constitute Loans (including Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03 or Section 2.04, as applicable, and (ii) the Administrative Agent to charge any Deposit Account of the Borrowers (other than any Excluded Deposit Account) maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.
(d)    If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment

509265-2130-15343-Active.25699682.17

obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(e)    Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(f)    If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder. Application of amounts pursuant to (i) and (ii) above shall be made in any order determined by the Administrative Agent in its discretion.
(g)    The Administrative Agent may from time to time at its discretion provide the Borrowers with account statements or invoices with respect to any of the Secured Obligations (the “Statements”). The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrowers’ convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrower pays the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrower shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.
Section 2.20    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.16, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or

509265-2130-15343-Active.25699682.17

expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If (i) any Lender requests compensation under Section 2.16, or (ii) the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, or (iii) any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.16 or Section 2.18) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and in circumstances where its consent would be required under Section 9.04, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
Section 2.21    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.13(a);
(b)    such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or under any other Loan Document; provided, that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;
(c)    if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i)    all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only (x) to the extent that the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower Representative shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) to the extent that such reallocation does not, as

509265-2130-15343-Active.25699682.17

to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Exposure to exceed its Commitment;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Day following notice by the Administrative Agent (x) first, cash collateralize, for the benefit of the Issuing Bank, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.07(j) for so long as such LC Exposure is outstanding;
(iii)    if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.13(a) and Section 2.13(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(d)    so long as such Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.21(c), and LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event or a Bail-In Action with respect to the Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Issuing Bank to defease any risk to it in respect of such Lender hereunder.
In the event that each of the Administrative Agent, the Borrower, the Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
Section 2.22    Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Secured Obligations (including a payment effected through exercise of a right of setoff),

509265-2130-15343-Active.25699682.17

the Administrative Agent or any Secured Party is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Secured Party in its discretion), then the Secured Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Secured Party. The provisions of this Section 2.22 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Secured Party in reliance upon such payment or application of proceeds. The provisions of this Section 2.22 shall survive the termination of this Agreement.
Section 2.23    Banking Services and Swap Agreements. Each Lender or Affiliate thereof (other than JPMCB and its Affiliates) providing Banking Services for, or having Swap Agreements with, any Loan Party or any Subsidiary of a Loan Party shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Loan Party or Subsidiary thereof to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In addition, each such Lender or Affiliate thereof shall deliver to the Administrative Agent, upon (a) the Administrative Agent’s request therefor or (b) any material change in the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations. The information set forth in the most recent summary delivered to the Administrative Agent pursuant to this Section 2.23 shall be used in determining the amounts to be applied in respect of such Banking Services Obligations and/or Swap Agreement Obligations pursuant to Section 2.19(b).
Section 2.24    Currency Indemnity. The Borrowers shall, and shall cause the other Loan Parties to, make payment relative to any Obligation with respect to Letters of Credit in the currency in which such Obligation was effected (the “Agreed Currency”). If any payment is received on account of any Obligation in any currency other than the Agreed Currency (the “Other Currency”) (whether voluntarily or pursuant to an order or judgment or the enforcement thereof or the realization of any collateral under the Collateral Documents or the liquidation of a Loan Party or otherwise), such payment shall constitute a discharge of the liability of the Loan Parties hereunder and under the other Loan Documents in respect of such obligation only to the extent of the amount of the Agreed Currency which the relevant Issuing Bank is able to purchase with the amount of the Other Currency received by it on the Business Day next following such receipt in accordance with its normal banking procedures in the relevant jurisdiction and applicable law after deducting any costs of exchange. To the fullest extent permitted by applicable law, if the amount of the Other Currency received is insufficient to satisfy the obligation in the Agreed Currency in full, then the Borrowers, jointly and severally, shall on demand indemnify the Issuing Banks from and against any loss or cost arising out of or in connection with such deficiency; provided that if the amount of the Agreed Currency so purchased is greater than the amount of the Agreed Currency due in respect of such liability immediately prior to such judgment or order, voluntary prepayment, realization of collateral, liquidation of a Loan Party or otherwise, then the Agents or the Lenders, as the case may be, agree to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law). To the fullest extent permitted by applicable law, the foregoing indemnity and agreement by each party shall constitute an obligation separate and independent from all other obligations contained in this Agreement and shall give rise to a separate and independent cause of action.
ARTICLE III
REPRESENTATIONS AND WARRANTIES

509265-2130-15343-Active.25699682.17

Each Loan Party represents and warrants to the Lenders that:
Section 3.01    Organization; Powers. Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required.
Section 3.02    Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.03    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any material Requirement of Law applicable to any Loan Party or any other Group member, (c) will not violate or result in a “default” or “event of default” under any indenture, agreement or other instrument binding upon any Loan Party or any Group member or the assets of any Loan Party or any Group member, or give rise to a right thereunder to require any payment to be made by any Loan Party or any Group member, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any other Group member, except Liens created pursuant to the Loan Documents.
Section 3.04    Financial Condition; No Material Adverse Change.
(a)    The Parent has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, equity and cash flows (i) as of and for the fiscal year ended December 31, 2017 reported on by PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2018 certified by its Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Group as of such dates and for such periods in accordance with GAAP or IFRS, as applicable, subject to normal year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(b)    No event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect, since December 31, 2017.
Section 3.05    Properties.
(a)    Each of the Loan Parties and each Group member has good and indefeasible title to, or valid leasehold interests in, all of its real and personal property, (i) free of all Liens other than those permitted by Section 6.02 and (ii) except for minor irregularities or deficiencies in title that, individually or in the aggregate, do not materially interfere with any Loan Party’s ability to conduct its business as currently conducted or to utilize such property for its intended purpose.

509265-2130-15343-Active.25699682.17

(b)    Each Loan Party and each Group member owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, and the use thereof by each Loan Party does not infringe in any material respect upon the rights of any other Person, and each Loan Party’s and each Group member’s rights thereto are not subject to any licensing agreement or similar arrangement.
Section 3.06    Litigation and Environmental Matters.
(a)    There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the Knowledge of any Loan Party, threatened against or affecting any Loan Party or any Group member (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any Loan Document or the Transactions.
(b)    Except for the Disclosed Matters (i) no Group member has received written notice of any claim with respect to any material Environmental Liability, (ii) Knows of any basis for any Environmental Liability that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect and (iii) except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any other Group member (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) has become subject to any Environmental Liability, or (C) has received written notice of any claim with respect to any Environmental Liability.
Section 3.07    Compliance with Laws and Agreements; No Default. Except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Group Member is in compliance with (a) all Requirement of Law applicable to it or its property and (b) all indentures, agreements and other instruments binding upon it or its property. No Default has occurred and is continuing.
Section 3.08    Investment Company Status. No Loan Party or a Group Member is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
Section 3.09    Taxes. Each Loan Party and each Group member has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Group member, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not be expected to result in a Material Adverse Effect. Other than Permitted Encumbrances, no tax liens have been filed. Any fiscal unity (fiscale eenheid) for Dutch corporate income tax (vennootschapsbelasting) or Dutch value added tax (omzetbelasting) purposes, if any, consists of Dutch Loan Parties only. Each of the Dutch Loan Parties is resident for tax purposes only in its jurisdiction of incorporation.
Section 3.10    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. To the extent applicable, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic 715-30 or subsequent recodification thereof, as applicable) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market

509265-2130-15343-Active.25699682.17

value of the assets of such Plan by an amount that would reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification Topic 715-30 or subsequent recodification thereof, as applicable) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that would reasonably be expected to result in a Material Adverse Effect.
Section 3.11    Disclosure.
(a)    The Loan Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party or Group member is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party, other than projections and information of a general economic or industry nature, taken as a whole, to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date (it being understood that such projections are not to be viewed as facts and that no assurance can be given that such projections will be realized, that actual results may differ significantly from projected results and that such projections are not a guarantee of performance).
(b)    As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.
Section 3.12    Solvency.
(a)    Immediately after the consummation of the Transactions, (i) the fair value of the assets (for avoidance of doubt, calculated to include goodwill and other intangibles) of the Loan Parties on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise of the Loan Parties on a consolidated basis; (ii) the present fair saleable value of the property of the Loan Parties on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the debts and other liabilities, subordinated, contingent or otherwise of the Loan Parties on a consolidated basis, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Loan Parties on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the Effective Date.
(b)    The Loan Parties do not intend to, nor will they permit any Group member to, and the Loan Parties are not of the belief that the Group members, on a consolidated basis, will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by the Group members, on a consolidated basis, and the timing of the amounts of cash to be payable on or in respect of their Indebtedness on a consolidated basis.

509265-2130-15343-Active.25699682.17

Section 3.13    Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid to the extent due and payable. Each Borrower maintains, and has caused each Group member to maintain, with financially sound and reputable insurance companies, insurance on their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
Section 3.14    Capitalization and Subsidiaries. As of the Effective Date, Schedule 3.14 sets forth (a) a correct and complete list of the name and relationship to the Parent and each of the Parent’s Subsidiaries, (b) a true and complete listing of each class of each of the Borrower’s authorized Equity Interests, all of which issued Equity Interests are validly issued, outstanding, fully paid and non-assessable (to the extent such concepts are relevant with respect to such ownership interests), and owned beneficially and of record by the Persons identified on Schedule 3.14, and (c) the type of entity of the Parent and each of its Subsidiaries.
Section 3.15    Security Interest in Collateral. The provisions of the Collateral Documents create legal and valid Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and when financing statements are filed in the offices specified in the U.S. Security Agreement and such other actions are taken as required by applicable law, such Liens shall constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party, and having priority over all other Liens on the Collateral except (a) in the case of Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or agreement and (b) in the case of Liens perfected only by possession or control (including possession of any certificate of title), to the extent the Administrative Agent has not obtained or does not maintain possession or control of such Collateral, in each case, subject to applicable Debtor Relief Laws or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.16    Employment Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the Knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties and the other Group members have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from any Loan Party or any other Group member, or for which any claim may be made against any Loan Party or any other Group member, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Group member.
Section 3.17    Federal Reserve Regulations. No part of the proceeds of any Loan or Letter of Credit has been used or will be used, whether directly or indirectly, for any purpose that violates Regulations T, U and X.
Section 3.18    Use of Proceeds. The proceeds of the Loans have been used and will be used, whether directly or indirectly as set forth in Section 5.08.
Section 3.19    No Burdensome Restrictions. No Loan Party is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.10.
Section 3.20    Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, the other Group members and their respective directors, officers, employees and agents with Anti-Corruption Laws and with applicable

509265-2130-15343-Active.25699682.17

Sanctions, and such Loan Party, the other Group members and their respective officers and directors are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Loan Party, any other Group member or, to the Knowledge of any such Loan Party, any of their respective directors, officers or employees, or (b) to the Knowledge of any such Loan Party, any agent of such Loan Party that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will be used directly (or knowingly indirectly) in a manner that will violate Anti-Corruption Laws or, in any material respect, applicable Sanctions.
Section 3.21    Affiliate Transactions. Except as set forth on Schedule 3.21, as of the date of this Agreement, there are no existing or proposed agreements, arrangements, understandings or transactions between any Loan Party and any of the officers, members, managers, directors, stockholders, parents, holders of other Equity Interests or Affiliates (other than Subsidiaries) of any Loan Party or, to the Knowledge of such Loan Party, any members of their respective (or immediate families (but excluding compensation or option agreements with employees, officers, members, managers, or directors), in each case, with a monetary value in excess of $1,000,000.
Section 3.22    Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Loan Parties as a whole and (b) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Loan Party, and is in its best interest.
Section 3.23    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
Section 3.24    Qualified Eligible Contract Participant. As of the date of this Agreement, each Loan Party is a Qualified ECP Guarantor.
Section 3.25    Material Agreements. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument evidencing or governing Indebtedness, except in each case of the foregoing clauses (i) and (ii), that would not be reasonably expected to result in a Material Adverse Effect.
ARTICLE IV
CONDITIONS
Section 4.01    Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)    Credit Agreement and Other Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (ii) either (A) a counterpart of each other Loan

509265-2130-15343-Active.25699682.17

Document signed on behalf of each party thereto or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page thereof) that each such party has signed a counterpart of such Loan Document and (iii) such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with, and are customary for, the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.11 payable to the order of each such requesting Lender and a written opinion of each of Vinson & Elkins LLP as the Loan Parties’ counsel with respect to New York law and certain U.S. matters, Van Campen Liem as the Dutch counsel for the Foreign Loan Parties’ with respect to capacity, enforceability and other Dutch law matters, addressed to the Administrative Agent, the Issuing Bank and the Lenders, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(b)    Financial Statements and Projections. The Lenders shall have received (i) audited consolidated financial statements of the Parent for the fiscal year ended December 31, 2017, (ii) unaudited interim consolidated financial statements of the Parent for the fiscal quarter ended June 30, 2018 and for any fiscal quarter ended after June 30, 2018 as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of the Parent, as reflected in the audited, consolidated financial statements for the fiscal quarter ended June 30, 2018 and (iii) reasonably satisfactory quarterly projections for each Borrower’s fiscal year ending December 31, 2018, and annual projections for each of the Borrower’s fiscal years thereafter, through and including each Borrower’s fiscal year ending December 31, 2022.
(c)    Officer’s Certificates; Organizational Documents; Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary, Assistant Secretary, or, with respect to a Dutch Loan Party (other than Parent), a managing director or any other person who is authorized to represent such Loan Party or other Responsible Officer, which shall (A) certify the resolutions of its board of directors, board of managers, shareholders, members, partners or other governing body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and, in the case of each of the Borrower Representative and the Parent, its Financial Officers, and (C) contain, as attachments, the certificate or articles of incorporation or organization of such Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party (to the extent applicable) and a true and correct copy of its by-laws or operating, management or partnership agreement, or other organizational or governing documents and with respect to a Dutch Loan Party an up-to-date extract from the Dutch trade register, and (ii) a good standing certificate, as of a recent date, for such Loan Party from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for such Loan Party from the appropriate governmental officer in such jurisdiction (to the extent applicable).
(d)    Works Council. In respect of any Dutch Loan Party, a written confirmation by the management board of such Loan Party that no works council (ondernemingsraad) or central or group works council (centrale of groeps ondernemingsraad) within the meaning of the Works Councils Act of the Netherlands (Wet op de ondernemingsraden) having jurisdiction over such Loan Party has been installed and no works council will be installed in the foreseeable future.
(e)    Closing Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer of the Borrower Representative, dated as of the Effective Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in

509265-2130-15343-Active.25699682.17

the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such date with the same effect, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and accurate on and as of such earlier date), and (iii) stating that Availability for the Borrowers is equal to or greater than $35,000,000 after giving effect to all Borrowings to be made on the Effective Date, the issuance of any Letters of Credit on the Effective Date, the consummation of the Transactions and the payment of all fees and expenses due hereunder and with any of the Loan Parties’ indebtedness, liabilities, and obligations current.
(f)    Fees. The Lenders, the Lead Arranger and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel) at least two (2) Business Days before the Effective Date, on or before the Effective Date. All such amounts may be paid with proceeds of Loans made on the Effective Date, in which case they will be reflected in the funding instructions given by the Borrower Representative to the Administrative Agent on or before the Effective Date.
(g)    Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each jurisdiction where the Loan Parties are organized (to the extent applicable) and where the assets of the Loan Parties are located, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent.
(h)    No Indebtedness. The Administrative Agent shall have received reasonably satisfactory pay-off letters or other evidence with respect to all existing Indebtedness required to be repaid from the proceeds of the initial Borrowing, if any, confirming that all Liens, if any, upon any of the property of the Loan Parties constituting Collateral will be terminated prior to or concurrently with the occurrence of the Effective Date. On the Effective Date, after giving effect to the transactions contemplated hereby, neither the Borrowers nor any other Group members shall have any Indebtedness for borrowed money other than pursuant to this Agreement or any other Loan Document as permitted herein.
(i)    Funding Account. The Administrative Agent shall have received a notice setting forth the Deposit Accounts of the Borrowers (the “Funding Account”) to which the Administrative Agent is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.
(j)    Solvency. The Administrative Agent shall have received a solvency certificate of the Borrower Representative signed by a Financial Officer dated as of the Effective Date.
(k)    Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base of the Borrowers as of a date specified by the Administrative Agent prior to or on the Effective Date (with respect to the most recently ended month for which at least twenty (20) Business Days have passed since the last calendar day of such month) with customary supporting schedules and documentation.
(l)    Pledged Equity Interests; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates (if any) representing the Equity Interests of the Borrowers pledged pursuant to the relevant U.S. Security Agreement, together with an undated stock power or membership power, as applicable, for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) each promissory note (if any) required to be pledged to the Administrative Agent pursuant to the U.S. Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer

509265-2130-15343-Active.25699682.17

form in blank) by the pledgor thereof, in accordance with and subject to the limits in Section 5.13 and pursuant to the other terms and conditions of the Loan Documents, and (iii) evidence that the Equity Interests of Frank's International GP, LLC shall be subject to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, in accordance with and subject to the limits in Section 5.13 and pursuant to the other terms and conditions of the Loan Documents.
(m)    Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, to the extent and with the priority required by the Loan Documents, shall have been delivered to the Administrative Agent and be in proper form for filing, registration or recordation.
(n)    Insurance. The Administrative Agent shall have received customary evidence of insurance coverage and all other customary documents as reasonably requested by the Administrative Agent in relation thereto, in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.10 hereof and Section 4.12 of the U.S. Security Agreement.
(o)    Letter of Credit Application. If a Letter of Credit is requested to be issued on the Effective Date, the Administrative Agent shall have received a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable). The applicable Borrowers shall have executed the Issuing Bank’s master agreement for the issuance of commercial Letters of Credit, if applicable.
(p)    Corporate Structure. The corporate structure, capital structure and other debt instruments, material accounts and governing documents of the Loan Parties and their Affiliates shall be reasonably acceptable to the Administrative Agent.
(q)    Field Examination. The Administrative Agent or its designee shall have conducted a field examination of the Loan Parties’ Accounts, Inventory and such other information or materials as the Administrative Agent shall include within the scope of such field examination and audit, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent in its sole discretion.
(r)    Due Diligence. The Administrative Agent and its counsel shall have completed all business due diligence, the results of which shall be satisfactory to Administrative Agent in its sole discretion.
(s)    Appraisal(s). The Administrative Agent shall have received an appraisal of the applicable Loan Parties’ Inventory from one or more firms reasonably satisfactory to the Administrative Agent, which appraisal shall be reasonably satisfactory to the Administrative Agent.
(t)    USA PATRIOT Act, Etc.; Beneficial Ownership Certification. (i) The Administrative Agent shall have received, at least five days prior to the Effective Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least 10 days prior to the Effective Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least 10 days

509265-2130-15343-Active.25699682.17

prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied.
(u)    Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent its counsel may have reasonably requested.
The Administrative Agent shall notify the Borrowers, the Lenders and the Issuing Bank of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 2:00 p.m., Houston time, on November 16, 2018 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
Section 4.02    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).
(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, (i) no Default shall have occurred and be continuing, and (ii) no Protective Advance shall be outstanding.
(c)    After giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, Availability shall not be less than zero.
(d)    To the extent that the applicable Borrowing on a pro form basis would result in Availability less than the greater of $12.5 million and 15% of the lesser of the Borrowing Base and the Aggregate Commitment, the Borrowers shall have a pro forma Fixed Charge Coverage Ratio of not less than 1.0 to 1.0.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b), and (c) of this Section.
Notwithstanding the failure to satisfy the conditions precedent set forth in paragraphs (a) or (b) of this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans and an Issuing Bank may, but shall have no obligation to, issue, amend, renew or extend, or cause to be issued, amended, renewed or extended, any Letter of Credit for the ratable account and risk of Lenders from time to time if the Administrative Agent believes that making such Loans or issuing, amending, renewing or extending, or causing the issuance, amendment, renewal or extension of, any such Letter of Credit is in the best interests of the Lenders.

509265-2130-15343-Active.25699682.17

ARTICLE V
AFFIRMATIVE COVENANTS
Until all of the Secured Obligations have been Paid in Full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:
Section 5.01    Financial Statements; Borrowing Base and Other Information. The Borrowers will furnish to the Administrative Agent and each Lender:
(a)    within ninety (90) days after the end of each fiscal year of the Parent, its audited consolidated balance sheet and related statements of operations, owners’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case (i) in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or another independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Group on a consolidated basis and (ii) a detailed reconciliation, reflecting such financial information for the Loan Parties, on the one hand, and the Group (together with the detailed financial information for the Excluded Subsidiaries), on the other hand, reflecting adjustments necessary to eliminate the accounts of the Excluded Subsidiaries and entities that are not Loan Parties from such consolidated financial statements, all in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants;
(b)    within forty-five (45) days after the end of each fiscal quarter of the Parent, its consolidated balance sheet and related statements of operations, owners’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of the Group on a consolidated basis in accordance with GAAP consistently applied, subject to normal yearend audit adjustments and the absence of footnotes;
(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, a compliance certificate of a Financial Officer of the Borrower Representative in substantially the form of Exhibit D (i) certifying, in the case of the financial statements delivered under clause (a) or (b) above, as presenting fairly in all material respects the financial condition and results of operations of the Group on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and is continuing, and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12, if applicable, (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements most recently delivered pursuant to clause (a) above and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (v) certifying that the Borrowers are in compliance (calculated on a twelve month trailing basis) with the Minimum Guarantor Coverage Requirement in Section 5.13(d);

509265-2130-15343-Active.25699682.17

(d)    within sixty (60) days after the end of each fiscal year of the Parent, but in any event no more than thirty (30) days prior to the end of the previous fiscal year of the Parent, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and cash flow statement) of the Parent for each fiscal quarter of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;
(e)    within twenty (20) days of the end of each calendar month, and at such other times as may be necessary to re-determine Availability or as may be requested by the Administrative Agent in its Permitted Discretion, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request; provided that with respect to monthly Borrowing Base Certificates for the first six (6) months following the Closing Date, such certificates shall be permitted to be delivered within twenty-five (25) days of the end of each month; provided further that, at any time an Activation Period exists, a Borrowing Base Certificate shall be delivered weekly within three (3) Business Days after the end of each calendar week;
(f)    as soon as available but in any event within twenty (20) days of the end of each calendar month, and at such other times as may be requested by the Administrative Agent in its Permitted Discretion, as of the period then ended, all delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent:
(i)    a detailed aging of the Loan Parties’ Accounts, including all invoices aged by invoice date and due date (with an explanation of the terms offered), prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;
(ii)    a schedule detailing the Loan Parties’ Inventory, in form reasonably satisfactory to the Administrative Agent, (A) by location (showing Inventory in transit and any Inventory located with a third party under any consignment, bailee arrangement or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower Representative that are deemed by the Administrative Agent to be appropriate, and (B) including a report of any variances or other results of Inventory counts performed by the Loan Parties since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by the Loan Parties and claims made against the Loan Parties with respect thereto); and
(iii)    a worksheet of calculations prepared by the Borrowers to determine Eligible Accounts, Eligible Unbilled Accounts, and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;
provided, that at any time an Activation Period exists, the Administrative Agent, in its sole discretion, may require delivery of the information required by this clause (f) weekly within three (3) Business Days after the end of each calendar week;
(g)    within twenty-five (25) days of the end of each calendar month, as of the month then ended, a schedule and aging of the Borrower’s accounts payable, delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent; provided, that at any time an Activation

509265-2130-15343-Active.25699682.17

Period exists, the Administrative Agent, in its sole discretion, may require delivery of the information required by this clause (g) weekly within three (3) Business Days after the end of each calendar week;
(h)    promptly upon the Administrative Agent’s reasonable written request:
(i)    copies of invoices issued by the Loan Parties in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;
(ii)    copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory purchased by any Loan Party; and
(iii)    for the calendar month most recently ended, the Borrower’s sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and debit memo/credit memo journal;
(i)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party or any other Group member with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, if applicable, or distributed by any Borrower to its shareholders generally, as the case may be;
(j)    promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that any Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that any Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if a Borrower or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the applicable Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and
(k)    promptly following any request therefor, such other information regarding the operations, material changes in ownership of Equity Interests, any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification, business affairs and financial condition of any Loan Party or any other Group member, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.
Documents required to be delivered pursuant to clauses (a), (b) and (i) of this Section 5.01 may (but shall not be required to) be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) a Borrower posts such documents, or provides a link thereto on its website on the Internet to which the Administrative Agent and each Lender has access (located at http:// http://franksinternational.com) or (ii) such documents are posted on the Internet website of the SEC (http://www.sec.gov) on the Borrower’s behalf; provided that: (i) the Borrower Representative shall deliver paper copies of such documents to the Administrative Agent if the Administrative Agent or any Lender is unable to access such link or posting and requests the Borrower Representative to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower Representative shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above.

509265-2130-15343-Active.25699682.17

Section 5.02     Notices of Material Events. The Borrowers will furnish to the Administrative Agent prompt (but in any event within any time period that may be specified below) written notice of the following:
(a)    the occurrence of any Default;
(b)    receipt of any written notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened against any Group member that (i) seeks monetary damages, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party or any Subsidiary, (v) alleges the material violation of, or seeks to impose remedies under, any Environmental Law or related Requirement of Law, or seeks to impose any material Environmental Liability, (vi) asserts liability on the part of any Loan Party or any other Group member in respect of any tax, fee, assessment, or other governmental charge, or (vii) involves any recall of a product manufactured or sold by a Loan Party, in each case of the foregoing clauses (i)-(vii) would reasonably be expected to have a Material Adverse Effect;
(c)    any Lien (other than Permitted Encumbrances) or claim made or asserted against the Collateral;
(d)    any loss, damage, or destruction to the Collateral in the amount of $5,000,000 or more, whether or not covered by insurance;
(e)    within five (5) Business Days of receipt thereof, any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located;
(f)    all material amendments to or terminations of any Material Indebtedness, if any, together with a copy of each such amendment or termination;
(g)    within two (2) Business Days after the occurrence thereof, any Loan Party entering into a Swap Agreement or an amendment thereto, together with copies of all agreements evidencing such Swap Agreement or amendment;
(h)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Loan Parties and their Subsidiaries in an aggregate amount exceeding $5,000,000; and
(i)    any other development that results, or would reasonably be expected to result, in a Material Adverse Effect.
Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto as of the time of such notice.
Section 5.03    Existence; Conduct of Business. Each Loan Party will, and will cause each other Group member to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

509265-2130-15343-Active.25699682.17

Section 5.04    Payment of Obligations. Each Loan Party will, and will cause each other Group member to, pay or discharge as the same shall become due and payable all (x) Taxes, (y) Material Indebtedness and (z) all other liabilities and obligations that would result in liabilities, in an aggregate amount under this clause (z), exceeding $5,000,000, in each case for the preceding clauses (x), (y) and (z), before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or Group member has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect; provided, however, that each Loan Party will, and will cause each Subsidiary to, remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.
Section 5.05    Maintenance of Properties. Each Loan Party will, and will cause each other Group member to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.
Section 5.06    Books and Records; Inspection Rights. Each Loan Party will, and will cause each other Group member to, (a) keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, lawyers, agents, and field examiners retained by the Administrative Agent), upon reasonable prior written notice, at reasonable times during normal business hours, to visit and inspect its properties, to conduct at such Loan Party’s premises field examinations of such Loan Party’s assets, liabilities, books and records, including examining and making extracts from its books and records, environmental assessment reports and Phase I environmental site assessments, and to discuss its affairs, finances and condition with its officers and independent accountants. No invasive soil or groundwater sampling shall be permitted unless a Phase I environmental site assessment recommends additional investigation and the applicable Loan Party consents in writing. The applicable Loan Party shall have the right to accompany any such representative designated by the Administrative Agent during any such inspection. Each Loan Party acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to such Loan Party’s assets for internal use by the Administrative Agent and the Lenders. If no Event of Default has occurred and is continuing, the Administrative Agent may conduct, at its discretion, and the Loan Parties shall be responsible for the costs of expenses of, one (1) field examination during any 12-month period, provided, that one (1) additional field examination (for the total of two (2) such field examinations during any 12-month period) may be conducted at any time after Availability falls below the greater of (i) $20,000,000 and (ii) 30% of the lesser of the Borrowing Base and the Aggregate Commitment; provided, further, that the Administrative Agent may conduct up to four (4) field examinations in any 12-month period while an Event of Default has occurred and is continuing and, in each case, the Loan Parties shall be responsible for the costs and expenses of any such field examinations conducted.
Section 5.07    Compliance with Laws and Material Contractual Obligations. Each Loan Party will, and will cause each other Group member to, (i) comply in all material respects with each Requirement of Law applicable to it or its property (including without limitation Environmental Laws, Anti-Corruption Laws and Sanctions) and (ii) perform in all material respects its obligations under material agreements to which it is a party, except, in each case of the foregoing clauses (i) and (ii), where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance in all material

509265-2130-15343-Active.25699682.17

respects by such Loan Party, its Subsidiaries and their respective directors and officers with Anti-Corruption Laws and applicable Sanctions.

Section 5.08    Use of Proceeds.
(a)    The proceeds of the Loans and the Letters of Credit will be used only to finance expenses incurred in connection with the Transactions and for the working capital needs, capital expenditures and other general corporate purposes of the Loan Parties and the other Group members in the ordinary course of business, including, without limitation, to finance Permitted Acquisitions and expenses incurred in connection therewith. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that violates Regulations T, U and X.
(b)    No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and each Borrower shall procure that its Subsidiaries and its and their respective directors and officers shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent that such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or the European Union, or (c) in any manner that would result in the violation of any Sanctions in any material respect applicable to any party hereto.
Section 5.09    Accuracy of Information. The Loan Parties will ensure that any information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Borrowers on the date thereof as to the matters specified in this Section 5.09; provided that, with respect to projected financial information, the Loan Parties will only ensure that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
Section 5.10    Insurance. Each Loan Party will, and will cause each other Group member to, maintain with financially sound and reputable carriers insurance in such amounts (with no greater risk retention) and against such risks and such other hazards, as is customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The Borrowers will furnish to the Lenders, upon written request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.
Section 5.11    Appraisals. At any time that the Administrative Agent requests, each Loan Party will, and will cause each other Group member to, provide the Administrative Agent with appraisals or updates thereof of its Inventory from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis reasonably satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by any applicable Requirement of Law. If no Event of Default has occurred and is continuing, the Loan Parties shall be responsible for the costs of expenses of no more than one (1)

509265-2130-15343-Active.25699682.17

Inventory appraisal during any 12-month period, provided, that one (1) additional Inventory appraisal (for the total of two (2) such Inventory appraisals during any 12-month period) may be conducted at any time after Availability falls below the greater of (i) $20,000,000 and (ii) 30% of the lesser of the Borrowing Base and the Aggregate Commitment. Additionally, the Administrative Agent may conduct up to four (4) appraisals in any 12-month period while an Event of Default has occurred and is continuing and, in each case, the Loan Parties shall be responsible for the costs and expenses of any such appraisals conducted.
Section 5.12    Depository Banks. As of the sixtieth (60th) day following the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion) and at all times thereafter, each of the U.S. Loan Parties and each of their Domestic Subsidiaries will maintain a Lender as its principal depository bank in the United States, including for the maintenance of operating, administrative, cash management, collection activity and other Deposit Accounts for the conduct of its business. For the avoidance of doubt, nothing herein shall prohibit the Loan Parties or any of their respective Subsidiaries from maintaining any Excluded Deposit Account with a depository bank other than the Administrative Agent.
Section 5.13    Additional Collateral; Further Assurances.
(a)    Subject to Section 5.13(b), each Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries (other than any Excluded Domestic Subsidiary and any Excluded Subsidiary pursuant to clause (b) of the definition thereof) and (ii) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Domestic Subsidiary that is a FSHCO (other than any Excluded Subsidiary pursuant to clause (b) of the definition thereof) and each Foreign Subsidiary that is a First-Tier Foreign Subsidiary (other than any Excluded Subsidiary pursuant to clause (b) of the definition thereof), to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request; provided that, each Foreign Loan Party will cause 100% of the issued and outstanding Equity Interests of each of its direct Foreign Subsidiaries to become subject to a first priority, perfected Lien in favor of the Administrative Agent to the extent sufficient to comply with Section 5.13(b).
(b)    Notwithstanding the foregoing clauses of this Section 5.13, if as of the last day of any fiscal quarter of the Parent, the aggregate EBITDA of all Loan Parties represents less than 95% of the consolidated EBITDA of the Parent and its subsidiaries (excluding, for this purpose, any Person which has negative EBITDA), then the Loan Parties shall, no later than ten (10) Business Days after the date on which financial statements for such fiscal quarter are required to be delivered pursuant to Section 5.01(b), cause (x) additional Subsidiaries to become Loan Guarantors in accordance with Section 5.13(d)(i) such that the Loan Parties are in compliance with the provisions of Section 5.13(d)(ii) and/or (y) the Equity Interests in additional Subsidiaries to become subject to a first priority, perfected Lien in favor of the Administrative Agent in accordance with and subject to the requirements in Section 5.13(d), to the extent necessary for the aggregate EBITDA of the Persons within the Group that neither (A) are Loan Guarantors nor (B) whose Equity Interests are not pledged as Collateral in favor of the Administrative Agent to account for less than 5% of consolidated EBITDA of the Parent and its subsidiaries; provided that EBITDA for all purposes under this Section 5.13(a) shall be calculated for the most recently ended period of four (4) consecutive fiscal quarters of the Parent. At all times, none of the Borrowers, the partners of FICV (Frank’s International Management B.V., Frank’s International LP B.V. and Frank’s International Partners B.V.), Frank’s International, LP, Frank’s International GP, LLC, Blackhawk Intermediate Holdings, LLC, Blackhawk Specialty Tools, LLC and/or Trinity Tool Rentals, L.L.C. shall be treated as an Excluded Subsidiary.

509265-2130-15343-Active.25699682.17

(c)    Without limiting the foregoing, each Loan Party will, and will cause each other Group member to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by any Requirement of Law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Loan Parties. Notwithstanding the foregoing, it is agreed and understood that: (i) the Foreign Loan Parties shall not be required to take any actions to perfect security interests in any of their assets outside of the United States other than (A) the pledges of certain Equity Interests specifically granted pursuant to the Collateral Documents or (B) to the extent that the burdens, costs or consequences of carrying out such actions with respect to assets of the Foreign Loan Parties are not deemed to be excessive in view of the benefits to be obtained by the Secured Parties (as so determined by the Administrative Agent); provided, that with respect to perfection of security interests in the Collateral of the Foreign Loan Parties under U.S. law where applicable, such Foreign Loan Parties shall only be required to authorize the filing of UCC-1 financing statements in the Office of the Recorder of Deeds of the District of Columbia naming such Foreign Loan Party as a debtor thereunder; and (ii) the Loan Parties shall not be required to take any additional actions outside the United States to perfect security interests in any Collateral other than: (A) the pledges of certain Equity Interests specifically granted pursuant to the Collateral Documents or (B) to the extent that the burdens, costs or consequences of carrying out such actions with respect to assets of the Loan Parties are not deemed to be excessive in view of the benefits to be obtained by the Secured Parties (as so determined by the Administrative Agent.
(d)    The Borrowers shall ensure and procure that:
(i)    each Significant Domestic Subsidiary (other than any Excluded Domestic Subsidiary) formed or acquired after the date of this Agreement will accede as a Loan Party by executing and delivering to the Administrative Agent a Joinder Agreement within thirty (30) days (or such later date as the Administrative Agent may agree to in its reasonable discretion) of such formation or acquisition. Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, in any property of such Loan Party which constitutes Collateral, owned by any Loan Party; and
(ii)    such Persons, designated by the Borrowers, within the Group as are required to ensure that the aggregate EBITDA of all Loan Guarantors and all Persons in which the total Equity Interests of such Person have been pledged as Collateral in favor of the Administrative Agent represents not less than 95% of the consolidated EBITDA (ignoring, for this purpose, any entity which has negative EBITDA) of the Parent and its subsidiaries at any time (the “Minimum Guarantor Coverage Requirement”) shall accede to the Credit Agreement as additional Loan Guarantors and/or have their Equity Interests pledged as Collateral in favor of the Administrative Agent to the extent needed to maintain compliance with this Section 5.13(d)(ii) and grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, in any property of such Loan Party which constitutes Collateral, owned by any Loan Party.
(e)    If any material assets (excluding any Excluded Assets) are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the U.S. Security Agreement

509265-2130-15343-Active.25699682.17

that become subject to the Lien under the U.S. Security Agreement upon acquisition thereof), the Borrower Representative will (i) notify the Administrative Agent and the Lenders thereof, and, if reasonably requested by the Administrative Agent or the Required Lenders, cause such assets to be subjected to a Lien securing the Secured Obligations and (ii) take, and cause each applicable Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.
(f)    If, after the Effective Date, a Loan Party shall acquire or obtain any Inventory that contains or bears intellectual property rights licensed to any Loan Party that may be sold or otherwise disposed of without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to the sale of such Inventory under the current licensing agreement, then the Borrower Representative shall provide an annex with each Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(e) immediately following the date that such property is acquired, notifying the Administrative Agent of such acquisition, which annex shall specify reasonable detail (including the location, title, patent number(s) and issue date) as to the property so acquired and the intellectual property rights licensed to the Loan Party in connection therewith.
Section 5.14    Post-Closing Obligation – Control Agreements.
(a)    With respect to all Deposit Accounts, Securities Accounts or Commodity Accounts of any U.S. Loan Party, other than any Excluded Deposit Accounts, within sixty (60) days following the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), such applicable U.S. Loan Parties will either (a) close such account, provide evidence of such closure reasonably satisfactory to the Administrative Agent, and transfer the remaining balance of such account, if any, to an account that is subject to a Deposit Account Control Agreement, or (b) provide to the Administrative Agent a Deposit Account Control Agreement, Securities Account Control Agreement or Commodity Account Control Agreement, as applicable, for such account in accordance with Section 4.13 of the U.S. Security Agreement.
(b)    The Borrowers’ failure to comply with any requirement of this Section 5.14 on or before the dates specified in this Section 5.14 shall constitute an immediate Event of Default.
Section 5.15    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 5.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 5.15 or otherwise under the Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 5.15 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 5.15 constitute, and this Section 5.15 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Section 5.16    Allocation of Tax Losses Dutch Fiscal Unity. If, at any time, a Dutch Loan Party is part of a fiscal unity (fiscale eenheid) for Dutch corporate income tax (vennootschapsbelasting) purposes and such fiscal unity is, in respect of such Dutch Loan Party, terminated (verbroken) or disrupted (beëindigd) as a

509265-2130-15343-Active.25699682.17

result of or in connection with the Administrative Agent enforcing its rights under any Collateral Document, such Dutch Loan Party shall, at the request of the Administrative Agent, together with the parent company (moedermaatschappij) or deemed parent company (aangewezen moedermaatschappij) of that fiscal unity, for no consideration and as soon as reasonably practicable, lodge a request with the relevant Governmental Authority to allocate and surrender any tax losses as referred to in Article 20 of the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969) to the Dutch Loan Party leaving the fiscal unity (within the meaning of Article 15af of the Dutch Corporate Income Tax Act) to the extent that such tax losses are attributable (toerekenbaar) to the Dutch Loan Party leaving the fiscal unity.
ARTICLE VI
NEGATIVE COVENANTS
Until all of the Secured Obligations have been Paid in Full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:
Section 6.01    Indebtedness. No Loan Party will, nor will it permit any other Group member to, create, incur, assume or suffer to exist any Indebtedness, except:
(a)    the Secured Obligations;
(b)    Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (f) hereof;
(c)    Indebtedness consisting of letters of credit or bank guarantees in an aggregate amount not to exceed $15,000,000;
(d)    Indebtedness of any Borrower to any Subsidiary and of any Subsidiary to any Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to any Borrower or any other Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;
(e)    Guarantees by any Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of any Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by any Borrower or any other Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (e) shall be subordinated to the Secured Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;
(f)    Indebtedness which represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clauses (b) and (h) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (i) such Refinance Indebtedness does not increase the principal amount of the Original Indebtedness, (ii) such Refinance Indebtedness does not increase the interest rate of the Original Indebtedness, except as necessary to reflect market terms and conditions at the time of the incurrence or issuance of such Refinance Indebtedness (as reasonably determined by the Borrower Representative in good faith) (iii) any Liens securing such Refinance Indebtedness are not extended to any additional property of any Loan Party or any Subsidiary that did not

509265-2130-15343-Active.25699682.17

already secure the Original Indebtedness, (iv) no Loan Party or any Subsidiary that is not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness, (v) such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness, (vi) the terms of such Refinance Indebtedness other than fees, premiums, and interest are not materially less favorable, taken as a whole, to the obligor thereunder than the original terms of such Original Indebtedness (as reasonably determined by the Borrower Representative in good faith and with respect to which a certificate of a Responsible Officer is delivered to the Administrative Agent) and (vii) if such Original Indebtedness was subordinated in right of payment to the Secured Obligations, then the terms and conditions of such Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Original Indebtedness or are otherwise reasonably acceptable to the Administrative Agent;
(g)    Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
(h)    Capital Lease Obligations and purchase money indebtedness not to exceed $25,000,000 in the aggregate at any time;
(i)    Swap Agreement Obligations permitted by Section 6.07;
(j)    Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business; and
(k)    other Indebtedness in an aggregate principal amount not to exceed $5,000,0000 outstanding at any time.
Section 6.02    Liens. No Loan Party will, nor will it permit any other Group member to, create, incur, assume or permit to exist any Lien on any property or asset (including, for the avoidance of doubt, all (i) real property and (ii) patents, copyrights, trademarks or licenses) now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts) or rights in respect of any thereof, except:
(a)    Liens created pursuant to any Loan Document;
(b)    Permitted Encumbrances;
(c)    any Lien on any property or asset of any Borrower or any other Group member existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Borrower or other Group member or any other Borrower or other Group member and (ii) such Lien shall secure only those obligations which it secures on the date hereof, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(d)    any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by any Borrower or any other Group member or existing on any property or asset (other than Accounts and Inventory) of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a

509265-2130-15343-Active.25699682.17

Loan Party, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(e)    (i) Liens of a collecting bank arising in the ordinary course of business under Section 4208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon and (ii) banker’s Liens and customary contractual rights of setoff arising in the ordinary course of business with respect to funds and securities in accounts maintained by any Borrower or any other Group member with banks or other financial institutions and not given in connection with the incurrence of Indebtedness;
(f)    Liens that secure Capital Lease Obligations and purchase money indebtedness permitted by Section 6.01(h); and
(g)    Liens granted by a Group member that is not a Loan Party in favor of a Borrower or another Loan Party in respect of Indebtedness owed by such Group member;
(h)    Liens on cash or Permitted Investments securing Indebtedness owing under Section 6.01(c); provided, that such Liens do not secure obligations in excess of 105% of the stated amount of such Indebtedness; and
(i)    Liens securing other Indebtedness with an aggregate principal amount not to exceed $5,000,000 at any time outstanding.
Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to (x) any Loan Party’s (A) Accounts, other than those permitted under clause (a) of the definition of Permitted Encumbrances and clause (a) above and (B) Inventory, other than those permitted under clauses (a) and (b) of the definition of Permitted Encumbrances and clause (a) above and (y) any Equity Interest of any Group member, other than those permitted under clauses (a) and (b) above.
Section 6.03    Fundamental Changes.
(a)    No Loan Party will, nor will it permit any other Group member to, merge into, consolidate with, or consummate a Division as a Dividing Person with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Group member of any Borrower that is not a Loan Party may merge into (A) a Borrower in a transaction in which such Borrower is the surviving entity, (B) any Loan Party (other than the Borrowers) in a transaction in which the surviving entity is a Loan Party or (C) any other Group member that is not a Loan Party, (ii) any Loan Party (other than a Borrower) may merge into any other Loan Party in a transaction in which the surviving entity is a Loan Party, (iii) any Subsidiary that is an LLC may consummate a Division as the Dividing Person if, immediately upon the consummation of the Division, the assets of the applicable Dividing Person are held by one or more Subsidiaries at such time, or, with respect to assets not so held by one or more Subsidiaries, such Division, in the aggregate, would otherwise result in a disposition permitted by Section 6.04(n), and (iv) any other Group member may liquidate or dissolve if the Borrower which owns such Group member determines in good faith that such liquidation or dissolution is in the best interests of such Borrower and is not materially disadvantageous to the Lenders (it being understood that in the case of any liquidation or dissolution of a Group Member that is a Loan Party, such Group member shall at or before the time of such liquidation or dissolution transfer all its assets to another Group Member that is a Loan Party); provided that any such merger involving a Person that is not a wholly owned Group member immediately prior to such merger shall not be permitted unless the acquisition of such Person is also permitted by Section 6.04(l).

509265-2130-15343-Active.25699682.17

(b)    No Loan Party will, nor will it permit any other Group member to, engage to any material extent in any business other than businesses of the type conducted by the Group on the date hereof and businesses reasonably related thereto.
(c)    No Loan Party will, nor will it permit any other Group member to, change its fiscal year from the basis in effect on the Effective Date.
(d)    No Loan Party will change the accounting basis upon which its financial statements are prepared.
Section 6.04    Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any other Group member to, form any subsidiary after the Effective Date, or purchase, hold or acquire (including pursuant to any merger with, or as a Division Successor pursuant to the Division of, any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger or Division) any evidence of Indebtedness or Equity Interests or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise) (in each case, an “Investment”), except:
(a)    Permitted Investments;
(b)    Investments in existence on the date hereof and described in Schedule 6.04;
(c)    Investments (i) made by any Group member that is not a Loan Party in any Group member, (ii) made by any Foreign Loan Party in any Foreign Loan Party, and (iii) made by any U.S. Loan Party in any U.S. Loan Party;
(d)    Investments by any Loan Party in the other Group members that are not Loan Parties; provided that:
(i)    any Equity Interests held by a U.S. Loan Party shall be pledged pursuant to the U.S. Security Agreement (subject to the limitations on Equity Interests of a Foreign Subsidiary referred to in Section 5.13 as applicable to any U.S. Loan Party making such Investment) within thirty (30) days following such Investment;
(ii)    the aggregate amount of Investments (A) by Foreign Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under Section 6.04(e)) and (B) by U.S. Loan Parties in other Group members that are not U.S. Loan Parties shall (x) not exceed $5,000,000 in the aggregate at any time outstanding in each case determined at the time of making each such Investment and without regard to any write-downs or write-offs or (y) be subject to the satisfaction of the Payment Condition on a pro forma basis after giving effect thereto; and
(iii)    (A) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the U.S. Security Agreement and (B) any Indebtedness resulting from an Investment made by a Group member that is not a Loan Party in a Loan Party shall be subordinated to the Obligations on terms acceptable to the Administrative Agent.

509265-2130-15343-Active.25699682.17

(e)    loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $250,000 in the aggregate at any one time outstanding;
(f)    notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business;
(g)    Investments in, or deemed to be made in, Account Debtors by virtue of extended payment terms granted in the ordinary course of business for some or all of such Account Debtor’s Accounts;
(h)    Investments in the form of Swap Agreements permitted by Section 6.07;
(i)    Investments of any Person existing at the time such Person becomes a Group member of a Borrower or consolidates or merges with a Borrower or any of the other Group members (in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Group member or of such merger;
(j)    Investments received in connection with the disposition of assets permitted by Section 6.05;
(k)    Investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;
(l)    Investments in Permitted Acquisitions, subject to the satisfaction of the Payment Condition on a pro forma basis after giving effect to such Investment;
(m)    Investments in property, the payments for which constitute Capital Lease Obligations permitted by Section 6.01(i); and
(n)    other Investments in an aggregate amount not to exceed $1,000,000 at any time.
Section 6.05    Asset Sales. No Loan Party will, nor will it permit any other Group member to, sell, transfer, lease or otherwise dispose of any asset (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise), including any Equity Interest owned by it, nor will any Borrower issue or permit any other Group member to issue any additional Equity Interest in such Group member (other than to the Borrowers or another Group member in compliance with Section 6.04), except:
(a)    sales, transfers and dispositions of (i) Inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;
(b)    sales, transfers and dispositions of assets to a Borrower or any other Group member, provided that any such sales, transfers or dispositions involving a Borrower that is not a U.S. Loan Party or a Group member that is not a U.S. Loan Party shall be made in compliance with Section 6.09; provided, further that compliance with Section 6.09(a)(i) shall not be required, subject to the satisfaction of the Payment Condition on a pro forma basis after giving effect to such sale, transfer or disposition;
(c)    sales, transfers and dispositions of Accounts in connection with the compromise, settlement or collection thereof;

509265-2130-15343-Active.25699682.17

(d)    sales, transfers and dispositions of Permitted Investments and other investments permitted by clause (h) of Section 6.04;
(e)    Sale and Leaseback Transactions permitted by Section 6.06;
(f)    dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any other Group member; and
(g)    sales, transfers and other dispositions of assets (other than Equity Interests in a Group member unless all Equity Interests in such Group member are sold) that are not permitted by any other clause of this Section, provided that the aggregate net book value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (i) shall not exceed $5,000,000 during any fiscal year of the Borrowers;
provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (b), (c) and (f) above) shall be made for fair value and for at least 75% cash consideration.
Section 6.06    Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Group member to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except that Sale and Leaseback Transactions in an aggregate amount not to exceed $40,000,000 at any time shall be permitted with respect to the properties described on Schedule 6.06.
Section 6.07    Swap Agreements. No Loan Party will, nor will it permit any other Group member to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Borrower or any Group member has actual exposure (other than those in respect of Equity Interests of any Borrower or any other Group members), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Group member.
Section 6.08    Restricted Payments; Certain Payments of Indebtedness.
(a)    No Loan Party will, nor will it permit any other Group member to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) a Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests, and, with respect to its preferred Equity Interests, payable solely in additional shares of such preferred Equity Interests or in shares of its Equity Interests, (ii) Group members may declare and pay dividends ratably with respect to their Equity Interests and (iii) a Loan Party may make other Restricted Payments, including any Restricted Payment with respect to its preferred Equity Interests, so long as the Payment Condition is satisfied on a pro forma basis at the time such Restricted Payment is made and after giving effect to such payment.
(b)    No Loan Party will, nor will it permit any other Group member to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution

509265-2130-15343-Active.25699682.17

(whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:
(i)    payment of Indebtedness created under the Loan Documents;
(ii)    payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted under Section 6.01, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;
(iii)    refinancings of Indebtedness to the extent permitted by Section 6.01;
(iv)    the conversion of any Indebtedness to Equity Interests of the Parent or any other Group members or any other direct or indirect parent of the Borrower or the repayment of Indebtedness with the proceeds of any contribution to, or the issuance or other sale of, Equity Interests (not constituting Disqualified Equity) of the Parent or any direct or indirect parent of the Parent;
(v)    payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 6.05; and
(vi)    voluntary prepayments of Indebtedness, so long as the Payment Condition is satisfied on a pro forma basis at the time such voluntary prepayment is made and after giving effect to such prepayment.
Section 6.09    Transactions with Affiliates. No Loan Party will, nor will it permit any other Group member to, sell, lease or otherwise transfer any property or assets (upon voluntary liquidation or by merger, consolidation, transfer of assets, or otherwise) to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:
(a)    transactions that (i) are in the ordinary course of business; and (ii) are at prices and on terms and conditions not materially less favorable to such Loan Party or such Group member than could be obtained on an arm’s-length basis from unrelated third parties;
(b)    transactions between, or made to, any Borrower and any other Group member that is a Loan Party not involving any other Affiliate;
(c)    any investment permitted by Section 6.04(c) or Section 6.04(d);
(d)    any Indebtedness permitted under Section 6.01(c);
(e)    any Restricted Payment permitted under Section 6.08;
(f)    loans or advances to employees permitted under Section 6.04;
(g)    the payment of reasonable fees to directors of the Parent who are not employees of the Parent, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Parent in the ordinary course of business;
(h)    any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, Equity Interest options and Equity

509265-2130-15343-Active.25699682.17

Interest ownership plans approved by the Parent’s board of directors, board of managers or other governing body, as applicable; and
(i)    the Sale and Leaseback Transactions permitted under Section 6.06 in an aggregate amount not to exceed $40,000,000 at any time.
Section 6.10    Restrictive Agreements. No Loan Party will, nor will it permit any other Group member to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any other Group member to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Group member to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Borrower or any other Group member or to Guarantee Indebtedness of any Borrower or any other Group member; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Group member or assets pending such sale, provided that such restrictions and conditions apply only to the Group member or asset that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
Section 6.11    Amendment of Material Documents. No Loan Party will, nor will it permit any other Group member to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness, or (b) its charter, articles or certificate of incorporation or organization, bylaws, operating, management or partnership agreement or other organizational or governing documents, in each case, to the extent any such amendment, modification or waiver would be materially adverse to the Lenders.
Section 6.12    Financial Covenant; Fixed Charge Coverage Ratio. When an Activation Period is in effect, the Borrowers shall not permit the Fixed Charge Coverage Ratio, as of the end of any fiscal quarter, to be less than 1.00 to 1.00, commencing with the fiscal quarter most recently ended prior to the commencement of such Activation Period for which financial statements have been delivered in accordance with Section 5.01(b) and for each fiscal quarter thereafter during which the Activation Period remains in effect.
Section 6.13    Dutch Fiscal Unity. Any fiscal unity (fiscale eenheid) for Dutch corporate income tax (vennootschapsbelasting) or Dutch value added tax (omzetbelasting) purposes, if any, shall consist of Dutch Loan Parties only.
ARTICLE VII
EVENTS OF DEFAULT
Section 7.01    Events of Default. If any of the following events (“Events of Default”) shall occur:
(a)    the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

509265-2130-15343-Active.25699682.17

(b)    the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;
(c)    any representation or warranty made or deemed made by or on behalf of any Loan Party or any other Group member in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect (without duplication of any materiality qualifier therein) when made or deemed made; provided that, if (i) such Loan Party or other Group member was not aware that such representation or warranty was incorrect at the time such representation or warranty was made or deemed made, (ii) the fact, event or circumstance resulting in such incorrect representation or warranty is capable of being cured, corrected or otherwise remedied and (iii) such fact, event or circumstance resulting in such incorrect representation or warranty shall have been cured, corrected or otherwise remedied within thirty (30) days from the date a Responsible Officer of any Loan Party or other Group member obtains knowledge thereof (including, without limitation, upon notice by the Administrative Agent or any Lender), such incorrect representation or warranty shall not constitute a Default or an Event of Default for purposes of the Loan Documents;
(d)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.03 (solely with respect to a Loan Party’s existence), Section 5.08, Section 5.14, or in Article VI;
(e)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another clause of this Article), and such failure shall continue unremedied for a period of (i) five (5) Business Days after the earlier of any Loan Party’s Knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01, Section 5.02 (other than Section 5.02(a)), Section 5.04, Section 5.07, or Section 5.10 of this Agreement or (ii) thirty (30) days after the earlier of any Loan Party’s Knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement, provided that, with respect to the foregoing clause (ii), (A) if such failure does not involve the payment of money to any Person and is not susceptible to cure within such thirty (30)-day period, (B) such Person is proceeding with diligence and good faith to cure such failure and such failure is susceptible to cure, and (C) the existence of such failure has not had, and would not be reasonably expected to have, a Material Adverse Effect, such thirty (30)-day period may be extended in the Administrative Agent’s Permitted Discretion as may be necessary to cure such failure, such extended period not to exceed sixty (60) days in the aggregate (inclusive of the original thirty (30)-day period);
(f)    any Loan Party or other Group member shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (and after giving effect to any applicable grace periods);
(g)    (i) any event or condition occurs that results in any Material Indebtedness (including any Indebtedness under any Swap Agreement) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any

509265-2130-15343-Active.25699682.17

Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by Section 6.05 or (ii) there occurs under any Swap Agreement an “Early Termination Date” (or similar term, as defined in such Swap Agreement) resulting from (A) an event of default under such Swap Agreement as to which a Loan Party or a Subsidiary is the defaulting party (or similar term, as defined in such Swap Agreement) or (B) any termination event (as prescribed in such Swap Contract) under such Swap Agreement (with or without the giving of notice, the lapse of time or both), and, in either event, the maximum aggregate payment owed by the applicable Loan Party or Subsidiary thereunder (giving effect to any netting agreements) exceeds $10,000,000.
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or other Group member or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or other Group member or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    any Loan Party or other Group member shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or such other Group member or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (v) make a general assignment for the benefit of creditors;
(j)    any Loan Party or other Group member shall admit in writing its inability or publicly declare its intention not to, or fail generally to, pay its debts as they become due;
(k)    (i) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against any Loan Party, any other Group member or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or other Group member to enforce any such judgment; or (ii) any Loan Party or other Group member shall fail within thirty (30) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;
(l)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
(m)    a Change in Control shall occur;
(n)    the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a

509265-2130-15343-Active.25699682.17

party beyond any period of grace therein provided, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty or any Obligation Guaranty to which it is a party, or shall give notice to such effect, including, but not limited to notice of termination delivered pursuant to Section 10.08;
(o)    except as permitted by the terms of any Collateral Document or due to the action or inaction of the Administrative Agent, (i) any Collateral Document shall for any reason fail to create a valid security interest in any Collateral purported to be covered thereby or (ii) any Lien securing any Secured Obligation shall cease to be a perfected, first priority Lien, provided, that an Event of Default under this clause (p) shall not be deemed to have occurred so long as the aggregate value of all Collateral affected by any event described in the foregoing subclauses (i) and (ii) does not exceed $1,000,000 at any time;
(p)    except as permitted by the terms of any Collateral Document or due to the action or inaction of the Administrative Agent, any Collateral Document shall fail to remain in full force or effect or any action shall be taken by any Person in the Group or the Affiliates of such person to discontinue or to assert the invalidity or unenforceability of any Collateral Document; or
(q)    any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (other than as permitted by the terms of such Loan Document) or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction that evidences its assertion, that any material provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms;
then, and in every such event (other than an event with respect to the Borrowers described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and (iii) require cash collateral for the LC Exposure in accordance with Section 2.07(j) hereof; and in the case of any event with respect to the Borrowers described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding and the cash collateral for the LC Exposure, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations as set forth in Section 2.14(d) of this Agreement and exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.
ARTICLE VIII
THE ADMINISTRATIVE AGENT

509265-2130-15343-Active.25699682.17

Section 8.01    Appointment. Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Lenders and the Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf: (a) The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders (including the Issuing Bank), and (b) the Loan Parties shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
Section 8.02    Rights as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any other Group member or any Affiliate thereof as if it were not the Administrative Agent hereunder.
Section 8.03    Duties and Obligations. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any other Group member that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

509265-2130-15343-Active.25699682.17

Section 8.04    Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.05    Actions through Sub-Agents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.
Section 8.06    Resignation. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York having assets at such time in excess of $10,000,000,000, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by its successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed by the Borrowers and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph and all rights and obligations of the Administrative Agent under the Parallel Liability have been assigned and assumed by the successor Administrative Agent (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the

509265-2130-15343-Active.25699682.17

Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.18(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.
Section 8.07    Non-Reliance.
(a)    Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent, any arranger of this credit facility or any amendment thereto or any other Lender and their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent, any arranger of this credit facility or any amendment thereto or any other Lender and their respective Related Parties and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.
(b)    Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
Section 8.08    Other Agency Titles. The Persons identified in this Agreement, or hereafter appointed as “Lead Arranger”, “Arranger”, “Bookrunner”, or other similar titles shall not have any right, power, obligation,

509265-2130-15343-Active.25699682.17

liability, responsibility or duty under this Agreement in such capacities. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as “Lead Arranger”, “Arranger”, “Bookrunner”, or similar capacities, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.
Section 8.09    Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties.
(a)    The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.
(b)    In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as Collateral for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.
Section 8.10    Flood Laws. JPMCB has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). JPMCB, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, JPMCB reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.
Section 8.11    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit, the Commitments or this Agreement;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset

509265-2130-15343-Active.25699682.17

managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or the Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
(c)    The Administrative Agent and Lead Arranger hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
ARTICLE IX
MISCELLANEOUS

509265-2130-15343-Active.25699682.17

Section 9.01    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
(i)    if to any Loan Party, to the Borrower Representative at:
Frank’s International, LLC
10260 Westheimer Road, Suite 700
Houston, TX 77042
Attention: Ed Goodwin
Facsimile No: (281) 558-7883
Email: ed.goodwin@franksintl.com
with a copy to:
Frank’s International, LLC
10260 Westheimer Road, Suite 700
Houston, TX 77042
Attention: John Symington
Facsimile No: (281) 558-7883
Email: John.Symington@franksintl.com

(ii)    if to the Administrative Agent, or to JPMCB in its capacity as an Issuing Bank, to JPMorgan Chase Bank, N.A. at:
JPMorgan Chase Bank, N.A.
2200 Ross Avenue, 9th Floor
Mail Code: TX1-2905
Dallas, TX 75201
Attention: Ross Gilbert
Facsimile No: (214) 965-2594
Email: ross.x.gilbert@jpmorgan.com

(iii)    if to any other Lender or Issuing Bank, to it at its address or facsimile number set forth in its Administrative Questionnaire.
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) delivered through Electronic Systems to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender (provided further that, if requested by the Administrative

509265-2130-15343-Active.25699682.17

Agent, the Borrowers will deliver original copies of any compliance and no Default certificates delivered pursuant to Section 5.01(c) promptly after the delivery thereof by Electronic Systems). Each of the Administrative Agent and the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.
(c)    Any party hereto may change its address, facsimile number or e-mail address set forth on Schedule B hereto for notices and other communications hereunder by notice to the other parties hereto.
(d)    Electronic Systems.
(i)    Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.
(ii)    Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Loan Parties, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.
Section 9.02    Waivers; Amendments.

509265-2130-15343-Active.25699682.17

(a)    No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
(b)    Except as provided in the first sentence of Section 2.10(f) (with respect to any commitment increase) and subject to Section 2.15(b) and subject to Section 9.02(e) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (provided that any amendment or modification of the financial covenants in this Agreement (or any defined term used therein) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (iv) change Section 2.19(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (v) increase the advance rates set forth in the definition of Borrowing Base or add new categories of eligible assets, without the written consent of each Lender (other than any Defaulting Lender), (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (vii) change Section 2.21, without the consent of each Lender (other than any Defaulting Lender), (viii) release any Loan Guarantor from its obligation under its Loan Guaranty or Obligation Guaranty, as applicable (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), or (ix) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be (it being understood that any amendment to Section 2.21 shall require the consent of the Administrative Agent and the Issuing Bank); provided further that no such agreement shall amend or

509265-2130-15343-Active.25699682.17

modify the provisions of Section 2.07 or any letter of credit application and any bilateral agreement between the Borrower Representative and the Issuing Bank regarding the Issuing Bank’s individual Letter of Credit Sublimit or the respective rights and obligations between the Borrower and the Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and the Issuing Bank, respectively. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04. Any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by any Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.
(c)    The Secured Parties hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the Payment in Full of all Secured Obligations, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interests of a Group member, the Administrative Agent is authorized to release any Loan Guaranty provided by such Group member, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may shall promptly release any Liens at any time attaching to any Excluded Assets. Any such subordination or release, as applicable, shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such subordination or release, as applicable, shall be without recourse to or warranty by the Administrative Agent.
(d)    If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers, the Administrative Agent and the Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Section 2.16 and Section 2.18, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such

509265-2130-15343-Active.25699682.17

replacement under Section 2.17 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
(e)    Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower Representative only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.
Section 9.03    Expenses; Indemnity; Damage Waiver.
(a)    The Loan Parties shall, jointly and severally, pay all (i) reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for the Administrative Agent (limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, charges and disbursements of one counsel to the Administrative Agent as counsel to the Administrative Agent, the Lead Arranger and their affiliates and, solely in the case of an actual or potential conflict of interest, one additional counsel to all affected parties, taken as a whole, and, if reasonably necessary, of one local counsel in each relevant local jurisdiction to such persons, taken as a whole), in connection with the syndication and distribution (including, without limitation, via the internet or through an Electronic System) of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, reasonable and documented out-of-pocket fees, costs and expenses incurred in connection with:
(i)    Collateral monitoring, Collateral reviews, appraisals and insurance reviews;
(ii)    field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;
(iii)    background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;
(iv)    Other Taxes, fees and other charges for (A) lien searches and (B) filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;
(v)    sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

509265-2130-15343-Active.25699682.17

(vi)    forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts, and costs and expenses of preserving and protecting the Collateral.
All of the foregoing fees, costs and expenses may be charged to the Borrowers as Revolving Loans or to another Deposit Account, all as described in Section 2.19(c).
(b)    The Loan Parties shall, jointly and severally, indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Group member, or any Environmental Liability related in any way to a Loan Party or a Group member, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
(c)    To the extent that any Loan Party fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Bank (or any Related Party of any of the foregoing) under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank (or any Related Party of any of the foregoing), as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that any such payment by the Lenders shall not relieve any Loan Party of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank in its capacity as such.
(d)    To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Loan Party of any obligation it may

509265-2130-15343-Active.25699682.17

have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(e)    All amounts due under this Section shall be payable not later than ten (10) days after written demand therefor.
Section 9.04    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly provided herein, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement provided that with respect to rights and obligations related to a Dutch Borrower only (i) until the interpretation of the term “public” (as referred to in Article 4.1(1) of the Capital Requirements Regulation (EU 575/2013)) has been published by the competent authority, the value of the rights assigned or transferred is at least Dollar equivalent to EUR 100,000 or the assignee or transferee otherwise qualifies as not forming part of the public or (ii) as soon as the interpretation of the term public has been published by the competent authority, the assignee or transferee is not considered to be part of the public on the basis of such interpretation.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)    the Borrowers; provided that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender (unless such Lender is a Defaulting Lender); and
(C)    the Issuing Bank; provided that no consent of the Issuing Bank shall be required for an assignment to a Lender (unless such Lender is a Defaulting Lender);
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s

509265-2130-15343-Active.25699682.17

Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent; provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
For the purposes of this Section 9.04, the terms “Approved Fund” and “Ineligible Institution” have the following meanings:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Ineligible Institution” means a (a) natural person, (b) Defaulting Lender or its Parent, (c) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business; provided that upon the occurrence of an Event of Default, any Person (other than a Lender) shall be an Ineligible Institution if after giving effect to any proposed assignment to such Person, such Person would hold more than 25% of the then outstanding Aggregate Revolving Exposure or Commitments, as the case may be or (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption

509265-2130-15343-Active.25699682.17

covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.16, Section 2.17, and Section 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, Section 2.07(d) or Section 2.07(e), Section 2.08(b), Section 2.19(d) or Section 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.18(f) and (g) (it being understood that the documentation required under Section 2.18(f) shall be delivered to the participating Lender and the information and

509265-2130-15343-Active.25699682.17

documentation required under Section 2.18(g) will be delivered to the Borrowers and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.19 and 2.20 as if it were an assignee under paragraph (b)) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.16 or 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.20(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.19(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, Section 1.163-5 of the proposed United States Treasury Regulations or any applicable temporary, final or other successor regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 9.05    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.16, 2.17, 2.18 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment

509265-2130-15343-Active.25699682.17

of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
Section 9.06    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) increases or reductions of the individual Letter of Credit Sublimit of the Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b)    Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 9.07    Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 9.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower Representative and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
Section 9.09    Governing Law; Jurisdiction; Consent to Service of Process.

509265-2130-15343-Active.25699682.17

(a)    The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York.
(b)    Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents (other than those expressly containing a contrary choice of law provision), or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(c)    Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 9.10    Waiver of Jury Trial.
(a)    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
(b)    If a party to this Agreement is represented by one or more attorneys in connection with the execution of this Agreement or any agreement or document pursuant hereto, and the relevant power of attorney is expressed to be governed by the laws of the Netherlands, such choice of law is hereby accepted by the other party, in accordance with Article 14 of the Hague Convention on the Law Applicable to Agency of March 14, 1978.
Section 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

509265-2130-15343-Active.25699682.17

Section 9.12    Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors that need to know such Information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any bona fide prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or bona fide prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers or any of its Subsidiaries. For the purposes of this Section, “Information” means all information (including any Projections) received from the Borrowers or any of its Subsidiaries relating to the Borrowers or any of its Subsidiaries or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers or any of its Subsidiaries and other than information pertaining to this Agreement provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrowers or any of its Subsidiaries after the date hereof, such information (other than Projections, which shall be deemed confidential whether or not so identified) is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN

509265-2130-15343-Active.25699682.17

ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
Section 9.13    Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.
Section 9.14    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.
Section 9.15    Disclosure. Each Loan Party, each Lender and the Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
Section 9.16    Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
Section 9.17    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Section 9.18    Marketing Consent. The Borrowers hereby authorize JPMCB and its affiliates (collectively, the “JPMCB Parties”), at their respective sole expense, but without any prior approval by the Borrowers, to publish such tombstones and give such other publicity to this Agreement as each may from time to time determine in its sole discretion, subject, in all instances, to the provisions of Section 9.12. The foregoing authorization shall remain in effect unless and until the Borrower Representative notifies JPMCB in writing that such authorization is revoked.
Section 9.19    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding

509265-2130-15343-Active.25699682.17

among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
Section 9.20    No Fiduciary Duty, etc. Each Borrower acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to each Borrower with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, any Borrower or any other person. Each Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Borrower acknowledges and agrees that no Credit Party is advising any Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to any Borrower with respect thereto. Each Borrower further acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each Credit Party, together with its affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, any Borrower and other companies with which any Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. In addition, each Borrower acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which a Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from any Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with such Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such

509265-2130-15343-Active.25699682.17

information to other companies. Each Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to any Borrower, confidential information obtained from other companies.
Section 9.21    Concerning Certificates. All certificates, statements and other declarations required hereunder or under any other Loan Document to be executed or made by a Responsible Officer shall be executed or made by such Responsible Officer solely on behalf of the Borrower Representative or any other Loan Party, in his or her capacity as a Responsible Officer and not in any individual capacity.
Section 9.22    Parallel Liability. As used in this Section 9.22, the term “Corresponding Liabilities” and the term “Parallel Liability” shall have the meaning described below:
“Corresponding Liabilities” means all Secured Obligations other than each Parallel Liability.

“Parallel Liability” means each Loan Party's undertaking, obligation and liability pursuant to Section 9.22(b).
(a)    Each Loan Party irrevocably and unconditionally undertakes to pay to the Administrative Agent an amount equal to the aggregate amount of its Corresponding Liabilities (as these may exist from time to time).
(b)    Each Loan Party, the Administrative Agent and each other Secured Party agree that:
(i)    each Loan Party’s Parallel Liability is due and payable at the same time as, for the same amount of and in the same currency as its Corresponding Liabilities. A default in respect of the Corresponding Liabilities shall constitute a default (verzuim) within the meaning of section 3:248 of the Dutch Civil Code with respect to the Parallel Liability without any notice being required;
(ii)    each Loan Party’s Parallel Liability is decreased to the extent that its Corresponding Liabilities have been irrevocably paid or discharged and its Corresponding Liabilities are decreased to the extent that its Parallel Liability has been irrevocably paid or discharged;
(iii)    each Loan Party’s Parallel Liability is independent and separate from, and without prejudice to, its Corresponding Liabilities, and constitutes an independent and separate claim of the Administrative Agent to receive payment of that Parallel Liability (in its capacity as the independent and separate creditor of that Parallel Liability and not as a co-creditor in respect of the Corresponding Liabilities); and
(iv)    for purposes of Section 9.22 and any security rights created under the Dutch Security Agreements, the Administrative Agent acts in its own name and for the benefit of the Secured Parties but not as representative of or trustee for the Secured Parties.
ARTICLE X
LOAN GUARANTY
Section 10.01    Guaranty. Each Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all reasonable and documented out-of-pocket costs and expenses, including, without limitation, all reasonable and documented out-of-pocket court costs and attorneys’ and paralegals’ fees and

509265-2130-15343-Active.25699682.17

expenses paid or incurred by the Administrative Agent, the Issuing Bank and the other Secured Parties in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”; provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.
Section 10.02    Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for, all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
Section 10.03    No Discharge or Diminishment of Loan Guaranty.
(a)    Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than payment or performance of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender or any other Person, whether in connection herewith or in any unrelated transactions.
(b)    The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.
(c)    Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission

509265-2130-15343-Active.25699682.17

or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than Payment in Full of the Guaranteed Obligations).
Section 10.04    Defenses Waived.
(a)    To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any other Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower, any other Loan Guarantor or any other Obligated Party, other than the Payment in Full of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been Paid in Full. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.
(b)    Each Loan Guarantor further hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising by reason of, (A) the illegality or invalidity of this Agreement, any Collateral Document, any of the Secured Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Secured Party; (B) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Loan Guarantor or any other Person against the Administrative Agent or any other Secured Party; (C) the insolvency, bankruptcy arrangement, reorganization, adjustment, composition, liquidation, disability, dissolution or lack of power of any Loan Guarantor or any other Person at any time liable for the payment of all or part of the Secured Obligations or the failure of the Administrative Agent or any other Secured Party to file or enforce a claim in bankruptcy or other proceeding with respect to any Person; or any sale, lease or transfer of any or all of the assets of the any Loan Guarantor, or any changes in the shareholders of any Loan Guarantor; (D) the fact that any Collateral or Lien contemplated or intended to be given, created or granted as security for the repayment of the Secured Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other Lien, it being recognized and agreed by each of the Loan Guarantors that it is not entering into this Agreement in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the Collateral for the Secured Obligations; (E) any failure of the Administrative Agent or any other Secured Party to marshal assets in favor of any Loan Guarantor or any other Person, to exhaust any collateral for all or any part of the Secured Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against any Loan Guarantor or any other Person or to take any action whatsoever to mitigate or reduce any Loan Guarantor’s liability under this Loan Guaranty or any other Collateral Document; (F) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of

509265-2130-15343-Active.25699682.17

the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation; (G) the possibility that the Secured Obligations may at any time and from time to time exceed the aggregate liability of such Loan Guarantor under this Loan Guaranty; or (H) any other circumstance or act whatsoever, which constitutes, or might be construed to constitute, an equitable or legal discharge or defense of any Borrower for the Secured Obligations or with respect to the collateral security provided by such Loan Guarantor herein, or which might be available to a surety or guarantor, in bankruptcy or in any other instance.
Section 10.05    Rights of Subrogation. Until the Payment in Full of the Guaranteed Obligations, no Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Obligated Party or any collateral.
Section 10.06    Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.
Section 10.07    Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent, the Issuing Bank or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.
Section 10.08    Termination. Each of the Lenders and the Issuing Bank may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations. Nothing in this Section 10.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that shall exist under clause (o) of Article VII hereof as a result of any such notice of termination.
Section 10.09    Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, Uniform Voidable Transactions Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

509265-2130-15343-Active.25699682.17

Section 10.10    Contribution.
(a)    To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Payment in Full of the Guaranteed Obligations and the termination of this Agreement, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
(b)    As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.
(c)    This Section 10.10 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.10 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.
(d)    The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.
(e)    The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.10 shall be exercisable upon the Payment in Full of the Guaranteed Obligations and the termination of this Agreement.
Section 10.11    Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
ARTICLE XI
BORROWER REPRESENTATIVE
Section 11.01    Appointment; Nature of Relationship. FILLC is hereby appointed by each of the Loan Parties as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Loan Parties irrevocably authorizes the Borrower Representative to act as the contractual representative of such Loan Party with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such

509265-2130-15343-Active.25699682.17

contractual representative upon the express conditions contained in this Article XI. Additionally, the Loan Parties hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower(s); provided that, in the case of a Revolving Loan, such amount shall not exceed the Availability. The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Loan Party for any action taken or omitted to be taken by the Borrower Representative or the Loan Parties pursuant to this Section 11.01.
Section 11.02    Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Loan Parties, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.
Section 11.03    Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.
Section 11.04    Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default or Unmatured Default hereunder referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.
Section 11.05    Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.
Section 11.06    Execution of Loan Documents; Borrowing Base Certificate. The Loan Parties hereby empower and authorize the Borrower Representative, on behalf of the Loan Parties, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Loan Parties in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Loan Parties.
Section 11.07    Reporting. Each Loan Party hereby agrees that such Loan Party shall furnish promptly after each fiscal month to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificate required pursuant to the provisions of this Agreement.
(Signature Pages Follow)

509265-2130-15343-Active.25699682.17

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.
BORROWERS:

FRANK’S INTERNATIONAL, LLC

By: /s/ Kyle McClure
Name: Kyle McClure
Title: Senior Vice President

FRANK’S INTERNATIONAL C.V. By FRANK’S INTERNATIONAL MANAGEMENT B.V., acting on behalf of and as sole general partner of Frank’s International C.V.

By: /s/ Kyle McClure
Name: Kyle McClure
Title: Managing Director

BLACKHAWK GROUP HOLDINGS, LLC

By: /s/ Scott A. McCurdy
Name: Scott A. McCurdy
Title: President

OTHER LOAN GUARANTORS:

FRANK’S INTERNATIONAL N.V.

By: /s/ Kyle McClure
Name: Kyle McClure
Title: Senior Vice President and Chief Financial Officer

Signature Page
Frank’s Credit Agreement

FRANK’S INTERNATIONAL GP, LLC

By: /s/ Kyle McClure
Name: Kyle McClure
Title: President and Chief Executive Officer

FRANK’S INTERNATIONAL MANAGEMENT B.V.

By: /s/ Kyle McClure
Name: Kyle McClure
Title: Managing Director

FRANK’S INTERNATIONAL, LP

By: /s/ Kyle McClure
Name: Kyle McClure
Title: President and Chief Executive Officer

FRANK’S INTERNATIONAL LP B.V.

By: /s/ Kyle McClure
Name: Kyle McClure
Title: Authorized Representative

FRANK’S INTERNATIONAL PARTNERS B.V.

By: /s/ Kyle McClure
Name: Kyle McClure
Title: Authorized Representative

BLACKHAWK INTERMEDIATE HOLDINGS, LLC

By: /s/ Scott A. McCurdy
Name: Scott A. McCurdy
Title: President

Signature Page
Frank’s Credit Agreement

BLACKHAWK SPECIALTY TOOLS, LLC

By: /s/ Scott A. McCurdy
Name: Scott A. McCurdy
Title: President

TRINITY TOOL RENTALS, L.L.C.

By: /s/ Scott A. McCurdy
Name: Scott A. McCurdy
Title: President

Signature Page
Frank’s Credit Agreement

JPMORGAN CHASE BANK, N.A., individually and as a Lender and as Administrative Agent and an Issuing Bank

By: /s/ Jorge Diaz Granados
Name: Jorge Diaz Granados
Title: Authorized Officer

Signature Page
Frank’s Credit Agreement

AMEGY BANK NATIONAL ASSOCIATION, as a Lender and an Issuing Bank

By: /s/ Steven Taylor
Name: Steven Taylor
Title: Vice President

Signature Page
Frank’s Credit Agreement

CITIBANK, N.A., as a Lender and an Issuing Bank

By: /s/ Derrick Lenz
Name: Derrick Lenz
Title: Vice President

Signature Page
Frank’s Credit Agreement

SCHEDULE A
COMMITMENT SCHEDULE

Lender	Commitment
JPMorgan Chase Bank, N.A.	$50,000,000
Amegy Bank National Association	$25,000,000
Citibank, N.A.	$25,000,000
Total	$100,000,000

Commitment Schedule - 1

SCHEDULE B
LOAN PARTIES SCHEDULE

LOAN PARTY	CHIEF EXECUTIVE OFFICE ADDRESS
Borrowers:
FRANK’S INTERNATIONAL LLC
c/o Frank’s International, LLC
10260 Westheimer Road, Suite 700
Houston, TX 77042
Attention: Ed Goodwin / John Symington
Facsimile No: (281) 558-7883
Email: Ed.Goodwin@franksintl.com / John.Symington@franksintl.com

BLACKHAWK GROUP HOLDINGS, LLC
FRANK’S INTERNATIONAL C.V.	Mastenmakersweg 1 1786 PB Den Helder The Netherlands
Other Guarantors:
FRANK’S INTERNATIONAL N.V.	Mastenmakersweg 1 1786 PB Den Helder The Netherlands
FRANK’S INTERNATIONAL LP B.V.
FRANK’S INTERNATIONAL PARTNERS B.V.
FRANK’S INTERNATIONAL MANAGEMENT B.V.
FRANK’S INTERNATIONAL GP, LLC
c/o Frank’s International, LLC
10260 Westheimer Road, Suite 700
Houston, TX 77042
Attention: Ed Goodwin / John Symington
Facsimile No: (281) 558-7883
Email: Ed.Goodwin@franksintl.com / John.Symington@franksintl.com

FRANK’S INTERNATIONAL, LP
BLACKHAWK INTERMEDIATE HOLDINGS, LLC
BLACKHAWK SPECIALTY TOOLS, LLC
TRINITY TOOL RENTALS, L.L.C.

Loan Parties Schedule - 1

SCHEDULE 2.07
EXISTING LETTERS OF CREDIT

Reference #	Applicant	Beneficiary	Issuer	Amount	Expiration Date
###########	Frank's International C.V. FBO Frank's International Trinidad	Scotiabank Trinidad	Amegy	$750,000	9/30/2019
###########	Frank's International C.V. FBO Frank's Logistic Singapore PTE Ltd	Standard Charter Bank Korea	Amegy	$100,000	10/19/2018
###########	Frank's International C.V. FBO Frank's Logistic Singapore PTE Ltd	Standard Charter Bank Korea	Amegy	$10,000	11/13/2018
###########	Frank's International C.V. FBO Selaut Oil Tools	Deutsche Bank AG	Amegy	$74,564	11/11/2019
###########	Frank's International C.V. FBO Frank's Logistic Singapore PTE Ltd	Standard Charter Bank Vietnam	Amegy	$4,000	4/9/2019
###########	Frank's International C.V. FBO Selaut Oil Tools	Deutsche Bank (Malaysia) Berhad	Amegy	$1,271,370.78	2/28/2019
###########	Frank's International C.V. FBO Selaut Oil Tools	Deutsche Bank (Malaysia) Berhad	Amegy	$276,384.95	5/24/2019
###########	Frank's International C.V. FBO Selaut Oil Tools	Deutsch Bank (Malaysia)	Amegy	$55,276.99	6/29/2019
###########	Frank's International C.V. FBO FI Ltd	TMF Mgmt & Acctg Svcs Israel	Chase	$292,330	8/13/2019
############	Frank’s International Middle East LLC	Ministry of Economic and Planning	Citibank, Dubai	$50,000	4/24/2028

##########	Frank’s International Middle East LLC	Abu Dhabi Marine Operating Company	Citibank, Dubai	$908,273	1/22/2020
##########	Frank’s International Middle East LLC	Zakum Development Company	Citibank, Dubai	$838,406	1/22/2020
##########	Frank’s International Middle East LLC	Jebel Ali Freezone Authority	Citibank, Dubai	$1,200,000	6/8/2019
##########	Frank’s International Middle East LLC	Ministry Of Labour	Citibank, Dubai	$3,000	10/19/2020
##########	Frank’s International Middle East LLC	Ministry Of Labour	Citibank, Dubai	$3,000	5/19/2028
##########	Frank’s International Middle East LLC	Ministry Of Labour	Citibank, Dubai	$3,000	4/13/2028
##########	Frank’s International Middle East LLC	Ministry Of Labour	Citibank, Dubai	$3,000	9/28/2021
##########	Frank’s International Middle East LLC	Ministry Of Labour	Citibank, Dubai	$3,000	2/1/2028
##########	Frank’s International Middle East LLC	Ministry Of Labour	Citibank, Dubai	$3,000	2/26/2028
##########	Frank’s International Middle East LLC	Ministry Of Labour	Citibank, Dubai	$3,000	3/1/2028
##########	Frank’s International Middle East LLC	Ministry Of Labour	Citibank, Dubai	$3,000	12/16/2027
##########	Frank’s International Middle East LLC	Ministry Of Labour	Citibank, Dubai	$3,000	11/9/2020
##########	Frank’s International Middle East LLC	Ministry Of Labour	Citibank, Dubai	$3,000	8/5/2028
##########	Frank’s International Middle East LLC	Ministry Of Labour	Citibank, Dubai	$3,000	7/17/2028
##########	Frank’s International Middle East LLC	Ministry Of Labour	Citibank, Dubai	$3,000	6/25/2028
##########	Frank’s International Middle East LLC	Ministry Of Labour	Citibank, Dubai	$3,000	6/16/2028
##########	Frank’s International Middle East LLC	Ministry Of Labour	Citibank, Dubai	$3,000	6/14/2028

##########	Frank’s International Middle East LLC	Ministry Of Labour	Citibank, Dubai	$3,000	5/27/2028
##########	Frank’s International Middle East LLC	Ministry Of Labour	Citibank, Dubai	$3,000	2/1/2023
##########	Frank’s International Middle East LLC	Ministry Of Labour	Citibank, Dubai	$3,000	12/6/2027
##########	Frank’s International Middle East LLC	Ministry Of Labour	Citibank, Dubai	$6,000	6/14/2028
##########	Frank’s International Middle East LLC	Oil And Natural Gas Corporation	Citibank, Dubai	$77,970	9/25/2018
##########	Frank’s International Middle East LLC	Oil And Natural Gas Corporation	Citibank, Dubai	$20,464	4/27/2023
##########	Frank’s International Middle East LLC	BW Energy Dussafu B.V.	Citibank, Dubai	$50,000	12/30/2020
##########	Frank’s International Middle East LLC	Oil And Natural Gas Corporation	Citibank, Dubai	$53,332	11/19/2027
##########	Frank’s International Middle East LLC	Abu Dhabi Company For Onshore	Citibank, Dubai	$1,083,022	1/9/2023
##########	Frank’s International Middle East LLC	Department Of Trade And Industry	Citibank, Dubai	$150,000	10/25/2022
##########	Frank’s International Middle East LLC	Nigeria Custom Service	Citibank, Dubai	$20,000	3/10/2028

SCHEDULE 3.06
DISCLOSED MATTERS

None.

SCHEDULE 3.13
INSURANCE

Director’s & Officers Coverage

1.	HCC Specialty Insurance Company (Lloyd’s) – Directors and Officers Liability (Frank’s International N.V. and all related entities). $10 million limit

a.	Allied World Assurance Company (Lloyd’s) (1st excess layer) $10 million-$20 million limit

b.	AIG Europe Ltd. (2nd excess layer) $20 million-$30 million limit

c.	Aspen and Probitas (Lloyd’s) (3rd excess layer) $30 million to $40 million limit

d.	AIG Europe Ltd. (4th excess layer) $40 million to $70 million limit

2.	Beazley Syndicate/Hiscox Syndicate/Navigators Syndicate (Lloyd’s) (A-side DIC) $70 million to $110 million limit

3.	XL Syndicate (Lloyd’s) – Employment Practices Liability (Frank’s International, LLC and all related entities). $10 million limit

4.	XL Syndicate/QBE Syndicate (Lloyd’s) – Fiduciary Liability & Crime (Frank’s International N.V.). $10 million limit

Liability and Umbrella Coverage

1.	All Group Members are covered by a general liability policy with Liberty Mutual Insurance Company

2.	All Group Members are covered by an auto liability policy with Liberty Mutual Insurance Company

3.	All Group Members are covered by a workers compensation liability policy with Liberty Mutual Insurance Company

4.	All Group Members are covered by a $10,000,000 umbrella liabilities policy with the QBE Insurance Group.

5.	All Group Members are covered by a $15,000,000 umbrella/excess liabilities (excess of the $10,000,000 primary umbrella policy) policy with Starr Insurance Companies

6.	All Group Members are covered by a $25,000,000 umbrella/excess liabilities (50% of the excess of the $25,000,000 primary and secondary umbrella policies) policy with the QBE Insurance Group

7.	All Group Members are covered by a $25,000,000 umbrella/excess liabilities (50% of the excess of the $25,000,000 excess umbrella policies) policy with the Lloyd’s of London

8.	All Group Members are covered by a $25,000,000 umbrella/excess liabilities (excess of the $50,000,000 excess umbrella policies) policy with Allianz Global and Corporate Security.

9.	All Group Members are covered by a $25,000,000 umbrella/excess liabilities (excess of the $75,000,000 excess umbrella policies) policy with the Lloyd’s – Ascot Underwriting Limited

SCHEDULE 3.14
CAPITALIZATION AND SUBSIDIARIES

SCHEDULE 3.21
AFFILIATE TRANSACTIONS

Transaction	Description
Lease of Office Space
Amended and Restated Lease of Office Space in Westbridge One Building Between Mosing Properties, L.P., a Texas Limited Partnership, as Landlord, and Frank’s International, Inc., as Tenant, as amended prior to Effective Date

SCHEDULE 6.01
EXISTING INDEBTEDNESS
None.

SCHEDULE 6.02
EXISTING LIENS

Debtor	Lien Holder	Jurisdiction	Description
Frank’s International, Inc.	AT&T Capital Services	Texas	Financing Statement #: ##-##########
Frank’s International, LP	AT&T Capital Services	Texas	Financing Statement #: ##-##########
Frank’s International, LP	Elite Document Management	Delaware	Financing Statement #: ###########
Frank’s International, LP	GreatAmerica Financial Services	Delaware	Financing Statement #: ########### and Amendment #: ###########

SCHEDULE 6.04
EXISTING INVESTMENTS
None.

SCHEDULE 6.06
SALE AND LEASEBACK TRANSACTIONS

Property Address
600 E. Verot School Rd., Lafayette, Lafayette Parish, LA 70508
700 East Verot School Rd., Lafayette, Lafayette Parish, LA
500 BLK E Verot School Rd.
715 A&B Beau Pre Rd., Lafayette, Lafayette Parish, LA
700 Beau Pre Rd., Lafayette, Lafayette Parish, LA
311 Beau Pre Road, Lafayette, Lafayette Parish, LA 70508
341 Queens Row (a), formerly known as the Whitco Buildings, Lafayette, Lafayette Parish, LA 70508
341 Queens Row (b), Lafayette, Lafayette Parish, LA 70508
342 Queens Row, Lafayette, Lafayette Parish, LA
701 (formerly 2624), East Verot School Rd., Lafayette, Lafayette Parish, LA
617 E. Verot School Rd, Lafayette, Lafayette Parish, LA 70508
519 East Verot School Rd., Lafayette, Lafayette Parish, LA
515 East Verot School Rd., Lafayette, Lafayette Parish, LA
203 Beau Pre Rd., Lafayette, Lafayette Parish, LA
125 Beau Pre Rd., Lafayette, Lafayette Parish, LA
100-106 Easement Rd. and 340 Mineral Rd., Lafayette, Lafayette Parish, LA
100 Blk. Easement Rd., Lafayette, Lafayette Parish, LA
321 Mineral Rd., Lafayette, Lafayette Parish, LA
302 Offshore Dr. Broussard, Lafayette Parish, LA
118 Turn Row, Lafayette, Lafayette Parish, LA
505 Industrial Parkway, Lafayette, Lafayette Parish, LA
425 Industrial Rd., Lafayette, Lafayette Parish, LA
205 Bowie Bend Rd., Lafayette, Lafayette Parish, LA
207 Bowie Bend Rd., Lafayette, Lafayette Parish, LA
3735 E. Hwy 6, Alvin, Brazoria County, TX 77511
4155 E. Hwy 6, Alvin, Brazoria County, TX 77511

SCHEDULE 6.10
EXISTING RESTRICTIONS
None.

EXHIBIT A

[FORM OF]
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, effective as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender] ]

3.	Borrowers:	Frank’s International C.V., a Netherlands limited partnership, Frank’s International, LLC, a Texas limited liability company, and Blackhawk Group Holdings, LLC, a Delaware limited liability company

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:
The Credit Agreement dated as of November 5th, 2018 among Frank’s International Management B.V., acting as sole general partner and on behalf of Frank’s International C.V., Frank’s International, LLC, and Blackhawk Group Holdings, LLC, the other Loan Parties party thereto, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto.

6.	Assigned Interest:

Exhibit A - 1

[1]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	[2]
	$	$	%
	$	$	%
	$	$	%
Effective Date: _________________ ___, 201___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
The Borrowers shall be third party beneficiaries of this assumption by the Assignee of the obligations of the Assignor with respect to obligations owing to the Borrowers under the Credit Agreement, as modified by this Assignment and Assumption.
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:	[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:	[NAME OF ASSIGNOR]

By:
Name:
Title:

__________________________
1 Fill in the appropriate terminology for the types of Commitments or Classes of Loans under the Credit Agreement that are being assigned under this Assignment and Assumption.

2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit A - 2

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Issuing Bank

By:
Name:
Title:

[Consented to:][3]

[NAME OF RELEVANT PARTY]

By:
Name:
Title:

__________________________
3 To be added only if the consent of the Borrowers and/or other parties (e.g. any other Issuing Bank) is required by the terms of the Credit Agreement.

Exhibit A - 3

ANNEX 1 to Assignment
and Assumption
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Group, the Affiliates of any Persons within the Group or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under the assignment provisions of the Credit Agreement and satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any arranger or any other Lender and their respective Related Parties, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including, without limitation, Section 2.20 thereof, if applicable) duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any arranger, the Assignor or any other Lender or their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.

Exhibit A - 4

Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by electronic signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A - 5

EXHIBIT B

FORM OF
BORROWING BASE CERTIFICATE
[See attached.]

Exhibit B - 1

	J.P.Morgan	BORROWING BASE CERTIFICATE
(Actual in US Dollars) Client Name: Frank's International (Combined) Collateral Component Name: Collateral Component:		Frank's US - IG AR01	Frank's US - NIG AR02	Frank's Canada - IG AR03	Frank's US - NIG AR04	BST - IG AR05	BST - NIG AR06	Frank's US - Unbilled AR AR07	BST - Unbilled AR AR08	AR09	Frank's Raw Material INV01	Frank's WIP INV02	Frank's Finished Goods INV03	BST Raw Material INV04	BST WIP INV05	BST Finished Goods INV06	Certificate # Certificate Date: Period Covered:	1 1/00/00 01/00/00	to	1/00/00
COLLATERAL AVAILABILITY
1 Beginning Collateral Balance (Previous Certificate Line 10)		0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
1.A Foreign Exchange Currency Adjustment		0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	—	—	—	—	—	—
2Additions to Collateral (Gross Sales)		0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
3Additions to Collateral (Debit Memos, all)		0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
4Additions to Collateral (Other Non-Cash)		0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
5Deductions to Collateral (Net Cash Received)		0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
6Deductions to Collateral (Discounts)		0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
7Deductions to Collateral (Credit Memos, all)		0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
8Deductions to Collateral (Other Non-Cash)		0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
9Net Change to Collateral		0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
10 Ending Collateral Balance		0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	Total Revolver Gross Collateral			0.00
11Less Collateral Ineligibles (see attached schedule)		0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
12 Eligible Collateral		0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	Total Revolver Eligible Collateral			0.00
12.A Advance Rate Percentage		0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
13 Gross Available - Borrowing Base Value		0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
13.A Collateral CAPS		0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
14 Net Available - Borrowing Base Value		0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
14.A Suppressed Availability		0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
14.B Effective Advance Rate		0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
15 Total Gross Availability - Borrowing Base Value		0.00
15.A	SOFA	0.00
15.B Less Availability Reserves (see attached schedule)		0.00
16 Total Availability - Maximum Borrowing Base Value		0.00															Total Revolver Line Availability			0.00
17 Revolver Line of Credit		0.00
17.A Less Line Reserves (see attached schedule)		0.00
18 Maximum Borrowing Limit (Lesser of Lines 16 less 17.A or 17 less 17.A)		0.00															Total Revolver Available to Borrow			0.00
18.A Suppressed Availability		0.00
LOAN STATUS
19 Previous Revolver Loan Balance (Previous Certificate Line 24)		0.00
20Less: Net Collections (Current Certificate Line 5)		0.00
21Less: Adjustments / Payoff		0.00
22Add: Request for Funds		0.00
23Add: Adjustments / Term Loan Proceeds		0.00
24 Current Revolver Loan Balance		0.00															Total Current Revolver Loan Balance			0.00
25 Letters of Credit/Bankers Acceptance Outstanding		0.00															Outstanding Letters of Credit			0.00
26		0.00																		0.00
27 Availability Not Borrowed (Lines 18 less 24 less 25 plus 26)		0.00															Revolver Availability Not Borrowed			0.00
28 OVERALL EXPOSURE (lines 24, 25 & 26)		0.00															OVERALL EXPOSURE			0.00
Pursuant to, and in accordance with, the terms and provisions of that certain Credit Agreement dated as of November [Day], 2018] (as it may be amended or modified from time to time, the "Agreement") among JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and as an Issuing Bank, the Lenders and other Issuing Bank party thereto from time to time and Frank's International LLC (the "Company"), Frank's International LP and Blackhawk Group Holdings, LLC as borrowers (each a "Borrower" and collectively, jointly and severally, the "Borrowers") and each other Loan Party party thereto, the Company is executing and delivering to the Administrative Agent this BORROWING BASE CERTIFICATE accompanied by supporting data (collectively referred to as the "Certificate"). The Company hereby warrants and represents to Administrative Agent that this Certificate is true, correct, and is based on information contained in the Company's and the Parent's financial accounting records. The Company, by the execution of this Certificate, hereby ratifies, confirms and affirms all of the terms, conditions and provisions of the Agreement, and further certifies on thisday of, 201 , that the Borrowers are in compliance with the terms of the Agreement, the representations and warranties of the Loan Parties set forth in the Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof and no Default has occurred or is continuing or would result after giving effect to any Borrowing as of the date hereof. Unless otherwise defined herein, capitalized terms used herein without definition are used as defined in the Agreement.'

BORROWER NAME: Frank's International			AUTHORIZED SIGNATURE:

EXHIBIT C

[FORM OF]
COLLATERAL ACCESS AGREEMENT
This Collateral Access Agreement (the “Agreement”) is entered into as of _________________, 201__ between _______________ (the “Landlord”) and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Agent”) for the lenders (collectively referred to herein as the “Lenders”) from time to time party to the Loan Documents described below.
Landlord is the owner of the real property commonly known as [Insert Street Address, City, State, Zip Code] (the “Premises”).
Landlord has entered into that certain [lease][warehousing][occupancy] agreement or agreements (together with any renewals, extensions, amendments, modifications, substitutions or replacements thereof, the “Lease”), a copy of which is attached hereto as Annex A, with _______________, a __________________ [corporation/limited liability company/partnership] (the “Company”), with respect to the Premises.
The Company and certain of its affiliates have entered, and may from time to time enter, into a credit agreement and other documents (the “Loan Documents”) evidencing a financing arrangement with the Agent and the Lenders. The Company has also agreed to secure its obligations and liabilities under the Loan Documents (the “Obligations”) by granting a security interest to the Agent, for the benefit of the Agent and the Lenders, in certain of the Company’s property and assets and all products and proceeds of the foregoing, as more fully described in the Loan Documents (the “Collateral”).
In order to enter into the Loan Documents, the Lenders have required that the Company obtain this Agreement from the Landlord in connection with its lease of the Premises, and the Landlord hereby agrees and covenants with the Agent as follows:
1.    The Landlord acknowledges that the Lease is in full force and effect and is not aware of any existing default under the Lease.
2.    The Landlord acknowledges the validity of the Agent’s lien on the Collateral and waives any interest in the Collateral and agrees not to levy or distrain upon any Collateral or to claim or assert any lien, right or other claim against any Collateral for any reason.
3.    The Landlord agrees to give notice to the Agent of the occurrence of any default by the Company under the Lease resulting in termination of the Lease (a “Default Notice”) and agrees to permit the Agent to cure any such default within fifteen (15) days of the Agent’s receipt of such Default Notice, but neither the Agent nor any Lender shall be under any obligation to cure any default by the Company under the Lease. No action by the Agent or any Lender pursuant to this Agreement shall be deemed to be an assumption by the Agent or the Lenders of any obligation under the Lease, and except as expressly provided in paragraphs 6, 7 and 8 below, the Agent shall not have any obligation to the Landlord.
4.    The Landlord agrees that the Collateral is and shall remain personal property of the Company regardless of the manner or mode of attachment of any item of Collateral to the Premises and shall not be deemed to be fixtures.
5.    The Landlord agrees that the Collateral may be inspected and evaluated by the Agent or its designee, without necessity of court order, at any time without payment of any fee.

Exhibit C - 1

6.    In the event of default by the Company in the payment or performance of the Obligations or if the Landlord takes possession of the Premises for any reason, including because of termination of the Company’s Lease (each a “Disposition Event”), the Landlord agrees that, at the Agent’s option, the Collateral may remain upon the Premises for a period not to exceed ninety (90) days (the “Disposition Period”) after (a) the Agent takes possession of the Premises or (b) receipt by the Agent of a Default Notice; provided that the Agent pays rent on a per diem basis for the period of time the Agent remains on the Premises, based upon the amount of rent set forth in the Lease. If any injunction or stay is issued (including an automatic stay due to a bankruptcy proceeding) that prohibits the Agent from removing the Collateral, commencement of the Disposition Period shall be deferred until such injunction or stay is lifted or removed.
7.    During any Disposition Period, the Agent (a) or its designee may, without necessity of court order, enter upon the Premises at any time to inspect or remove all or any Collateral from the Premises without interference by the Landlord, and the Agent or its designee may sell, transfer, or otherwise dispose of that Collateral free of all liens, claims, demands, rights and interests that the Landlord may have in that Collateral by law or agreement, including, without limitation, by public auction or private sale (and the Agent may advertise and conduct such auction or sale at the Premises, and shall use reasonable efforts to notify the Landlord of its intention to hold any such auction or sale), in each case, without interference by the Landlord and (b) shall make the Premises available for inspection by the Landlord and prospective tenants and shall cooperate in Landlord’s reasonable efforts to re-lease the Premises.
8.    The Agent shall promptly repair, at the Agent’s expense, or reimburse the Landlord for any physical damage to the Premises actually caused by the conduct of any auction or sale and any removal of the Collateral by or through the Agent (ordinary wear and tear excluded). Neither the Agent nor any Lender shall (a) be liable to the Landlord for any diminution in value caused by the absence of any removed Collateral or for any other matter except as specifically set forth herein or (b) have any duty or obligation to remove or dispose of any Collateral or other property left on the Premises by the Company.
9.    Without affecting the validity of this Agreement, any of the Obligations may be extended, amended, increased or otherwise modified without the consent of the Landlord and without giving notice thereof to the Landlord. This Waiver shall inure to the benefit of the successor and assigns of the Agent and shall be binding upon the heirs, personal representatives, successors and assigns of the Landlord. The person signing this Agreement on behalf of the Landlord represents to the Agent that he/she has the authority to do so on behalf of the Landlord.
10.    All notices hereunder shall be in writing and sent by certified mail (return receipt requested), overnight mail or facsimile (with a copy to be sent by certified or overnight mail), to the other party at the address set forth on the signature page hereto or at such other address as such other party shall otherwise designate in accordance with this paragraph.
11.    This Agreement is governed by the laws of the State of New York. Each party hereto agrees that any legal action or proceeding arising out of or relating to this Agreement may be brought in any state or federal court located in New York, New York. By its execution and delivery of this Agreement, each party hereto submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. Each Party hereto waives any claim that the State of New York is not a convenient forum or the proper venue for any such action or proceeding.
12.    WAIVER OF SPECIAL DAMAGES. EACH PARTY HERETO WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR

Exhibit C - 2

RECOVER FROM THE OTHER PARTY IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.
13.    JURY WAIVER. THE LANDLORD AND THE AGENT HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE BETWEEN THE LANDLORD AND THE AGENT IN ANY WAY RELATED TO THIS AGREEMENT.
14.    This Agreement shall continue in full force and affect until the indefeasible payment in full of all Obligations.
15.    This Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Agreement by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
16.    If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.
[Signature Page Follows]

Exhibit C - 3

This Agreement is executed and delivered by the Landlord as of the date first written above.

LANDLORD

By:
Name:
Title:

Notice Address:

Attention:
Facsimile:

Exhibit C - 4

Accepted and agreed to on ___________________, ___, 201___ by:

JPMORGAN CHASE BANK, N.A., as Agent for the Lenders

By:
Name:
Title:

Notice Address:

Attention:
Facsimile:

Exhibit C - 5

ANNEX A
COPY OF LEASE
[See attached.]

Exhibit C - 6

EXHIBIT D

[FORM OF]
COMPLIANCE CERTIFICATE
To:    The Lenders parties to the
Credit Agreement Described Below
This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of November 5th, 2018, (as amended, restated, supplemented, modified, renewed or extended from time to time, the “Agreement”) among Frank’s International Management B.V., a Netherlands private limited liability company acting as sole general partner and on behalf of Frank’s International C.V., a Netherlands limited partnership, Frank’s International, LLC, a Texas limited liability company and Blackhawk Group Holdings, LLC, a Delaware limited liability company (collectively, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
THE UNDERSIGNED HEREBY CERTIFIES, ON ITS BEHALF AND ON BEHALF OF THE BORROWERS, THAT:
1.    I am the duly elected [_____________] of the Borrower Representative;
2.    I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a review of the transactions and conditions of the Group during the accounting period covered by the financial statements attached hereto as Annex A and such financial statements present fairly in all material respects the financial condition and results of operations of the Group on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
3.    The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of (i) the existence of any condition or event which constitutes a Default [(except as described below)] during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements most recently delivered pursuant to clause (a) of Section 5.01 of the Agreement [(except as described below)];
4.    [Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with Section 6.12 of the Agreement, all of which data and computations are true, complete and correct;]
5.    Schedule [II] hereto sets forth (i) the computations necessary to determine the Applicable Rate with respect to any Loan payable under the Agreement commencing from the Business Day this certificate is delivered and (ii) the Category from the definition of “Applicable Rate” determined by the computations; and
__________________________
4 Include if the Fixed Charge Coverage Ratio is being tested pursuant to Section 6.12 of the Agreement.

Exhibit D - 1

6.    The Borrowers are in compliance (calculated on a twelve month trailing basis) with the Minimum Guarantor Coverage Requirement in Section 5.13(d)(ii) of the Agreement.
Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Borrowers have taken, are taking, or propose to take with respect to each such condition or event or (ii) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:
__________________________________________________________________________
__________________________________________________________________________
__________________________________________________________________________
The foregoing certifications, together with the computations set forth in [Schedule I and] Schedule [II] hereto and the financial statements attached hereto as Annex A delivered with this Certificate in support hereof, are made and delivered this [______________] day of [___], 201[__].

FRANK’S INTERNATIONAL, LLC

By:
Name:
Title:

Exhibit D - 2

ANNEX A
FINANCIAL STATEMENTS
[See Attached.]

Exhibit D - 3

SCHEDULE I
Compliance as of ________________, ____ with the provisions of Section 6.12 of the Agreement.

Exhibit D - 4

SCHEDULE II
Borrowers’ Applicable Rate Calculations
(i)    Leverage Ratio Computation:    _________________________
(ii)    Category from Grid in Definition of “Applicable Rate”:    ____________________

Exhibit D - 5

EXHIBIT E

[FORM OF]
JOINDER AGREEMENT
THIS JOINDER AGREEMENT (this “Agreement”), dated as of ______________, ____, 201__, is entered into between ___________________, a _______________ (the “New Subsidiary”) and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) under that certain Credit Agreement dated as of November 5th, 2018 (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”), among Frank’s International Management B.V., a Netherlands private limited liability company acting as sole general partner and on behalf of Frank’s International C.V., a Netherlands limited partnership, Frank’s International, LLC, a Texas limited liability company and Blackhawk Group Holdings, LLC, a Delaware limited liability company (collectively, the “Borrowers” and each, individually, a “Borrower”), the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent for the Lenders. All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.
The New Subsidiary and the Administrative Agent, for the benefit of the Lenders, hereby agree as follows:
1.    The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a “Loan Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and a Loan Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement, (b) all of the covenants set forth in Articles V and VI of the Credit Agreement and (c) all of the guaranty obligations set forth in Article X of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section 10.01 and Section 10.10 and to the extent applicable, Section 5.15 of the Credit Agreement, hereby guarantees, jointly and severally with the other Loan Guarantors, to the Administrative Agent and the Lenders, as provided in Article X of the Credit Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other Loan Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
2.    If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Administrative Agent in accordance with the Credit Agreement.
3.    The address of the New Subsidiary for purposes of Section 9.01 of the Credit Agreement is as follows:

Exhibit E - 1

_______________________________________
_______________________________________
_______________________________________
_______________________________________
4.    The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.
5.    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.
6.    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A., Administrative Agent

By:
Name:
Title:

Exhibit E - 2

EXHIBIT F-1

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of November 5th, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Frank’s International Management B.V., a Netherlands private limited liability company acting as sole general partner and on behalf of Frank’s International C.V., a Netherlands limited partnership, Frank’s International, LLC, a Texas limited liability company and Blackhawk Group Holdings, LLC, a Delaware limited liability company (collectively, the “Borrowers” and each, individually a “Borrower”), the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for the Lenders.
Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower Representative with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF NEW LENDER]

By:
Name:
Title:

Date:

Exhibit F-1 - 1

EXHIBIT F-2

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships
For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of November 5th, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Frank’s International Management B.V., a Netherlands private limited liability company acting as sole general partner and on behalf of Frank’s International C.V., a Netherlands limited partnership, Frank’s International, LLC, a Texas limited liability company and Blackhawk Group Holdings, LLC, a Delaware limited liability company (collectively, the “Borrowers” and each, individually, a “Borrower”), the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for the Lenders.
Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT LENDER]

By:
Name:
Title:

Date:

Exhibit F-2 - 1

EXHIBIT F-3

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of November 5th, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Frank’s International Management B.V., a Netherlands private limited liability company acting as sole general partner and on behalf of Frank’s International C.V., a Netherlands limited partnership, Frank’s International, LLC, a Texas limited liability company and Blackhawk Group Holdings, LLC, a Delaware limited liability company (collectively, the “Borrowers” and each, individually, a “Borrower”), the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for the Lenders.
Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by a withholding statement together with an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT PARTICIPANT]

By:
Name:
Title:

Date:

Exhibit F-3 - 1

EXHIBIT F-4

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of November 5th, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Frank’s International Management B.V., a Netherlands private limited liability company acting as sole general partner and on behalf of Frank’s International C.V., a Netherlands limited partnership, Frank’s International, LLC, a Texas limited liability company and Blackhawk Group Holdings, LLC, a Delaware limited liability company (collectively, the “Borrowers” and each, individually, a “Borrower”), the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for the Lenders.
Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower Representative with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by a withholding statement together with an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Exhibit F-4 - 1

[NAME OF PARTICIPANT LENDER]

By:
Name:
Title:

Date:

Exhibit F-4 - 2

EXHIBIT G

[FORM OF]
COMMITMENT INCREASE AGREEMENT
THIS COMMITMENT INCREASE AGREEMENT is made and entered into as of _______________, _____ (this “Agreement”) to be effective as of the Increase Effective Date (as defined herein), by and among Frank’s International, LLC, a Texas limited liability company (the “Borrower Representative”), JPMORGAN CHASE BANK, N.A., as Administrative Agent under the Credit Agreement (as hereinafter defined) and ___________________ (“Increasing Lender”).
RECITALS:
WHEREAS, the Borrowers, JPMorgan Chase Bank, N.A., individually as a Lender, as an Issuing Bank and as the Administrative Agent, the other Loan Parties from time to time party thereto, and Increasing Lender and the other financial institutions from time to time party thereto as Lenders are parties to that certain Credit Agreement dated as of November 5th, 2018 (as amended, restated, renewed, supplemented, extended or otherwise modified prior to the date hereof, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
WHEREAS, the Borrower Representative has requested that Increasing Lender agree to increase its Commitment pursuant to, and as contemplated by, Section 2.10 of the Credit Agreement.
AGREEMENTS:
1.    Increase in Commitment. Increasing Lender and the Borrower Representative, on behalf of itself and the other Borrowers, agrees that, subject to the satisfaction of each condition precedent set forth in Section 5 hereof, from and after the Increase Effective Date inserted by the Administrative Agent as contemplated below, (a) Increasing Lender’s Commitment shall be increased from $_______________ to $_____________, (b) the Commitment Schedule shall be deemed to be amended to reflect such increased Commitment, and (c) to the extent permitted under applicable law, Increasing Lender shall be entitled to the benefits of, and shall be deemed to have assumed, to the extent of its Applicable Percentage (as increased pursuant to the increase in its Commitment), all claims, suits, causes of action and any other right of a Lender against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing.
2.    Disbursement. Subject to the satisfaction of each condition precedent set forth in Section 5 hereof, on the Increase Effective Date, Increasing Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase in the Increasing Lender’s Commitment and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its revised Applicable Percentage of such outstanding Revolving Loans, and the Administrative Agent shall make such other adjustments among the Lenders with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation, (ii) the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the Increase Effective Date (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified

Exhibit G - 1

in a notice delivered by the Borrower Representative, in accordance with the requirements of Section 2.03 of the Credit Agreement). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 of the Credit Agreement if the deemed payment occurs other than on the last day of the related Interest Periods.
3.    Promissory Note. On the Increase Effective Date, to the extent requested by Increasing Lender, the Borrowers shall prepare, execute and deliver a promissory note payable to Increasing Lender in a principal amount equal to its Commitment (as increased hereby) and otherwise duly completed in accordance with Section 2.10(f) of the Credit Agreement (the “Increasing Lender Note”).
4.    Certain Agreements of Increasing Lender. Increasing Lender represents and warrants that (a) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and (b) it has received a copy of the most recent financial statements delivered pursuant to Section 5.01 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement, on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender.
5.    Conditions Precedent. The obligation of Increasing Lender to increase its Commitment pursuant hereto and to provide the extensions of credit to the Borrowers thereunder is subject to the satisfaction of each of the following conditions precedent on or before the Increase Effective Date:
(a)    to the extent requested by Increasing Lender, the Borrowers shall have executed and delivered to Increasing Lender the Increasing Lender Note;
(b)    the Administrative Agent shall have received duly executed counterparts of this Agreement from the Borrower Representative and Increasing Lender, each of which shall be originals or facsimiles or electronic files (e.g., PDF) unless otherwise specified;
(c)    the Borrower Representative shall have delivered to Increasing Lender and the Administrative Agent (1) a certificate of an authorized officer of each Loan Party dated as of the Increase Effective Date and certifying (i) that attached thereto are resolutions of the board of directors, managers, members or other appropriate authority of each Loan Party dated on or prior to the Increase Effective Date approving this Agreement, and all other documents, if any, to which such Loan Party is required to enter pursuant to this Agreement and evidencing corporate or other applicable authorization with respect to such documents and the Commitment increase contemplated herein, (ii) the name, title and true signature of each officer of such Loan Party (and in the case of the Borrowers, its Financial Officers) authorized to execute this Agreement, and all other documents, if any, to which such Loan Party is required to enter pursuant to this Agreement and to provide the certifications required pursuant to this Agreement, and (iii) that attached thereto is (A) a true and complete copy of the certificate of incorporation, formation or organization, as applicable, certified by the appropriate Governmental Authority of the jurisdiction of incorporation, formation or organization of such Loan Party and (B) the bylaws, limited liability company agreement or other applicable organizational documents of such Loan Party, each as amended to date, or, in each case, certifying that such documents have not been amended, modified or replaced since the most recent delivery and certification thereof to the Administrative Agent pursuant to the Credit Agreement or any other Loan Document; and (2) a good standing certificate, as of a recent date, for each Loan Party from its jurisdiction

Exhibit G - 2

of organization or the substantive equivalent available in the jurisdiction of organization for each Loan Party from the appropriate governmental officer in such jurisdiction;
(d)    to the extent requested by the Increasing Lender or the Administrative Agent, the Borrower Representative shall have delivered to Increasing Lender and the Administrative Agent an opinion of Vinson & Elkins LLP, counsel to the Borrowers, dated as of the Increase Effective Date addressed to Increasing Lender and Administrative Agent and covering such matters as Increasing Lender and/or the Administrative Agent may reasonably request;
(e)    the Borrower Representative shall have delivered to Increasing Lender and the Administrative Agent a certificate of a Financial Officer of the Borrower Representative dated as of the Increase Effective Date and certifying, before and after giving effect to the Commitment increase being effected hereunder, that (i) no Default exists, (ii) unless waived , each of the conditions required by this Section 5 and required by the Credit Agreement to be performed or satisfied on or before the Increase Effective Date have been satisfied (assuming satisfaction of the Administrative Agent and the Increasing Lender, as applicable), (iii) if during an Activation Period, the Borrower Representative is in compliance (on a pro forma basis) with the covenant contained in Section 6.12 of the Credit Agreement and (iv) each representation and warranty of the Borrower Representative contained herein, in Article III of the Credit Agreement and in the other Loan Documents is true and correct in all material respects (without duplication of any materiality qualifier contained therein) except to the extent that such representation and warranty specifically refers to an earlier date, in which case it is true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date;
(f)    the Borrowers shall have paid (a) all reasonable and documented out-of-pocket costs, fees and expenses (including, without limitation, legal fees and expenses) associated with the Commitment increase and the transactions contemplated hereby payable to the Administrative Agent, Increasing Lender and JPMorgan Chase Bank, N.A. (or any of its Affiliates), as applicable and (b) all other reasonable and documented out-of-pocket costs, fees, expenses (including, without limitation, the fees set forth in the Fee Letter) and other compensation contemplated by the Credit Agreement and the Fee Letter;
(g)    all representations and warranties contained herein, in Article III of the Credit Agreement and in the other Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) with the same effect as though such representations and warranties had been made on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date;
(h)    there shall not exist a Default or Event of Default; and
(i)    the Borrower Representative shall have delivered to the Administrative Agent a duly executed Borrowing Request in accordance with the requirements of Section 2.03 of the Credit Agreement and Section 2 hereof.
6.    Certain Representations and Warranties. In order to induce the Administrative Agent and Increasing Lender to enter into this Agreement, the Borrower Representative hereby represents and warrants to the Administrative Agent and Increasing Lender that each statement set forth in this Section 6 is true and correct on the date hereof and will be true and correct in all material respects on the Increase Effective Date. Each such representation and warranty shall survive the execution and delivery of this Agreement and shall not be qualified or limited by any investigation undertaken by the Administrative Agent or Increasing Lender

Exhibit G - 3

or any actual or constructive knowledge the Administrative Agent or Increasing Lender may have or be charged with indicating that any such representation or warranty is inaccurate or incomplete in any respect.
(a)    The transactions contemplated herein and the Borrower Representative’s execution, delivery and performance of this Agreement are within the Borrower Representative’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders;
(b)    this Agreement has been duly executed and delivered by the Representative and constitutes the legal, valid and binding obligation of the Borrower Representative and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;
(c)    the transactions contemplated hereby and the Borrower Representative’s execution, delivery and performance of this Agreement (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect (ii) will not violate any material Requirement of Law applicable to the Borrowers, (iii) will not violate or result in a “default” or “event of default” under any indenture, agreement or other instrument binding upon the Borrowers or the assets of the Borrowers, or give rise to a right thereunder to require any payment to be made by the Borrowers, and (iv) will not result in the creation or imposition of any Lien on any asset of the Borrowers, except Liens created pursuant to the Loan Documents;
(d)    each representation and warranty of the Loan Parties contained in the Credit Agreement and the other Loan Documents is true and correct in all material respects (without duplication of any materiality qualifier contained therein) on the date hereof and will be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the Increase Effective Date and after giving effect to the Borrowing of the Loans being made hereunder (unless such representation and warranty is expressly limited to an earlier date); and
(e)    no Default or Event of Default has occurred which is continuing.
7.    Notice. All notices, requests and other communications to any party hereunder shall be given in the manner set forth in Section 9.01 of the Credit Agreement.
8.    Benefit of Agreement. This Agreement and the other documents that may be required pursuant hereto shall be binding upon and inure to the benefit of and be enforceable by the respective permitted successors and assigns of the parties hereto, provided that the Borrower Representative may not assign or transfer any of its interest hereunder or thereunder without the prior written consent of the Administrative Agent and Increasing Lender.
9.    Amendment and Waiver. Neither this Agreement nor any terms hereof, may be amended, supplemented or modified except in accordance with the provisions of Section 9.02 of the Credit Agreement.
10.    Loan Document. On and after the Increase Effective Date, this Agreement and the Increasing Lender Note (if delivered pursuant hereto) are Loan Documents for all purposes of the Credit Agreement and the other Loan Documents.
11.    Entire Agreement. The Increasing Lender Note, this Agreement, the Credit Agreement and the other Loan Documents embody the entire agreement and understanding between the Borrower Representative, the Administrative Agent and Increasing Lender and supersede all prior agreements and

Exhibit G - 4

understandings between such parties relating to the subject matter hereof and thereof and may not be contradicted by evidence of prior or contemporaneous agreements of the parties. There are no unwritten oral agreements between the parties.
12.    Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by any Electronic System shall be effective as delivery of a manually executed counterpart of this Agreement.
13.    Further Assurances. The Borrower Representative and Increasing Lender agree to execute, acknowledge, deliver, file and record such further certificates, instruments and documents, and to do all other acts and things as may be reasonably requested by the Administrative Agent as reasonably necessary or advisable pursuant to this Agreement or the Credit Agreement.
14.    Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the internal laws of the State of New York and, to the extent controlling, laws of the United States of America.
15.    Increase Effective Date. This Agreement shall be effective upon the date (the “Increase Effective Date”) specified by the Administrative Agent below its signature below.
16.    Miscellaneous. The provisions of Sections 9.09 (other than clause (a) thereof) and 9.10 of the Credit Agreement are incorporated by reference herein and made a part hereof.
17.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
[Signature Page Follows]

Exhibit G - 5

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Increase Effective Date.

[●]

By:
Name:
Title:

[INCREASING LENDER]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as the Administrative Agent

By:
Name:
Title:

Increasing Effective Date:
, 201___.

Exhibit G - 6

ACKNOWLEDGMENT AND REAFFIRMATION
Each of the undersigned Loan Parties and other Guarantors, as applicable (collectively, the “Reaffirmation Parties”) hereby acknowledges and agrees to the foregoing terms and provisions. Each of the Reaffirmation Parties hereby ratifies, confirms, and reaffirms all of its representations, warranties and covenants contained in the Credit Agreement and the other Loan Documents to which it is a party. Each of the Reaffirmation Parties, as debtor, grantor, pledgor, guarantor, assignor, or in any other similar capacity in which such Reaffirmation Party grants liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby (a) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party (after giving effect hereto) and (b) to the extent such Reaffirmation Party granted liens on or security interests in any of its property pursuant to any such Loan Document as security for or otherwise guaranteed the Obligations under or with respect to the Loan Documents, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby.
[Signature Pages Follow]

Exhibit G - 7

[REAFFIRMATION PARTIES]

By:
Name:
Title:

Exhibit G - 8

EXHIBIT H

[FORM OF]
ADDITIONAL LENDER AGREEMENT
THIS ADDITIONAL LENDER AGREEMENT is made and entered into as of ____________, ____ (this “Additional Lender Agreement”) to be effective as of the Joinder Effective Date (as defined herein), by and among Frank’s International, LLC, a Texas limited liability company (the “Borrower Representative”), JPMORGAN CHASE BANK, N.A., as Administrative Agent under the Credit Agreement (as hereinafter defined), and____________________ (“Additional Lender”).
RECITALS:
WHEREAS, the Borrowers, JPMorgan Chase Bank, N.A., individually as a Lender, as an Issuing Bank and as the Administrative Agent, the other Loan Parties from time to time party thereto and the other financial institutions parties thereto as Lenders are parties to that certain Credit Agreement dated as of November 5th, 2018 (as amended, restated, renewed, supplemented, extended or otherwise modified prior to the date hereof, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
WHEREAS, the Borrower Representative has requested that Additional Lender become a party to the Credit Agreement as a Lender and provide a Commitment thereunder pursuant to, and as contemplated by, Section 2.10 of the Credit Agreement.
AGREEMENTS:
1.    Joinder/Commitment. The Additional Lender and the Borrower Representative, on behalf of itself and on behalf of the other Borrowers, agree that, subject to the satisfaction of each condition precedent set forth in Section 5 hereof, from and after the Joinder Effective Date inserted by the Administrative Agent as contemplated below, (a) Additional Lender shall be a party to the Credit Agreement as a Lender and is subject to all rights and obligations of a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent of its Applicable Percentage, (b) Additional Lender’s Commitment is in the amount of $____________________, (c) the Commitment Schedule to the Credit Agreement shall be deemed to be amended to reflect Additional Lender’s Commitment, and (d) to the extent permitted under applicable law, Additional Lender shall be entitled to the benefits of, and shall be deemed to have assumed, to the extent of its Applicable Percentage, all claims, suits, causes of action and any other right of a Lender against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing.
2.    Disbursement. Subject to the satisfaction of each condition precedent set forth in Section 5 hereof, on the Joinder Effective Date, (i) Additional Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to the Additional Lender’s Commitment and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its revised Applicable Percentage of such outstanding Revolving Loans, and the Administrative Agent shall make such other adjustments among the Lenders with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation and (ii) the Borrower Representative shall be

Exhibit H - 1

deemed to have repaid and reborrowed all outstanding Revolving Loans as of the Joinder Effective Date (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower Representative, in accordance with the requirements of Section 2.03 of the Credit Agreement). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 of the Credit Agreement if the deemed payment occurs other than on the last day of the related Interest Periods.
3.    Promissory Note. On the Joinder Effective Date, to the extent requested by Additional Lender, the Borrower Representative shall prepare, execute and deliver a promissory note payable to Additional Lender in a principal amount equal to its Commitment and otherwise duly completed in accordance with Section 2.10(f) of the Credit Agreement (the “Additional Lender Note”).
4.    Certain Agreements of Additional Lender. Additional Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Additional Lender Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to become a Lender, (iii) from and after the Joinder Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of its Applicable Percentage, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Additional Lender Agreement on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to this Additional Lender Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including, without limitation, Section 2.17 thereof, if applicable) duly completed and executed by Additional Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
5.    Conditions Precedent. The obligation of Additional Lender to become a party to the Credit Agreement as a Lender thereunder, to issue its Commitment pursuant thereto and hereto and to provide extensions of credit to the Borrowers thereunder is subject to the satisfaction of each of the following conditions precedent on or before the Joinder Effective Date:
(a)    to the extent requested by Additional Lender, the Borrower Representative shall have executed and delivered to Additional Lender the Additional Lender Note;
(b)    the Administrative Agent shall have received duly executed counterparts of this Additional Lender Agreement from the Borrower Representative and Additional Lender, each of which shall be originals or facsimiles or electronic files (e.g., PDF) unless otherwise specified;
(c)    the Borrower Representative shall have delivered to Additional Lender and the Administrative Agent (1) a certificate of an authorized officer of each Loan Party dated as of the Joinder Effective Date and certifying (i) that attached thereto are resolutions of the board of directors, managers, members or other appropriate authority of each Loan Party dated on or prior to the Joinder Effective Date approving this Additional Lender Agreement, and all other documents, if any, to which such Loan Party is

Exhibit H - 2

required to enter pursuant to this Additional Lender Agreement and evidencing corporate or other applicable authorization with respect to such documents and the addition to Commitments contemplated hereby, (ii) the name, title and true signature of each officer of such Loan Party (and in the case of the Borrowers, its Financial Officers) authorized to execute this Additional Lender Agreement, and all other documents, if any, to which such Loan Party is required to enter pursuant to this Additional Lender Agreement, and to provide the certifications required pursuant to this Additional Lender Agreement, and (iii) that attached thereto is (A) a true and complete copy of the certificate of incorporation, formation or organization, as applicable, certified by the appropriate Governmental Authority of the jurisdiction of incorporation, formation or organization of such Loan Party and (B) the bylaws, limited liability company agreement or other applicable organizational documents of such Loan Party, each as amended to date; and (2) a good standing certificate, as of a recent date, for each Loan Party from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for each Loan Party from the appropriate governmental officer in such jurisdiction;
(d)    to the extent requested by the Additional Lender or Administrative Agent, the Borrower Representative shall have delivered to Additional Lender and the Administrative Agent an opinion of Vinson & Elkins LLP, counsel to the Borrowers, dated as of the Joinder Effective Date addressed to Additional Lender and Administrative Agent and covering such matters as Additional Lender and/or the Administrative Agent may reasonably request;
(e)    the Borrower Representative shall have delivered to Additional Lender and the Administrative Agent a certificate of a Financial Officer of the Borrower Representative dated as of the Joinder Effective Date and certifying, before and after giving effect to the addition to Commitments being effected hereunder, that (i) no Default exists, (ii) unless waived , each of the conditions required by this Section 5 and required by the Credit Agreement to be performed or satisfied on or before the Joinder Effective Date have been satisfied (assuming satisfaction of the Administrative Agent and the Additional Lender, as applicable), (iii) if during an Activation Period, the Borrower Representative is in compliance (on a pro forma basis) with the covenant contained in Section 6.12 of the Credit Agreement and (iv) each representation and warranty of the Borrower Representative contained herein and in Article III of the Credit Agreement and in the other Loan Documents is true and correct in all material respects (without duplication of any materiality qualifier contained therein), except to the extent that such representation and warranty specifically refers to an earlier date, in which case it is true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date;
(f)    the Borrower Representative shall have paid (a) all reasonable and documented out-of-pocket costs, fees and expenses (including, without limitation, legal fees and expenses) associated with the Commitment increase and the transactions contemplated hereby payable to the Administrative Agent, Increasing Lender and JPMorgan Chase Bank, N.A. (or any of its Affiliates), as applicable and (b) all other reasonable and documented out-of-pocket costs, fees, expenses (including, without limitation, the fees set forth in [the Fee Letter(s)]5) and other compensation contemplated by the Credit Agreement and [the Fee Letter(s)];;
(g)    all representations and warranties contained herein, in Article III of the Credit Agreement and in the other Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) with the same effect as though such representations and warranties had been made on and as of the Joinder Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date;
__________________________
5 Insert appropriate references to any applicable fee letter.

Exhibit H - 3

(h)    there shall not exist a Default or Event of Default; and
(i)    the Borrower Representative shall have delivered to the Administrative Agent a duly executed Borrowing Request in accordance with the requirements of Section 2.03 of the Credit Agreement and Section 2 hereof.
6.    Certain Representations and Warranties. In order to induce the Administrative Agent and Additional Lender to enter into this Additional Lender Agreement, the Borrower Representative hereby represents and warrants to the Administrative Agent and Additional Lender that each statement set forth in this Section 6 is true and correct on the date hereof and will be true and correct on the Joinder Effective Date. Each such representation and warranty shall survive the execution and delivery of this Additional Lender Agreement and shall not be qualified or limited by any investigation undertaken by the Administrative Agent or Additional Lender or any actual or constructive knowledge the Administrative Agent or Additional Lender may have or be charged with indicating that any such representation or warranty is inaccurate or incomplete in any respect.
(a)    The transactions contemplated herein and the Borrower Representative’s execution, delivery and performance of this Additional Lender Agreement are within the Borrower Representative’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders;
(b)    this Additional Lender Agreement has been duly executed and delivered by the Borrower Representative and constitutes the legal, valid and binding obligation of the Borrower Representative and is enforceable in accordance with its terms (except that enforcement may be subject to any applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors’ rights and subject to the availability of equitable remedies), subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;
(c)    the transactions contemplated hereby and the Borrower Representative’s execution, delivery and performance of this Additional Lender Agreement (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect (ii) will not violate any material Requirement of Law applicable to the Borrowers, (iii) will not violate or result in a “default” or “event of default” under any indenture, agreement or other instrument binding upon the Borrowers or the assets of the Borrowers, or give rise to a right thereunder to require any payment to be made by the Borrowers, and (iv) will not result in the creation or imposition of any Lien on any asset of the Borrowers, except Liens created pursuant to the Loan Documents;
(d)    each representation and warranty of the Loan Parties contained in the Credit Agreement and the other Loan Documents is true and correct on the date hereof in all material respects (without duplication of any materiality qualifier contained therein) and will be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the Joinder Effective Date and after giving effect to the Borrowing of the Loans being made hereunder (unless such representation and warranty is expressly limited to an earlier date); and
(e)    no Default or Event of Default has occurred which is continuing.

Exhibit H - 4

7.    Notice. All notices, requests and other communications to any party hereunder shall be given in the manner set forth in Section 9.01 of the Credit Agreement. The initial notice address for Additional Lender shall be [__________________].
8.    Benefit of Agreement. This Additional Lender Agreement and the other documents that may be required pursuant hereto shall be binding upon and inure to the benefit of and be enforceable by the respective permitted successors and assigns of the parties hereto, provided that the Borrower Representative may not assign or transfer any of its interest hereunder or thereunder without the prior written consent of the Administrative Agent and Additional Lender.
9.    Amendment and Waiver. Neither this Additional Lender Agreement nor any terms hereof, may be amended, supplemented or modified except in accordance with the provisions of Section 9.02 of the Credit Agreement.
10.    Loan Document. On and after the Joinder Effective Date, this Additional Lender Agreement and the Additional Lender Note (if delivered pursuant hereto) are Loan Documents for all purposes of the Credit Agreement and the other Loan Documents.
11.    Entire Agreement. The Additional Lender Note, this Additional Lender Agreement, the Credit Agreement and the other Loan Documents embody the entire agreement and understanding between the Borrower Representative, the Administrative Agent and Additional Lender and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof and may not be contradicted by evidence of prior or contemporaneous agreements of the parties. There are no unwritten oral agreements between the parties.
12.    Counterparts. This Additional Lender Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Additional Lender Agreement by any Electronic System shall be effective as delivery of a manually executed counterpart of this Additional Lender Agreement.
13.    Further Assurances. The Borrower Representative and Increasing Lender agree to execute, acknowledge, deliver, file and record such further certificates, instruments and documents, and to do all other acts and things as may be reasonably requested by the Administrative Agent as reasonably necessary or advisable pursuant to this Additional Lender Agreement or the Credit Agreement.
14.    Governing Law. This Additional Lender Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the internal laws of the State of New York and, to the extent controlling, laws of the United States of America.
15.    Joinder Effective Date. This Additional Lender Agreement shall be effective upon the date (the “Joinder Effective Date”) specified by the Administrative Agent below its signature below.
16.    Miscellaneous. The provisions of Sections 9.09 (other than clause (a) thereof) and 9.10 of the Credit Agreement are incorporated by reference herein and made a part hereof.
17.    Severability. Any provision of this Additional Lender Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining

Exhibit H - 5

provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Exhibit H - 6

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Joinder Effective Date.

[●]

By:
Name:
Title:

[ADDITIONAL LENDER]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as the Administrative Agent

By:
Name:
Title:

Joinder Effective Date:
, 201___.

Exhibit H - 7

ACKNOWLEDGMENT AND REAFFIRMATION
Each of the undersigned Loan Guarantors, as applicable (collectively, the “Reaffirmation Parties”) hereby acknowledges and agrees to the foregoing terms and provisions. Each of the Reaffirmation Parties hereby ratifies, confirms, and reaffirms all of its representations, warranties and covenants contained in the Credit Agreement and the other Loan Documents to which it is a party. Each of the Reaffirmation Parties, as debtor, grantor, pledgor, guarantor, assignor, or in any other similar capacity in which such Reaffirmation Party grants liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby (a) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party (after giving effect hereto) and (b) to the extent such Reaffirmation Party granted liens on or security interests in any of its property pursuant to any such Loan Document as security for or otherwise guaranteed the Obligations under or with respect to the Loan Documents, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby.
[Signature Pages Follow]

Exhibit H - 8

[REAFFIRMATION PARTIES]

By:
Name:
Title:

Exhibit H - 9